Form 10-K405, Exhibit 13
period 1995-12-31
FIRST KNOX BANC CORP
filed 1996-03-28
CIK 756899

                                                                      Exhibit 13


                               1995 ANNUAL REPORT




                          [LOGO] FIRST-KNOX BANC CORP.

                                  [PICTURE 1]

          Table of Contents
          ============================================================
          Financial Highlights                                       2

          Letter to Shareholders                                     3

          Highlights of 1995                                         6

          Consolidated Financial Statements                         11

          Financial Review                                          35

          Directors/Officers                                        50

          Shareholder Information/Offices                           52

                        First-Knox Banc Corp. 1995 Annual Report

                                FINANCIAL HIGHLIGHTS

COMPARATIVE BALANCES

                                                                                 Percent
(in thousands of dollars)                          1995            1994          Change
----------------------------------------------------------------------------------------
Assets........................................   $496,899        $467,191          6.4%
Deposits......................................    404,067         377,180          7.1%
Loans and Leases..............................    330,641         304,168          8.7%
Investments...................................    131,988         131,211          0.6%
Borrowings....................................     41,401          46,172       (10.3)%
Shareholders' Equity..........................     46,659          40,832         14.3%
Net Income....................................      5,709           5,164         10.6%
Cash Dividends................................      1,751           1,527         14.7%
Trust Department Assets.......................     82,696          78,157          5.8%

FACILITIES AND STAFF
Banking Offices...............................         12              12
Total Staff...................................        256             264

COMPARATIVE STOCK DATA

                                              Per Share Data
                      ------------------------------------------------------------------
                                    1995                               1994
                      ----------------------------       -------------------------------
                        Market Price       Cash             Market Price         Cash
                       High        Low   Dividends        High        Low      Dividends
                      ------     ------  ---------       ------      ------    ---------
First Quarter         $21.75     $20.50     $.11         $16.91      $15.48       $.10
Second Quarter         21.88      20.91      .11          21.67       16.67        .10
Third Quarter          25.00      21.00      .12          22.86       20.50        .10
Fourth Quarter         26.50      24.00      .15          23.00       20.50        .12

                                                                                 Percent
                                                   1995            1994          Change
----------------------------------------------------------------------------------------
Year-End Market Price.........................     $25.00          $21.00         19.0%
Year-End Book Value...........................      13.11           11.23         16.7%
Fully-Diluted Earnings Per Share..............       1.57            1.41         11.3%
Price Earnings Ratio..........................      15.9x           15.0x
Cash Dividend Payout Ratio....................      30.7%           29.6%
Number of Shareholders........................      1,404           1,327          5.8%
Average Shares Outstanding
  Primary.....................................  3,636,914       3,669,468
  Fully Diluted...............................  3,639,609       3,672,390
Stock Split/Stock Dividend....................       100%              5%


     The stock of First-Knox Banc Corp. was traded locally over-the-counter through registered brokers McDonald & Company and The Ohio Company until March 29, 1994. The range of market price through that date was compiled from data provided by the brokers based on limited trading. On March 30, 1994, the stock began trading on the NASDAQ National Market under the symbol "FKBC." The market prices represent quotations between dealers without adjustment for retail markups, markdowns, or commissions and may not necessarily represent actual transactions. All per share data has been restated to give retroactive effect to the two for one stock split in the form of a 100% stock dividend in 1995 and a 5% stock dividend in 1994.

     The ability of the Corporation to pay cash dividends is based upon receiving dividends from its bank subsidiaries. See Note 14 to the consolidated financial statements regarding regulatory restrictions.


                                       2                                 Page 25

                    First-Knox Banc Corp. 1995 Annual Report


                             LETTER TO SHAREHOLDERS

     As we approach our 150th anniversary in 1997, we are proud of the accomplishments of First-Knox Banc Corp. and the individuals who made it happen. The past year economically can be described as one of decreasing interest rates and margins with uncertain government fiscal responsibility. First-Knox, however, continued its goal of consistency in performance by posting net earnings 10.6% higher than the previous year.

     Assets of the Corporation increased 6.4% and shareholders' equity increased 14.3% over last year. Shareholders received a two-for-one stock split in the form of a 100% stock dividend in 1995, marking the thirtieth consecutive year in which a stock dividend or split has been issued. The market price of the Corporation's stock appreciated approximately 19% in 1995, following an increase of 35.7% in 1994. Cash dividends paid by the Corporation increased 14.7%. A review of our earnings performance is provided in greater detail beginning on page thirty-five, and the following graphs are provided for a quick overview of performance in the last five years.

[PHOTO]

Carlos E. Watkins, President and Chief Executive Officer (left), and Willam A. Stroud, Chairman of the Board.

    Many initiatives started earlier in the nineties came to fruition in 1995. The new and renovated main office in Mount Vernon was completed with June open houses conducted for employee families, shareholders, customers, and the community. The new facilities not only provide for better customer access and enhanced service environment, but also encouragement for other businesses to invest in the downtown area of Mount Vernon. Five years ago, a major investment was made in computer technology, and today we are continuing to see the benefits of that investment.

     During the past year, many "firsts" were recorded by First-Knox Banc Corp. In January, an open house at our Danville Office celebrated the opening of the new drive-in facility and the first MAC(R) machine in the community. For the first time, our Annual Shareholders meeting was held in the auditorium of the
R. R. Hodges

                                       3                                 Page 26

                    First-Knox Banc Corp. 1995 Annual Report


Chapel/Fine Arts Center at the Mount Vernon Nazarene College. In late spring, a voice response system was implemented providing our customers with another 24-hour service delivery mechanism. The centralization of loan operations for First-Knox National Bank began during the summer and late fall, and a portion of the operations from the Farmers and Savings Bank was consolidated allowing them to offer check imaging to their customers. The Corporation filed its first electronic Form 10-Q with the SEC in November. Just as we began the year with a construction project, we ended the year with the installation of a new drive-in and ATM at our Edison Office.

                                   NET INCOME
                            (in millions of dollars)

                                   [CHART 1]

     On the cover of the 1995 annual report are photographs depicting the interface of individuals and the computer chip. Technology and the Internet were at the forefront of the news in 1995, dominating share and fund performance in the stock market and changing corporate strategic plan directions. The ability to collect and distribute information without geographic boundaries or time limitations changes the way we all do business, and forces us to consider the implications of cyberspace. It does not help that electronic technology is not foolproof, more expensive than anticipated, and changes faster than a speeding bullet. However, we must stay abreast and be involved in new developments. Many people believe the developments in electronic banking are more significant to the industry than the current wave of mergers, interstate banking, federal deposit insurance, or Glass-Steagall reform.

                             FULLY-DILUTED EARNINGS
                             PER SHARE (in dollars)

                                   [CHART 2]

     First-Knox has always been an innovator and has used technology as an active ingredient in the process. However, individual to individual service remains the cornerstone to our success. Technology is a resource to provide customers with higher quality, lower cost, products and services. Our past belief in "high tech, high touch" service is still a valid objective in a world where values change daily. Our customers have indicated that the two most critical factors in providing service to them are responsiveness and competence. Upgrading our organization through technological advancements will enable us to continue providing the convenient and quality service that they have come to expect.

                                       4                                 Page 27

                    First-Knox Banc Corp. 1995 Annual Report



     Today, banks are losing customers to non-bank competitors. To thrive in the future, we must find ways to enhance current revenues and create new sources of revenue, as well as to control costs. In addition, we must provide value in product and quality to our customers. The affiliate banks of First-Knox continually look for new ways to serve our markets and to encourage growth within the communities we serve. An example of this would be the participation of James McClure, Chairman of Farmers and Savings Bank, in assisting local development efforts in attracting a corporation to the Perrysville industrial park. Knowing our communities and customers well and providing them with the financial services they need are the primary keys to providing our shareholders with the greatest potential for continued future earnings growth.

                                 CASH DIVIDENDS
                           (in thousands of dollars)

                                   [CHART 3]

     During 1995, Mr. J. Robert Purdy retired from the Board of First-Knox Banc Corp. Mr. Purdy was one of the charter Board members of the Corporation and served both the holding company and First-Knox National Bank for a period spanning thirty-plus years. We will miss Mr. Purdy's wise counsel and support.

     Our success in the past has been a result of the foresight and hard work of the directors, officers, and staff of First-Knox and its affiliates. Our future success also lies in their hands and their ability to provide customers with superior service and shareholders with continued investment value. With your continued support in the future, the opportunities for First-Knox Banc Corp. remain unlimited.



     /s/ Willam A. Stroud                       /s/ Carlos E. Watkins

     Chairman of the Board              President and Chief Executive Officer


                                       5                                 Page 28

                    First-Knox Banc Corp. 1995 Annual Report




                               HIGHLIGHTS OF 1995


     It is seemingly paradoxical, but to get a glimpse of our future, we need to look at our past, see where we have been, and then view our recent accomplishments as a midpoint in a time line. Only then can we appreciate the ever-increasing pace of change and create methodologies that will serve us well into the future.

     Even back in 1850, when the bank was just beginning to be recognized as a financial leader, the simple agrarian life was undergoing a transformation. Population grew, railroads compressed time and distance, governments grew, and the economy evolved.

     News of events that influence our economy that used to take days to receive now travels in time measured in nanoseconds. As improved technologies fuel the fires of change, they also provide the means to create innovative responses to changing needs.

                                    [PHOTO]

Stephen M. Franko and Michelle R. Winings, LifeLink Investment Representatives,
    reviewing product alternatives with James E. McLaughlin, Manager of the
                               Bellville Office.


 Express-Line was introduced to First-Knox and Farmers customers to meet mounting demands for account information and other routine inquiries by telephone. Express-Line, a fully automated, computer response system, provides answers, permits funds transfers, and functions as a message center . . . all in a confidential manner, anytime of the day or night. In addition to providing the customer with timely information delivery, Express-Line has allowed our service representatives to utilize their time more productively. Response to this new service went beyond our expectations as Express-Line now handles an average of 200 inquiries daily.

                                  TOTAL ASSETS
                            (in millions of dollars)

                                   [CHART 4]

     Another new technology-based service was the offering of the MAC(R) prepaid long-distance telephone card. This enables individuals and businesses to control their long distance costs, while enjoying a guaranteed single low rate for all long distance calls anywhere within the continental USA. It is simple to use, ends the confusion over rates and conditions, does not require changing carriers, and can be replenished by telephone.

     A variety of new investment opportunities were created in 1995. Timed to capitalize on market uncertainties, the 9-Month

                                       6                                 Page 29

                    First-Knox Banc Corp. 1995 Annual Report



Advantage, the 18-Month Market Plus, and the Super 6 certificates were received with enthusiasm. First offered in August, the Super 6 certificate generated deposits of $8 million, of which over $3 million was new money.

     Making housing affordable to all, a long term bank objective, came closer to realization late in the year with approval to offer VA and FHA mortgage loans. These two federally-guaranteed programs allow us to provide mortgage loans with no or minimal down payments to the homebuyers in the communities we serve.

     Mortgage loan service also was expanded for commercial borrowers with the development of a Personal Reserve Account for businesses. We are one of a very few institutions to create such a program. Similar to our consumer PRA, the business PRA will allow the business person to borrow up to 70% of the equity in their commercial real estate.

                                    [PHOTO]

                      Cuddles, the First-Knox bear mascot.

     The "Business Manager," a new service for business and industry, was first offered in the third quarter of the year. It provides complete management of accounts receivable, including billing and collections. This enables a company to improve cash flow for reinvestment, debt reduction, inventory expansion, and other such purposes. Initial reaction, particularly from small businesses, has been very positive.

     Around the time of the Civil War, a busy day at the bank saw as many as 15 transactions being recorded...all in pen and ink. Today our thirteen MAC(R)automated teller machines execute almost 1,500 transactions daily.

     The volume of information that must be recorded and reported has increased, and will continue to increase, at a tremendous rate. This is attributable to the expansion of product offerings, the proliferation of regulatory demands, and customer desire for "no waiting" service, as well as normal growth.

                                       7                                 Page 30

                    First-Knox Banc Corp. 1995 Annual Report



     Increased productivity, capacity enlargement, and cost effectiveness were the main objectives of our information system upgrades in 1995. Our facilities are now linked with fiber optics which enables the movement of more information at a faster pace. Check processing has become more efficient with the addition of enlarged optical storage, amount recognition readers, and the conversion of Farmers and Savings Bank to check imaging.

     Our computerized audit program was enhanced and account coding software added to fulfill regulatory requirements. All offices now have central computer connections to standardize and facilitate commercial loan applications. Laptop computers also are being used to expedite off-site mortgage applications.

                                    [PHOTO]

    Ian Watson, Vice President, and Rebecca K. Rodeniser, Operations Officer, reviewing a research item on one of the high resolution VGA monitors in the proof department.


     The Securities and Exchange Commission has developed an electronic filing system called EDGAR (Electronic Data Gathering Analysis and Retrieval). Implementation of the system began with the filing of our first electronic report in November. EDGAR filings ultimately will result in simultaneous filing with the SEC, state securities commissions, and self-regulatory organizations, such as NASDAQ. Once fully implemented, investors will be able to access a complete database of financial information.

     Starting with the creation of the Federal Reserve System in 1915, the need for greater financial knowledge has increased. Today, with the expansion of traditional and non-traditional services and legal complexities, the need for staff education and training has become of paramount importance.

     Our "lunch and learn" program presented a variety of topics, including trusts, pension plans, alternative investments, and stress management. More formal training sessions were conducted regarding IRA's, the MAC(R) Phone Card, ramifications of the Bank Secrecy Act, and Fair Lending compliance.

                                       8                                 Page 31

                    First-Knox Banc Corp. 1995 Annual Report



     American Institute of Banking classes on "Principles of Banking," "Consumer Lending," and "Check Cashing Guidelines," were offered to all employees. Seven employees were sent to Ohio Banking Association schools, while numerous others attended various job-related seminars. W. Douglas Leonard, Vickie A. Sant, and Kimberly S. Miller who qualified for tuition reimbursement by the bank, completed their bachelors degree under the Mount Vernon Nazarene College EXCEL program.

                              SHAREHOLDERS' EQUITY
                            (in millions of dollars)

                                   [CHART 6]

     With the advent of Windows 95 and other associated software, personal computer training was accelerated. Also, a number of employees participated in our 10% reimbursement program for the purchase of personal computer hardware and software.

     Industry leadership and community involvement always have been part of our founder's vision of the future. Henry B. Curtis, our first president, was very instrumental in the formation of the Ohio Bankers Association and served as its first vice president 135 years ago. It was appropriate to our tradition when our current president, Carlos Watkins, took office as president of that organization in October. William A. Stroud, Chairman, served as president of the Ohio Bankers Association in 1977.

     Earlier in the year, Mr. Watkins was honored by his appointment to the Fourth District Community Bank Advisory Council of the Federal Reserve Board. Cheri L. Butcher, Assistant Vice President, was a graduate of the first class of the Ohio Bankers Association Leadership School, and was further honored by being named as Employee of the Year at First-Knox National Bank.

     Community outreach efforts took on new dimensions in 1995. LifeLink investment seminars were held in branch communities. William C. Brunka, Vice President, Retail Loan and Compliance Officer, was co-chairman of family budget education sponsored by the Knox County Resource Group. First-Knox National Bank subsequently became the lead bank in an affordable housing grant application submitted by the same organization.

                                    [PHOTO]

 The 1995-96 Ohio Bankers Association President Carlos E. Watkins and his wife
                Bunny on the cover of the Ohio Banker magazine.


                                       9                                 Page 32

                    First-Knox Banc Corp. 1995 Annual Report



     First-Knox also became the lead bank in financing community projects, including the Dan Emmett House Hotel and Conference Center in Mount Vernon, and the Hamilton Hills housing development in Bellville.

     Participation in local community events was at an all-time high with the addition of sponsoring "Business After Hours" for the Mount Vernon/Knox County Chamber of Commerce. Once again, the First-Knox Classic world-class cycling event was a highlight of the summer.

     First-Knox closed out the year with a public outreach in cyberspace with its own home page on the Internet through the Knox Net!

     From our beginnings in the Curtis home, the bank has grown, both in size and in the number of services provided. The new Main Office addition, which officially opened in June, is a reflection of that progress.

                                    [PHOTO]

Carlos E. Watkins, President (right), and David R. Irvin, Vice President (left), in the trust department's new location on the first floor of the new Main
                                    Office.

     Opening celebrations at this five-level, 40,000 square foot facility attracted crowds of more than 1,500. This tangible representation of our commitment to customer convenience and service was also reflected in the complete remodeling of our Fredericktown Office.

                              BOOK VALUE PER SHARE
                                  (in dollars)

                                   [CHART 7]

     Customer convenience was a major consideration at our drive-in facilities in Danville. The entrance way was relocated to South Market Street to alleviate traffic congestion, a second window was added, and a MAC(R) teller machine was installed.

     Successful utilization of all of our resources, human and technological, anticipating the needs of our community, and fulfilling those needs in a productive, effective, and profitable manner made 1995 a very eventful year.


                                       10                                Page 33

                    First-Knox Banc Corp. 1995 Annual Report

                           CONSOLIDATED BALANCE SHEETS

December 31, 1995 and 1994
(In thousands of dollars except per share data)                  1995         1994
-------------------------------------------------------------------------------------
ASSETS
Cash and deposits with banks (Note 9) .....................   $  17,012    $  18,110
Federal funds sold ........................................       3,400
                                                              ---------    ---------
            Total cash and cash equivalents ...............      20,412       18,110
Investment securities available for sale,
      at fair value (Notes 2 and 8) .......................      94,694       33,804
Mortgage-backed securities available for
      sale, at fair value (Notes 2 and 8) .................      37,294       42,657
Investment securities held to maturity
      (fair value approximates $51,847) (Note 2) ..........                   54,750
                                                              ---------    ---------
            Total investment and
                  mortgage-backed securities ..............     131,988      131,211
Loans and lease financing (Notes 3 and 8) .................     330,641      304,168
Less allowance for loan and
      lease losses (Note 4) ...............................      (4,166)      (3,876)
                                                              ---------    ---------
            Net loans and lease financing .................     326,475      300,292
Premises and equipment, net (Note 5) ......................      10,993       10,035
Accrued interest receivable and other assets ..............       7,031        7,543
                                                              ---------    ---------
            TOTAL ASSETS ..................................   $ 496,899    $ 467,191
                                                              =========    =========

LIABILITIES
Deposits (Note 6) .........................................   $ 404,067    $ 377,180
Short-term borrowings (Note 7) ............................       7,986       11,452
Long-term debt (Note 8) ...................................      33,415       34,720
Accrued interest payable and other liabilities ............       4,772        3,007
                                                              ---------    ---------
            TOTAL LIABILITIES .............................     450,240      426,359
                                                              ---------    ---------

Commitments and Contingencies (Note 9)

SHAREHOLDERS' EQUITY
Common stock, par value $3.125 per share; 6,000,000
 shares authorized; 3,650,225 shares issued in 1995 and
      1,818,250 shares issued and outstanding in 1994 .....      11,407        5,682
Paid-in capital ...........................................      24,042       23,864
Retained earnings .........................................      11,187       12,922
Net unrealized holding gains (losses) on
      securities available for sale (Note 1) ..............       1,912       (1,636)
Common stock in treasury, 89,965 shares at cost ...........      (1,889)
                                                              ---------    ---------
            TOTAL SHAREHOLDERS' EQUITY ....................      46,659       40,832
                                                              ---------    ---------
            TOTAL LIABILITIES AND
              SHAREHOLDERS' EQUITY ........................   $ 496,899    $ 467,191
                                                              =========    =========

The accompanying notes are an integral part of these financial statements.

                    First-Knox Banc Corp. 1995 Annual Report

                        CONSOLIDATED STATEMENTS OF INCOME

For the three years ended December 31, 1995
(In thousands of dollars except per share data)          1995          1994         1993
-------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases .              $    28,854    $   25,238   $   24,960
Interest on investment and
      mortgage-backed securities
            Taxable ...................                    5,214         4,477        4,293
            Tax exempt ................                    2,792         2,800        1,831
Interest on federal funds sold ........                      228            79          208
                                                     -----------    ----------   ----------
            Total interest income .....                   37,088        32,594       31,292
                                                     -----------    ----------   ----------

INTEREST EXPENSE
Interest on deposits (Note 6) .........                   15,158        11,800       12,023
Interest on short-term borrowings .....                      390           349          347
Interest on long-term debt ............                    1,951         1,478          327
                                                     -----------    ----------   ----------
            Total interest expense ....                   17,499        13,627       12,697
                                                     -----------    ----------   ----------
                  NET INTEREST INCOME .                   19,589        18,967       18,595

PROVISION FOR LOAN AND
      LEASE LOSSES (NOTE 4) ...........                      584           638        1,124
                                                     -----------    ----------   ----------
NET INTEREST INCOME AFTER PROVISION
      FOR LOAN AND LEASE LOSSES .......                   19,005        18,329       17,471
                                                     -----------    ----------   ----------

OTHER INCOME
Trust department income ...............                      702           588          521
Customer service fees and commissions .                    2,315         1,926        1,758
Loan sale gains .......................                       27            29           70
Securities gains (losses), net ........                      (20)           11           15
Other operating income ................                      103           193          101
                                                     -----------    ----------   ----------
            Total other income ........                    3,127         2,747        2,465
                                                     -----------    ----------   ----------

OTHER EXPENSES
Salaries and benefits (Notes 10 and 11)                    7,081         6,756        6,378
Occupancy expenses ....................                    2,121         1,825        1,636
Other operating expenses (Note 12) ....                    5,656         6,064        5,813
                                                     -----------    ----------   ----------
            Total other expenses ......                   14,858        14,645       13,827
                                                     -----------    ----------   ----------
            INCOME BEFORE INCOME TAXES                     7,274         6,431        6,109
INCOME TAXES (Note 13) ................                    1,565         1,267        1,443
                                                     -----------    ----------   ----------
            NET INCOME ................              $     5,709    $    5,164   $    4,666
                                                     ===========    ==========   ==========
EARNINGS PER COMMON SHARE (Note 1)
            Primary ...................              $      1.57    $     1.41   $     1.37
                                                     ===========    ==========   ==========
            Fully diluted .............              $      1.57    $     1.41   $     1.33
                                                     ===========    ==========   ==========
WEIGHTED AVERAGE SHARES (Note 1)
            Primary ...................                3,636,914     3,669,468    3,397,196
                                                     ===========    ==========   ==========
            Fully diluted .............                3,639,609     3,672,390    3,604,154
                                                     ===========    ==========   ==========

The accompanying notes are an integral part of these financial statements.

                                       12
                                                                         Page 35

                    First-Knox Banc Corp. 1995 Annual Report

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY

                                                                                          Net Unrealized
                                                                                           Holding Gain
                                             Number Of                                      (Loss) On                   Total
For the three years ended                     Common                                        Securities                  Share-
December 31, 1995 (In thousands               Shares       Common     Paid-In     Retained   Available   Treasury      holders'
of dollars except per share data)           Outstanding    Stock      Capital     Earnings   For Sale      Stock       Equity
------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1993 ............     1,413,703    $ 4,418    $ 13,659    $ 12,038                             $ 30,115
Net income .............................                                            4,666                                4,666
Issuance of shares under the
      dividend reinvestment plan .......        11,888         37         315                                              352
Issuance of shares upon conversion
      of 8.5% subordinated debentures ..       209,881        656       3,879                                            4,535
Issuance of shares under the employee
      retirement savings plan ..........         1,734          6          51                                               57
Cash dividends declared,
      $.37 per share ...................                                           (1,302)                              (1,302)
5% stock dividend ......................        81,773        255       2,260      (2,515)
                                             ---------   --------    --------    --------     -------    -------      --------

BALANCES AT JANUARY 1, 1994 ............     1,718,979      5,372      20,164      12,887                               38,423
Net income .............................                                            5,164                                5,164
Issuance of shares under the
      dividend reinvestment plan .......         6,797         21         218                                              239
Issuance of shares under the employee
      retirement savings plan ..........         3,423         11         103                                              114
Issuance of shares for stock
      options exercised ................         2,499          8          47                                               55
Cash dividends declared,
      $.42 per share ...................                                           (1,527)                              (1,527)
Net unrealized holding gain (loss)
      on securities available for sale
            At January 1, 1994 .........                                                     $    706                      706
            Change during 1994 .........                                                       (2,342)                  (2,342)
5% stock dividend ......................        86,552        270       3,332      (3,602)
                                             ---------   --------    --------    --------     -------    -------      --------

BALANCES AT JANUARY 1, 1995 ............     1,818,250      5,682      23,864      12,922      (1,636)                  40,832
Net income .............................                                            5,709                                5,709
Treasury stock purchased ...............       (45,868)                                                  $(1,926)       (1,926)
Issuance of shares under the
      dividend reinvestment plan .......         5,147         16         110                                              126
Issuance of shares under the employee
      retirement savings plan ..........           475                      2                                 10            12
Issuance of shares for stock
      options exercised ................         6,400         16          66                                 27           109
Cash dividends declared,
      $.49 per share ...................                                           (1,751)                              (1,751)
Change in unrealized holding gain (loss)
      on securities available for sale .                                                        3,548                    3,548
Two-for-one stock split in the
      form of a 100% stock dividend ....     1,775,856      5,693                  (5,693)
                                             ---------   --------    --------    --------     -------    ------       --------
BALANCES AT DECEMBER 31, 1995 ..........     3,560,260   $ 11,407    $ 24,042    $ 11,187     $ 1,912    $(1,889)     $ 46,659
                                             =========   ========    ========    ========     =======    =======      ========

The accompanying notes are an integral part of these financial statements.

                                       13
                                                                         Page 36

                    First-Knox Banc Corp. 1995 Annual Report

                           CONSOLIDATED STATEMENTS OF
                                   CASH FLOWS

For the three years ended December 31, 1995
(In thousands of dollars)                                       1995         1994       1993
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ................................................   $  5,709    $  5,164    $  4,666
Adjustments to reconcile net income to net
      cash provided by operating activities
            Provision for loan and lease losses ...........        584         638       1,124
            Depreciation, accretion, and amortization .....      1,004       1,199       1,401
            Market loss on loans held for sale ............                    121
            Securities (gains) losses .....................         20         (11)        (15)
            Loan sale gains ...............................        (27)        (29)        (70)
            Deferred income tax expense (benefit) .........          5                    (160)
            (Increase) decrease in interest receivable ....       (354)       (398)        259
            Increase (decrease) in interest payable .......        704         234        (133)
            Increase in net deferred loan costs ...........        (37)        (55)       (201)
            Change in other assets and liabilities, net ...       (239)     (1,092)       (142)
                                                              --------    --------    --------
                  Net cash provided by operating activities      7,369       5,771       6,729
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment and
      mortgage-backed securities held to maturity .........     (1,351)    (17,135)    (37,313)
Purchases of investment and mortgage-backed
      securities available for sale .......................    (27,617)    (26,112)
Proceeds from sales of investment and
      mortgage-backed securities available for sale .......     17,560
Proceeds from calls, payments, and maturities of
      investment and mortgage-backed
      securities held to maturity .........................      3,109       4,321      32,147
 Proceeds from calls, payments, and
      maturities of investment and mortgage-
      backed securities available for sale ................     13,099      15,959
Net increase in loans and leases ..........................    (28,318)    (16,824)    (22,156)
Proceeds from sale of loans ...............................      1,578       3,113       7,046
Expenditures for premises and equipment ...................     (1,944)     (4,551)     (1,904)
Proceeds from sales of other real estate owned ............         52                     217
                                                              --------    --------    --------
                  Net cash applied to investing activities     (23,832)    (41,229)    (21,963)
                                                              --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposit accounts ...............     26,887        (997)     15,883
Net increase (decrease) in short-term borrowings ..........     (3,466)     (2,053)      4,980
Proceeds from long-term debt ..............................      5,000      30,110       6,000
Payments on long-term debt ................................     (6,305)     (1,290)       (499)
Issuance of common stock ..................................        247         408         409
Purchase of treasury shares ...............................     (1,926)
Cash dividends paid .......................................     (1,672)     (1,468)     (1,218)
                                                              --------    --------    --------
                  Net cash provided by financing activities     18,765      24,710      25,555
                                                              --------    --------    --------

NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS ................................      2,302     (10,748)     10,321
CASH AND CASH EQUIVALENTS AT JANUARY 1 ....................     18,110      28,858      18,537
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31 ..................   $ 20,412    $ 18,110    $ 28,858
                                                              ========    ========    ========


The accompanying notes are an integral part of these financial statements.

                                       14
                                                                         Page 37

                    First-Knox Banc Corp. 1995 Annual Report

                            NOTES TO THE CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1995

NOTE 1 - SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

      First-Knox Banc Corp. (the Corporation), a two-bank holding company, provides a broad range of banking, financial, and fiduciary services. Its principal subsidiaries, The First-Knox National Bank (First-Knox) and The Farmers and Savings Bank (Farmers), operate predominantly in the central Ohio counties of Knox, Morrow, Holmes, Ashland, and Richland. The banks' primary services include accepting demand, savings, and time deposits; making commercial, industrial, real estate, and consumer loans; and providing trust services.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The following is a summary of the significant accounting policies followed in the preparation of the consolidated financial statements.

CONSOLIDATION POLICY

     The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, First-Knox and Farmers. All significant intercompany transactions and balances have been eliminated.

INDUSTRY SEGMENT INFORMATION

      The Corporation is engaged in the business of banking, which accounts for substantially all of its revenues and assets.

INVESTMENT SECURITIES

      Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires corporations to classify certain debt and equity securities as held to maturity, trading or available for sale. The initial effect of adopting SFAS 115 on January 1, 1994 was an increase in shareholders' equity of $706,000, representing the net unrealized gains on securities classified as available for sale, net of the related tax effect.

      Securities classified as available for sale are carried at fair value. Net unrealized gains and losses are reflected as a separate component of shareholders' equity, net of tax effects. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention of such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale.

      Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Securities classified as held to maturity are those management has the positive intent and ability to hold to maturity. Trading securities are those purchased principally to sell in the near term and are carried at fair value,with unrealized holding gains and losses reflected in earnings. The Corporation does not have trading securities.

                                                                     (Continued)

                                       15
                                                                         Page 38

                    First-Knox Banc Corp. 1995 Annual Report

     Prior to the adoption of SFAS 115, the Corporation recorded investment securities at amortized cost. Marketable equity securities were carried at the lower of cost or estimated market value in the aggregate.

     Realized gains and losses on disposition are based on net proceeds and the adjusted carrying amount of the security sold, using the specific identification method.

INTEREST AND FEES ON LOANS AND LEASES

     Interest on loans and leases is recognized on the interest method. The accrual of interest on loans is suspended when, in management's opinion, the collection of all or a portion of the interest has become doubtful. When a loan is placed on non-accrual status, accrued and unpaid interest at risk is charged against income. Payments received on non-accrual loans are applied against principal until recovery of the remaining balance is reasonably assured.

     Loan fees and direct costs associated with originating or acquiring loans and leases are deferred and recognized over the life of the related loan or lease, as an adjustment of the yield.

CONCENTRATIONS OF CREDIT RISK

     The Corporation, through its subsidiary banks, grants residential, consumer, and commercial loans to customers located primarily in the central Ohio counties of Knox, Morrow, Holmes, Ashland, and Richland. In addition, the Corporation is in the business of commercial and consumer leasing. Commercial loans, residential real estate loans, consumer loans, and leases comprise 31.1%, 46.3%, 22.1%, and 0.5% of total loans and leases, respectively, at December 31, 1995.

     The Corporation, in the normal course of business, makes commitments to extend credit which are not reflected in the financial statements. A summary of these commitments is discussed in Note 9.

LOANS HELD FOR SALE

     Real estate loans held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

ALLOWANCE FOR LOAN AND LEASE LOSSES

     Because some loans and leases may not be repaid in full, an allowance for loan and lease losses is recorded. Increases to the allowance are recorded by a provision charged to expense. Estimating the risk of loss and the amount of loss on any loan or lease is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial positions and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. A loan or lease is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     Statements of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" became effective January 1, 1995, and require

                                                                     (Continued)

                                       16
                                                                         Page 39

                    First-Knox Banc Corp. 1995 Annual Report

recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Changes in the carrying value of impaired loans due to changes in estimates of future payments or the passage of time are reported as increases or decreases in the provision for loan losses. The effect of adopting these standards in 1995 was not material.

      Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity, and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the asset. Maintenance and repairs are charged to expense as incurred, and major improvements are capitalized.

OTHER REAL ESTATE

      Real estate acquired through foreclosure or deed in lieu of foreclosure is included in other assets at the lower of cost or fair value, less estimated costs to sell. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Costs incurred to carry other real estate are charged to expense.

      Other real estate owned totaled $92,000 and $144,000 at December 31, 1995, and 1994, respectively.

INTANGIBLES

      Intangible assets arising from branch and bank acquisitions, and included with other assets in the accompanying consolidated balance sheet, are summarized as follows at December 31, 1995, net of accumulated amortization:

              Goodwill                              $ 416,000
              Core deposit intangibles                653,000

      Goodwill is being amortized using the straight-line method over periods of up to fifteen years. Core deposit intangibles are being amortized using various methods over periods of up to fifteen years for intangibles arising from acquisitions prior to 1989, and over ten years for branch acquisitions in 1989. Amortization of goodwill and core deposit intangibles totaled $240,000, $248,000, and $256,000 in 1995, 1994, and 1993, respectively.

                                                                     (Continued)

                                       17
                                                                         Page 40

                    First-Knox Banc Corp. 1995 Annual Report

INCOME TAXES

      Beginning in 1993, the Corporation adopted SFAS 109, "Accounting for Income Taxes." The Corporation records income tax expense based upon the amount of tax due on its tax return plus deferred taxes computed based upon the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The cumulative effect of the adoption of SFAS 109 as of January 1, 1993, was not material.

STATEMENT OF CASH FLOWS

      For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold, all of which have original maturities of 90 days or less.

      The Corporation paid interest of $16,795,000, $13,393,000, and $12,830,000 for the years ended December 31, 1995, 1994, and 1993, respectively. Cash paid for income taxes was $1,477,000, $1,378,000, and $1,958,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      The Corporation adopted stock option and stock appreciation rights plans in 1995 and 1990. Stock options and stock appreciation rights may be granted at a price not less than the fair market value of the stock at the date of the grant. Stock options are reflected as common stock and paid-in capital when exercised, in an amount equal to the option price received. Any benefit associated with the tax deduction received for the difference between the fair market value at the date of exercise and the option price is recorded as paid-in capital. Compensation expense associated with stock appreciation rights granted is accrued based on the increase in the value of the underlying common shares.

EARNINGS AND DIVIDENDS DECLARED PER SHARE

      Primary earnings per share is computed based on the weighted average shares outstanding during the year plus common equivalent shares arising from dilutive stock options, using the treasury method. Fully-diluted earnings per share reflects additional dilution related to stock options due to the use of the market price at the end of the period when higher than the average price for the period. For 1993, the computation of fully-diluted earnings per share further assumes adding the after-tax interest cost of the convertible, subordinated debentures to net income and dividing the result by the fully-diluted weighted average shares outstanding during the year. Fully-diluted shares related to the debentures are calculated assuming the conversion of each $1,000 of debentures outstanding for 97.24 shares of common stock at the beginning of 1993. All of the outstanding debentures were redeemed or converted as of June 17, 1993. The calculation of fully-diluted weighted average shares outstanding is adjusted for the actual debentures converted.

      In July, 1995, the Corporation declared a two-for-one stock split in the form of a 100% stock dividend. The related shares were distributed September 1, 1995, to shareholders of record on August 18, 1995. This was recorded by transferring the par value of the shares issued from retained earnings to common stock. The Corporation declared 5% stock dividends in 1994 and 1993. These stock dividends were recorded by transferring the fair market value of the shares issued from retained earnings to common stock and paid-in capital. All per share data has been retroactively adjusted for the stock split and stock dividends declared.

FINANCIAL STATEMENT PRESENTATION

Certain items in the 1994 and 1993 financial statements have been reclassified to correspond with the 1995 presentation.

                                       18
                                                                         Page 41

                    First-Knox Banc Corp. 1995 Annual Report

NOTE 2 - INVESTMENT SECURITIES AND
MORTGAGE-BACKED SECURITIES

      The amortized cost and estimated fair values of investment and mortgage-backed securities available for sale are summarized as follows at December 31, 1995:

INVESTMENT SECURITIES                            GROSS      GROSS     ESTIMATED
AVAILABLE FOR SALE                   AMORTIZED UNREALIZED UNREALIZED    FAIR
(IN THOUSANDS OF DOLLARS)              COST      GAINS      LOSSES      VALUE
--------------------------------------------------------------------------------
U.S. Treasury securities ..........   $27,955   $  312      $   (51)   $28,216
Obligations of states and political
      subdivisions ................    53,407    1,867          (77)    55,197
Obligations of U.S. government
      corporations and agencies ...     6,932       59                   6,991
Other securities ..................     4,041      249                   4,290
                                      -------   ------      -------    -------
            TOTAL .................   $92,335   $2,487      $  (128)   $94,694
                                      =======   ======      =======    =======

MORTGAGE-BACKED SECURITIES                                      GROSS      GROSS   ESTIMATED
AVAILABLE FOR SALE                                 AMORTIZED  UNREALIZED UNREALIZED  FAIR
(IN THOUSANDS OF DOLLARS)                            COST       GAINS      LOSSES    VALUE
---------------------------------------------------------------------------------------------
GNMA certificates ...............................   $ 9,357    $  385              $ 9,742
FHLMC certificates ..............................    12,658       199    $  (23)    12,834
FNMA certificates ...............................    13,320        51       (46)    13,325
Collateralized mortgage obligations .............     1,421         1       (29)     1,393
                                                    -------   -------    ------    -------
            TOTAL ...............................   $36,756   $   636    $  (98)   $37,294
                                                    =======   =======    ======    =======

      The amortized cost and estimated fair values of investment and mortgage-backed securities available for sale and held to maturity are summarized as follows at December 31, 1994:

INVESTMENT SECURITIES                         GROSS      GROSS   ESTIMATED
AVAILABLE FOR SALE                AMORTIZED UNREALIZED UNREALIZED  FAIR
(IN THOUSANDS OF DOLLARS)           COST      GAINS      LOSSES    VALUE
---------------------------------------------------------------------------
U.S. Treasury securities ......   $28,300     $   1    $  (881)   $27,420
Obligations of U.S. government
      corporations and agencies     2,497                 (104)     2,393
Other securities ..............     3,864       127                 3,991
                                  -------     -----    -------    -------
            TOTAL .............   $34,661     $ 128    $  (985)   $33,804
                                  =======     =====    =======    =======

MORTGAGE-BACKED SECURITIES                                          GROSS         GROSS    ESTIMATED
AVAILABLE FOR SALE                                     AMORTIZED  UNREALIZED  UNREALIZED     FAIR
(IN THOUSANDS OF DOLLARS)                                COST       GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------
GNMA certificates ..................................    $ 2,946                $   (182)   $  2,764
FHLMC certificates .................................     15,663    $     54        (548)     15,169
FNMA certificates ..................................     22,710          17        (922)     21,805
Collateralized mortgage obligations ................      2,961           1         (43)      2,919
                                                        -------    --------    --------     -------
                                    TOTAL               $44,280    $     72    $ (1,695)    $42,657
                                                        =======    ========    ========     =======

                                                                     (Continued)

                                       19
                                                                         Page 42

                    First-Knox Banc Corp. 1995 Annual Report

INVESTMENT SECURITIES                                    GROSS       GROSS   ESTIMATED
HELD TO MATURITY                             AMORTIZED UNREALIZED UNREALIZED   FAIR
(IN THOUSANDS OF DOLLARS)                      COST      GAINS      LOSSES     VALUE
-----------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND
      POLITICAL SUBDIVISIONS ......           $54,750     $555      $(3,458)  $51,847
                                              =======     ====      =======   =======

      The amortized cost and estimated fair value of investments in debt securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without penalty.

                                                    AMORTIZED            ESTIMATED
(IN THOUSANDS OF DOLLARS)                              COST              FAIR VALUE
------------------------------------------------------------------------------------
Due in one year or less ........................     $ 13,807            $ 13,816
Due after one year through five years ..........       31,000              31,785
Due after five years through ten years .........       22,824              23,743
Due after 10 years .............................       24,704              25,350
                                                     --------            --------
                                                       92,335              94,694
Mortgage-backed and related securities .........       36,756              37,294
                                                     --------            --------
      TOTAL INVESTMENTS IN DEBT SECURITIES .....     $129,091            $131,988
                                                     ========            ========

      Proceeds from the sales of investment and mortgage-backed securities during 1995 were $17,580,000, resulting in gross gains of $50,000 and gross losses of $93,000. There were no sales in 1994 and 1993. Gross gains from calls of investment securities were $23,000, $11,000, and $15,000 in 1995, 1994, and 1993, respectively.

      As of December 31,1995 and 1994, securities having estimated fair values of $60,297,000 and $56,093,000, respectively, were pledged to collateralize governmental and trust department deposits and repurchase agreements (See Note
7) in accordance with federal and state requirements.

      To provide additional flexibility to meet liquidity and asset/liability management needs, the Corporation reclassified its obligations of states and political subdivisions from held to maturity to available for sale. The securities, with an amortized cost of $53,407,000, were transferred on December 31, 1995, as allowed by the SFAS 115 implementation guide issued by the Financial Accounting Standards Board. The related unrealized gain of $1.8 million is reflected, net of tax as an increase to shareholders' equity.

                                       20
                                                                         Page 43

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 3 - LOANS AND LEASE FINANCING

      Loans and leases are comprised of the following at December 31:

(IN THOUSANDS OF DOLLARS)                                    1995         1994
--------------------------------------------------------------------------------
Residential real estate loans held for sale ..........     $  5,020
Residential real estate loans ........................      147,927     $142,785
Commercial real estate loans .........................        9,548        6,233
Commercial and industrial loans ......................       88,632       79,453
Consumer and credit card loans .......................       73,137       69,286
Obligations of states and political subdivisions .....        4,678        5,291
Lease financing, net .................................        1,699        1,120
                                                           --------     --------
      TOTAL LOANS AND LEASE FINANCING ................     $330,641     $304,168
                                                           ========     ========


      Loans and leases over 90 days past due and still accruing interest approximated $862,000 and $457,000 at December 31, 1995 and 1994, respectively. Loans on non-accrual status at December 31, 1995 and 1994 approximated $197,000 and $805,000, respectively. Impaired loans were not material at December 31, 1995, or during 1995.


      Components of the investment in direct financing leases at December 31, 1995 and 1994, were as follows:

(IN THOUSANDS OF DOLLARS)                                   1995          1994
--------------------------------------------------------------------------------
Total minimum lease payments to be received ........      $ 2,012       $ 1,323
Less unearned income on leases .....................         (313)         (203)
                                                          -------       -------
            TOTAL LEASE FINANCING, NET .............      $ 1,699       $ 1,120
                                                          =======       =======


      Future minimum annual rentals under the direct-financing leases are as follows in thousands of dollars:

                        1996...................     $  421
                        1997...................        534
                        1998...................        411
                        1999...................        452
                        2000...................        194
                                                    ------
                                                    $2,012
                                                    ======


                                       21
                                                                         Page 44

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

      Activity in the allowance for loan and lease losses is summarized as follows:

(IN THOUSANDS OF DOLLARS)                       1995         1994         1993
--------------------------------------------------------------------------------
Balance, beginning of year ..............     $ 3,876      $ 3,597      $ 3,162
Provision for loan and lease losses .....         584          638        1,124
Losses charged to the allowance .........        (539)        (641)        (862)
Recoveries ..............................         245          282          173
                                              -------      -------      -------
      BALANCE, END OF YEAR ..............     $ 4,166      $ 3,876      $ 3,597
                                              =======      =======      =======


NOTE 5 - PREMISES AND EQUIPMENT

      Premises and equipment at December 31, are summarized as follows:

(IN THOUSANDS OF DOLLARS)                                       1995      1994
--------------------------------------------------------------------------------
Land .......................................................  $ 1,701   $ 1,629
Construction in progress....................................                279
Buildings ..................................................    9,229     7,798
Equipment ..................................................    7,713     7,074
                                                              -------   -------
Total premises and equipment................................   18,643    16,780
Less accumulated depreciation...............................   (7,650)   (6,745)
                                                              -------   -------
      PREMISES AND EQUIPMENT, NET ..........................  $10,993   $10,035
                                                              =======   =======

      Total depreciation expense was $1,018,000 in 1995, $716,000 in 1994, and $643,000 in 1993.

      The Corporation has annual renewable leases for certain office and business equipment. Total rental expense for renewable and noncancelable operating leases was $211,000, $202,000, and $169,000 in 1995, 1994, and 1993,
respectively. Future lease commitments are not material.


NOTE 6 - DEPOSITS

      Deposits are comprised of the following categories at December 31:

(IN THOUSANDS OF DOLLARS)                                1995             1994
--------------------------------------------------------------------------------
Non interest-bearing demand .......................    $ 54,706         $ 51,184
Interest-bearing demand ...........................      39,882           42,525
Savings ...........................................      99,133          109,675
Time ..............................................     210,346          173,796
                                                       --------         --------
      TOTAL DEPOSITS ..............................    $404,067         $377,180
                                                       ========         ========

      Time deposits of $100,000 or more included above were $36,417,000 in 1995 and $32,658,000 in 1994.


                                       22
                                                                         Page 45

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 7 - SHORT-TERM BORROWINGS

      The outstanding balances for short-term borrowings as of December 31, are as follows:

(IN THOUSANDS OF DOLLARS)                                    1995          1994
--------------------------------------------------------------------------------
Securities sold under repurchase agreements ............    $7,453       $ 5,700
Demand note due to the U. S. Treasury ..................       533         1,852
Federal funds purchased ................................                   3,900
                                                            ------       -------
      TOTAL SHORT-TERM BORROWINGS ......................    $7,986       $11,452
                                                            ======       =======

      Securities sold under repurchase agreements represent borrowings with maturities from 1 to 89 days, and are collateralized by selected Corporation securities as discussed in Note 2.


NOTE 8 - LONG-TERM DEBT

      Long-term borrowings as of December 31, are as follows:

(IN THOUSANDS OF DOLLARS)                                     1995         1994
--------------------------------------------------------------------------------
Fixed rate Federal Home Loan Bank advances with
      monthly principal and interest payments:
      5.60% Advance due August 1, 2003 .................    $ 2,442      $ 2,690
      6.35% Advance due August 1, 2013 .................      2,812        2,896
      5.95% Advance due March 1, 2004 ..................        649          708
      5.70% Advance due May 1, 2004 ....................      5,262        5,736
      5.85% Advance due January 1, 2016 ................      5,000
Fixed rate Federal Home Loan Bank advances
      with monthly interest payments:
      5.35% Advance due February 1, 1999 ...............      5,000        5,000
      6.60% Advance due April 1, 1999 ..................      5,000        5,000
      5.70% Advance due June 1, 1999 ...................      7,000        7,000
      6.35% Advance due March 1, 2004 ..................        250          250
Variable rate Federal Home Loan Bank advances
      with monthly interest payments:
      6.11% Advance due May 1, 2004 ....................                   4,400
      5.68% Advance due June 1, 2004 ...................                   1,040
                                                            -------      -------
            TOTAL LONG-TERM DEBT .......................    $33,415      $34,720
                                                            =======      =======

      At December 31, 1995, Federal Home Loan Bank (FHLB) advances were collateralized by all shares of FHLB stock owned by the Corporation, with a carrying value of $3,546,000, and by 100% of the Corporation's qualified real estate-backed investments and qualified mortgage loan portfolio totaling approximately $195,000,000. Based on the carrying amount of FHLB stock owned by the Corporation, total FHLB advances were limited to approximately $40,400,000 at December 31, 1995. Future advances to be received by the Corporation above this limit would require additional purchases of FHLB stock.

      The aggregate future minimum annual principal payments on borrowings are $1,540,000 in 1996, $1,527,000 in 1997, $1,524,000 in 1998, $18,530,000 in 1999,
$1,546,000 in 2000, and $8,748,000 thereafter.

                                       23
                                                                         Page 46

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 9 - COMMITMENTS AND CONTINGENCIES

      The subsidiary banks have various commitments and contingencies arising in the normal course of business, such as standby letters of credit and commitments to extend credit, which are not reflected in the consolidated financial statements. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The subsidiary banks follow the same credit policy in making such commitments as is followed for loans recorded in the financial statements.

      As of December 31, 1995 and 1994, unused credit lines amounted to approximately $56,334,000 and $56,954,000, respectively. As of December 31, 1995 and 1994, commitments under outstanding letters of credit amounted to approximately $364,000 and $320,000, respectively. Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained related to the commitments is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits, and other items. In management's opinion, these commitments represent normal banking transactions, and no material losses are expected to result therefrom.

      The Corporation's subsidiary banks are required to maintain cash on hand and in reserve balances at the Federal Reserve Bank. This requirement as of December 31, 1995, was $4,692,000. These balances do not earn interest.

      The Corporation and its subsidiaries have various claims and lawsuits pending at December 31, 1995, arising in the ordinary course of their business. It is the opinion of management and legal counsel that such disputes will not materially affect the Corporation's financial position or earnings.

      In January, 1991, a facilities management agreement was entered into with AT&T Corporation regarding on-site data processing services for First-Knox Banc Corp. and its subsidiaries. The agreement covers the period through January 31, 1998, during which time AT&T is responsible for upgrading computer hardware and software, as well as managing the data processing function. All operating expenses related to the function, including personnel salaries and benefits, equipment and software maintenance, and depreciation, are the responsibility of AT&T. The agreement calls for payments with limits defined by inflation and customer account volumes. Payments under this agreement amounted to $1.27 million in 1995, $1.21 million in 1994, and $1.16 million in 1993. The annual amount of anticipated payments is expected to range from $1.33 million in 1996 to $1.39 million in 1997 with a final payment of $107,000 in January 1998.

                                       24
                                                                         Page 47

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 10 - EMPLOYEE BENEFIT PLANS

PENSION PLAN:

      The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on an employee's years of service and compensation. The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting. For financial reporting purposes, pension expense is calculated using the projected unit cost method.

      Net pension expense for 1995, 1994, and 1993 is comprised of the following components:

(IN THOUSANDS OF DOLLARS)                            1995       1994       1993
--------------------------------------------------------------------------------
Service cost benefits earned
      during the year ..........................    $ 224      $ 262      $ 233
Interest cost on projected
      benefit obligation .......................      351        315        303
Actual return on plan assets ...................     (460)      (413)      (381)
Net amortization and deferral
      of initial transition credit and
      subsequent (gains) and losses ............      (43)       (32)       (40)
                                                    -----      -----      -----
         NET  PENSION EXPENSE ..................    $  72      $ 132      $ 115
                                                    =====      =====      =====

      The funded status of the plan and the prepaid pension cost recognized at December 31, are as follows:

(IN THOUSANDS OF DOLLARS)                                 1995        1994        1993
---------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
      Vested benefits ...............................   $ 3,798     $ 3,121     $ 3,218
      Non-vested benefits ...........................       117          79         378
                                                        -------     -------     -------
            ACCUMULATED BENEFIT OBLIGATION ..........   $ 3,915     $ 3,200     $ 3,596
                                                        =======     =======     =======
Projected benefit obligation ........................   $ 5,042     $ 4,182     $ 4,522
Plan assets at fair value
      (primarily U. S. government obligations, listed
      stocks, and corporate bonds) ..................     5,620       4,646       4,481
                                                        -------     -------     -------
Plan assets in excess of
      (less than) projected benefit obligation ......       578         464         (41)
Items not yet recognized in income:
      Unrecognized prior service adjustment .........        90          96         136
      Unrecognized net loss .........................       474         205         566
Initial transition credit which is being
      amortized over 15 years .......................      (242)       (291)       (339)
                                                        -------     -------     -------
            PREPAID PENSION COST INCLUDED
                  IN OTHER ASSETS ...................   $   900     $   474     $   322
                                                        =======     =======     =======
Assumptions used at December 31:
      Discount rate .................................      7.50%       8.50%       7.00%
      Rate of increase in compensation level ........      4.75%       5.50%       5.00%
      Long-term rate of return on assets ............      9.00%       9.00%       9.00%


      To better reflect the pension obligation at December 31, 1995, the Corporation changed the assumptions from those used at December 31, 1994. These changes were the primary factors in the change in the unrecognized net loss reflected in the prepaid pension cost analysis at December 31, 1995.

                                       25
                                                                         Page 48

                    First-Knox Banc Corp. 1995 Annual Report


POSTRETIREMENT HEALTHCARE PLAN:

      SFAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," was adopted by the Corporation in 1993. This pronouncement requires employers to accrue the cost of retirees' health and other postretirement benefits during the working career of active employees. The Corporation sponsors a postretirement healthcare plan which covers former employees who retired prior to January 1, 1993.

      The following table sets forth the plan's funded status reconciled with the amount recorded in the Corporation's balance sheet at December 31:

(IN THOUSANDS OF DOLLARS)                                       1995       1994
--------------------------------------------------------------------------------
Accumulated postretirement
      benefit obligation ...................................   $ 821      $ 732
Unrecognized transition asset, net of amortization .........    (808)      (855)
Unrecognized net gain ......................................     174        258
                                                               -----      -----
ACCRUED POSTRETIREMENT BENEFIT
      COST INCLUDED IN OTHER LIABILITIES ...................   $ 187      $ 135
                                                               =====      =====


      Postretirement benefit cost includes the following components:

(IN THOUSANDS OF DOLLARS)                                            1995   1994
--------------------------------------------------------------------------------
Interest cost on accumulated postretirement benefit obligation ...   $ 63   $ 56
Amortization of transition obligation over 20 years ..............     37     48
                                                                     ----   ----
POSTRETIREMENT BENEFIT COST ......................................   $100   $104
                                                                     ====   ====

      For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995. The rate was assumed to decrease gradually to 5% in 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1995, by $81,000. The weighted average discount rate used in determining expense, and accumulated postretirement benefit obligation was 7.50%.

EMPLOYEE RETIREMENT SAVINGS PLAN:

      On January 1, 1993, the Corporation adopted a 401(k) plan which covers all employees who are at least 21 years of age and who have completed one year of service. The Corporation contributes a matching 30% of employee contributions up to a maximum of 6% of the employee's annual salary. All matching contributions vest immediately. The Corporation's expense related to the matching provisions of this plan was $78,000 for 1995 and $76,000 for 1994.

                                       26
                                                                         Page 49

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 11 - STOCK OPTION PLAN

      The Corporation was authorized in 1990 to grant options on 175,032 shares of common stock and 87,516 stock appreciation rights (adjusted for stock splits and stock dividends) to key management employees of the Corporation and its subsidiaries. This plan authorized the issuance of options and stock appreciation rights at fair market value at the date of the grant and for terms not exceeding ten years from the date of the grant. No consideration was paid by the employees to exercise the stock appreciation rights. This plan expired on March 27, 1995.

      The Corporation was authorized in 1995 to grant options on 180,000 shares of common stock and 60,000 stock appreciation rights to key management employees and directors of the Corporation and subsidiaries under a new plan. This plan authorizes the issuance of stock options and stock appreciation rights at fair market value at the date of the grant and for terms not exceeding ten years from the date of the grant. No consideration is paid by employees to exercise stock appreciation rights. Common shares related to cancelled stock options and stock appreciation rights become available for subsequent grant under terms of the plan. Stock options and stock appreciation rights may not be granted under this plan after March 28, 2005.

                                  STOCK OPTIONS
                            -------------------------
                                                            OUTSTANDING
                                                    ----------------------------
                                                                     RANGES OF
                                      NUMBER                         EXERCISE
                                     AVAILABLE                       PRICE PER
                                     FOR GRANT       NUMBER            SHARE
--------------------------------------------------------------------------------
January 1, 1993 ..................    55,614        119,418       $10.54 - 12.47

Granted ..........................   (35,500)        35,500        13.27 - 13.27
                                     -------        -------
December 31, 1993 ................    20,114        154,918        10.54 - 13.27

Granted ..........................   (19,950)        19,950        20.89 - 20.89

Exercised ........................                   (5,184)       10.54 - 10.59
                                     -------        -------
December 31, 1994 ................       164        169,684        10.54 - 20.89

Authorized .......................   180,000

Canceled .........................                   (1,296)       11.88 - 11.88

Expired ..........................      (164)

Granted ..........................   (16,000)        16,000        21.53 - 21.53

Exercised ........................                   (9,884)       10.54 - 11.88
                                     -------        -------
DECEMBER 31, 1995 ................   164,000        174,504        10.54 - 21.53
                                     =======        =======

                                       27
                                                                         Page 50

                    First-Knox Banc Corp. 1995 Annual Report


                            STOCK APPRECIATION RIGHTS
                         -------------------------------
                                                           OUTSTANDING
                                                     ---------------------------
                                                                    RANGE OF
                                       NUMBER                       EXERCISE
                                      AVAILABLE                     PRICE PER
                                      FOR GRANT      NUMBER           SHARE
--------------------------------------------------------------------------------
January 1, 1993 ..................     55,854        23,884       $10.54 - 12.47

Granted ..........................     (7,100)        7,100        13.27 - 13.27
                                      -------        ------
December 31, 1993 ................     48,754        30,984        10.54 - 13.27

Granted ..........................    (11,768)       11,768        20.89 - 20.89

Exercised ........................                   (1,034)       10.54 - 10.59
                                      -------        ------
December 31, 1994 ................     36,986        41,718        10.54 - 20.89

Authorized .......................     60,000

Canceled .........................                     (260)       11.88 - 11.88

Expired ..........................    (36,986)

Exercised ........................                   (1,970)       10.54 - 11.88
                                      -------        ------
DECEMBER 31, 1995 ................     60,000        39,488        10.54 - 20.89
                                       ======        ======

      Compensation related to stock appreciation rights was $150,000 in 1995, $139,000 in 1994, $68,000 in 1993.


NOTE 12 - OTHER OPERATING EXPENSES

      Other operating expenses consist of the following major items:

(IN THOUSANDS OF DOLLARS)                        1995     1994     1993
------------------------------------------------------------------------
Data processing (Note 9) ...................    $1,764   $1,611   $1,551

Franchise taxes ............................       559      542      446

FDIC insurance .............................       580      980      809

Advertising ................................       387      357      292

Stationery and office supplies .............       423      358      369

Professional fees ..........................       358      411      291

Other ......................................     1,585    1,805    2,055
                                                ------   ------   ------
         TOTAL OTHER OPERATING EXPENSES ....    $5,656   $6,064   $5,813
                                                ======   ======   ======

                                       28
                                                                         Page 51

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 13 - INCOME TAXES

      Income taxes consist of the following for the years ended December 31, 1995, 1994, and 1993:

(IN THOUSANDS OF DOLLARS)                  1995       1994      1993
---------------------------------------------------------------------
Current  tax expense ..................   $1,560     $1,267    $1,603
Deferred tax expense (benefit) ........        5                 (160)
                                          ------    -------    ------
      TOTAL INCOME TAXES ..............   $1,565    $ 1,267    $1,443
                                          ======    =======    ======

      The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 34% to income before taxes is as follows:

(IN THOUSANDS OF DOLLARS)                      1995       1994       1993
--------------------------------------------------------------------------
Income taxes computed at the statutory
      tax rate on pre-tax income .........   $ 2,473    $ 2,187    $ 2,077
Add/(subtract) tax effect of:
      Tax exempt income ..................      (906)      (932)      (659)
      Other ..............................        (2)        12         25
                                             -------    -------    -------
              TOTAL INCOME TAXES .........   $ 1,565    $ 1,267    $ 1,443
                                             =======    =======    =======

      The income tax expense (benefit) attributable to securities transactions approximated $(7,000) in 1995, $4,000 in 1994, and $5,000 in 1993.

      The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax asset (liability) included in the balance sheet are as follows at December 31, 1995 and 1994:

(IN THOUSANDS OF DOLLARS)                                     1995        1994
-------------------------------------------------------------------------------
Allowance for loan losses .............................     $ 1,040     $   942
Unrealized loss on securities available for sale ......                     843
Other .................................................         279         220
                                                            -------     -------
         Deferred tax asset ...........................       1,319       2,005
                                                            -------     -------
Pension ...............................................        (299)       (154)
Depreciation ..........................................        (306)       (353)
Direct financing and leveraged leases .................        (185)       (206)
Unrealized gains on securities available for sale .....        (985)
Other .................................................        (405)       (320)
                                                            -------     -------
         Deferred tax liability .......................      (2,180)     (1,033)
                                                            -------     -------
         NET DEFERRED TAX ASSET (LIABILITY) ...........     $  (861)    $   972
                                                            =======     =======

      The Corporation has paid sufficient taxes in the current and prior years to warrant recording full deferred tax assets without a valuation allowance.


                                       29
                                                                         Page 52

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 14 - REGULATORY MATTERS

      The payment of dividends to the Corporation by its banking subsidiaries is subject to restriction by various regulatory authorities. These restrictions generally limit dividends to earnings retained in the current and prior two years, as defined by regulation. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. As of December 31, 1995, $4.4 million was available for dividend payments under the more restrictive of the two limitations.

      The Corporation complies with the capital requirements established by the Federal Reserve System, which are summarized as follows:

                                                                CAPITAL POSITION
                                                                     AS OF
                                               REGULATORY         DECEMBER 31,
                                                 MINIMUM        1995        1994
--------------------------------------------------------------------------------
Tier I risk-based capital                           4.00%      14.29%      14.45%
Total risk-based capital                            8.00%      15.45%      15.63%
Tier I leverage                                3.00-5.00%       8.84%       8.80%

      Under "Prompt Corrective Action" regulations, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). The Corporation meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, a leverage ratio of at least 5%, and the absence of any written agreement, order, or directive from any regulatory agency. "Well capitalized" status affords the Corporation the ability to operate with the greatest flexibility under current laws and regulations.

NOTE 15 - RELATED PARTY TRANSACTIONS

      In the course of their business, the subsidiary banks have granted loans to executive officers, directors, and their related business interests. The following is an analysis of activity of related party loans aggregating $60,000 or more to any one related party for the year ended December 31, 1995:

(IN THOUSANDS OF DOLLARS)                                             1995
----------------------------------------------------------------------------
Balance at January 1, 1995                                           $10,657
New loans and advances                                                 2,686
Repayment                                                             (1,972)
                                                                     -------
      BALANCE AT DECEMBER 31, 1995                                   $11,371
                                                                     =======

      Total loans to executive officers included above were $1,359,000 and $1,262,000 at December 31, 1995 and 1994, respectively.

                                       30
                                                                         Page 53

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following table shows the estimated fair value of the Corporation's financial instruments and the related carrying values at December 31, 1995 and 1994. Items which are not financial instruments are not included.

                                         DECEMBER 31, 1995         DECEMBER 31, 1994
                                       CARRYING    ESTIMATED    CARRYING     ESTIMATED
(IN THOUSANDS OF DOLLARS)               AMOUNT    FAIR VALUE     AMOUNT     FAIR VALUE
--------------------------------------------------------------------------------------
Cash and equivalents ...............  $  20,412    $  20,412    $  18,110    $  18,110
Investment and mortgage-backed
      securities available for sale     131,988      131,988       76,461       76,461
Investment and mortgage-backed
      securities held to maturity ..                               54,750       51,847
Loans, net of allowance for
      loan losses ..................    324,776      327,296      299,172      295,337
Accrued interest receivable ........      3,702        3,702        3,348        3,348
Demand and savings deposits ........   (193,721)    (193,721)    (203,384)    (203,384)
Time deposits ......................   (210,346)    (214,737)    (173,796)    (170,488)
Short-term borrowings ..............     (7,986)      (7,986)     (11,452)     (11,452)
Long-term debt .....................    (33,415)     (29,218)     (34,720)     (24,468)
Accrued interest payable ...........     (2,272)      (2,272)      (1,568)      (1,568)

      For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months, for short-term borrowings, and for deposit liabilities subject to immediate withdrawal. The fair values of fixed-rate loans, loans that reprice less frequently than each six months, time deposits, and long-term debt are approximated by a discount rate value technique utilizing estimated market interest rates as of December 31, 1995 and 1994. The fair values of unrecorded commitments at December 31, 1995 and 1994 are not material.

      While these estimates are based on management's judgment of the appropriate valuation factors, there is no assurance that were the Corporation to have liquidated such items the estimated fair values would necessarily have been realized. The estimated fair values should not be considered to apply at subsequent dates.

      Other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures. These would include, among others, such items as property and equipment, financing leases, and the intangible value of the Corporation's customer base and profit potential.


                                       31
                                                                         Page 54

                    First-Knox Banc Corp. 1995 Annual Report


NOTE 17 - PARENT COMPANY ONLY CONDENSED
FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
(IN THOUSANDS OF DOLLARS)                                         1995        1994
------------------------------------------------------------------------------------
ASSETS
      Cash and cash equivalents .............................   $  6,654    $  6,517
      Interest-bearing deposit in subsidiary bank ...........         57         105
      Investment security ...................................        364         295
      Debenture receivable from subsidiary bank .............      2,000       2,000
      Investment in subsidiaries ............................     38,152      32,374
      Other assets ..........................................         14          14
                                                                --------    --------
            TOTAL ASSETS ....................................   $ 47,241    $ 41,305
                                                                ========    ========
LIABILITIES
      Dividends payable .....................................   $    534    $    455
      Other liabilities .....................................         48          18
                                                                --------    --------
            TOTAL LIABILITIES ...............................        582         473
                                                                --------    --------
EQUITY
      Common stock ..........................................     11,407       5,682
      Paid-in capital .......................................     24,042      23,864
      Retained earnings .....................................     11,187      12,922
      Common stock in treasury ..............................     (1,889)
      Unrealized gain (loss) on securities available for sale      1,912      (1,636)
                                                                --------    --------
            TOTAL EQUITY ....................................     46,659      40,832
                                                                --------    --------
                  TOTAL LIABILITIES AND EQUITY ..............   $ 47,241    $ 41,305
                                                                ========    ========

CONDENSED STATEMENTS OF INCOME

                                                        FOR THE YEARS
                                                      ENDED DECEMBER 31,
(IN THOUSANDS OF DOLLARS)                         1995      1994      1993
----------------------------------------------------------------------------
Dividends from subsidiaries .................   $ 3,401   $ 6,933    $ 1,048
Interest and dividend income ................       193       196        198
Total expenses ..............................      (150)     (125)      (277)
                                                -------   -------    -------
Income before taxes and equity in
      undistributed earnings of subsidiaries      3,444     7,004        969
Income tax expense (benefit) ................         9        20        (31)
Equity in undistributed earnings
      of subsidiaries .......................     2,274    (1,820)     3,666
                                                -------   -------    -------
         NET INCOME .........................   $ 5,709   $ 5,164    $ 4,666
                                                =======   =======    =======

                                       32
                                                                         Page 55

                    First-Knox Banc Corp. 1995 Annual Report


CONDENSED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS
                                                              ENDED DECEMBER 31,
(IN THOUSANDS OF DOLLARS)                                 1995       1994       1993
-------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income ...................................    $ 5,709    $ 5,164    $ 4,666
      Adjustments to reconcile net income to cash
            provided by operations
                  Amortization .....................                               14
                  Equity in undistributed earnings
                      of subsidiaries ..............     (2,274)     1,820     (3,666)
      Changes in other, net ........................          5          8        (38)
                                                        -------    -------    -------
      Net cash provided by operating activities ....      3,440      6,992        976
                                                        -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
      Net change in interest-bearing deposit
            in subsidiary bank .....................         48        142         90
                                                        -------    -------    -------
      Net cash provided by investing activities ....         48        142         90
                                                        -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
      Cash dividends paid ..........................     (1,672)    (1,468)    (1,218)
      Issuance of common stock .....................        247        408        409
      Purchase of treasury shares ..................     (1,926)
      Debentures redeemed for cash .................                             (169)
                                                        -------    -------    -------
      Net cash used in financing activities ........     (3,351)    (1,060)      (978)
                                                        -------    -------    -------
Net change in cash .................................        137      6,074         88
Beginning cash .....................................      6,517        443        355
                                                        -------    -------    -------
ENDING CASH ........................................    $ 6,654    $ 6,517    $   443
                                                        =======    =======    =======


NOTE 18 - QUARTERLY INFORMATION (UNAUDITED)

      The following is a summary of consolidated quarterly financial data:

                                                                  QUARTER ENDED:
(IN THOUSANDS OF                             ------------------------------------------------------
DOLLARS EXCEPT PER SHARE DATA)               DECEMBER 31     SEPTEMBER 30    JUNE 30       MARCH 31
---------------------------------------------------------------------------------------------------
1995
      Interest income.....................     $ 9,733         $ 9,465       $ 9,214        $ 8,676
      Net interest income ................       5,108           4,924         4,887          4,670
      Provision for loan losses...........         182             166           158             78
      Net income..........................       1,563           1,488         1,390          1,268
      Fully-diluted earnings per share....        0.44            0.41          0.38           0.34

1994
      Interest income.....................     $ 8,553         $ 8,314       $ 8,096        $ 7,631
      Net interest income.................       4,772           4,759         4,822          4,614
      Provision for loan losses...........         129             154           178            177
      Net income..........................       1,326           1,303         1,355          1,180
      Fully-diluted earnings per share....        0.37            0.35          0.37           0.32

      Fully-diluted earnings per share have been restated to reflect the two-for-one stock split in the form of a 100% stock dividend distributed in September, 1995.

                                       33
                                                                         Page 56

                    First-Knox Banc Corp. 1995 Annual Report


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
First-Knox Banc Corp.
Mount Vernon, Ohio

      We have audited the accompanying consolidated balance sheets of FIRST-KNOX BANC CORP. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FIRST-KNOX BANC CORP. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

      As discussed in Notes 1 and 10 to the financial statements, the Corporation changed its methods of accounting for impaired loans in 1995, for certain investment and mortgage-backed securities in 1994 and for income taxes and postretirement benefits in 1993 to conform with new accounting guidance.


                       /s/ CROWE, CHIZEK AND COMPANY LLP
                       ---------------------------------
                          CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
January 18, 1996

                                       34
                                                                         Page 57

                    First-Knox Banc Corp. 1995 Annual Report

                                FINANCIAL REVIEW

INTRODUCTION

         The following discussion and financial information are presented to aid in understanding the consolidated financial condition and results of operations of First-Knox Banc Corp. and its bank subsidiaries, The First-Knox National Bank (First-Knox) and the Farmers and Savings Bank (Farmers). Both banks are insured by the Federal Deposit Insurance Corporation (FDIC) and provide banking services to individual and commercial customers in the Central Ohio area. The Corporation is subject to supervision, examination, and regulation by the Federal Reserve System. First-Knox is a member of the Federal Reserve System and is subject to supervision, examination, and regulation by the Comptroller of the Currency and the FDIC. Farmers is chartered by the State of Ohio and is subject to supervision, examination, and regulation by the FDIC and the Ohio Division of Banks.

         Emphasis in this analysis is placed on comparisons of the years 1995 to 1994 and 1994 to 1993, with further discussion of historic data where appropriate. This review should be read in conjunction with the audited consolidated financial statements and footnotes and with the ratios, statistics, and discussions.


TABLE I FINANCIAL RATIOS FOR FIVE YEARS

                                                  1995     1994     1993     1992     1991
------------------------------------------------------------------------------------------
PROFITABILITY
Rate of return on:
  Average assets .............................   1.20%    1.13%    1.12%     .99%     .91%
  Average equity .............................   13.16    12.94    13.50    13.84    13.67
  Beginning equity ...........................   13.98    13.44    15.49    14.56    14.36
As a percent of average assets
  Net interest income
  (fully-taxable equivalent basis) ...........   4.45%    4.51%    4.74%    4.40%    4.17%
  Non-interest income ........................     .66      .60      .59      .61      .62
  Provision for loan and lease losses ........     .12      .14      .27      .35      .28
  Non-interest expense .......................    3.12     3.21     3.33     3.14     3.11
Cash dividends per share (1) .................    $.49     $.42     $.37     $.34     $.31
Cash dividends as a percentage
  of net income ..............................   30.7%    29.6%    27.9%    26.6%    27.6%

OTHER
Average loans and leases to
  average deposits ...........................   80.4%    78.7%    77.5%    75.9%    73.6%
Net loan and lease charge-offs
  to average loans and leases ................     .09      .12      .24      .42      .34
Allowance to year-end loans and leases .......    1.26     1.27     1.24     1.14     1.11
Average shareholders' equity
  to average assets ..........................    9.10     8.75     8.32     7.12     6.67
Changes in average balances:
  Total assets ...............................    4.5%     9.8%     3.7%     3.6%     6.6%
  Shareholders' equity .......................     8.7     15.4     21.1     10.5     10.4
  Loans and leases ...........................     5.4      5.2      4.5      6.5      8.0
  Deposits ...................................     3.2      3.5      2.3      3.3      6.2

(1) Restated for stock dividends and stock splits.

                                       35                                Page 58

                      First-Knox Banc Corp. 1995 Annual Report

RESULTS OF OPERATIONS

         Net income of $5,709,000 for 1995 represented a 10.6% increase over 1994. 1994's net income of $5,164,000 represented a 10.7% increase over 1993.

         The return on average assets was 1.20% for 1995 compared to 1.13% for 1994 and 1.12% for 1993. The return on average shareholders' equity was 13.16% for 1995, compared to 12.94% in 1994 and 13.50% in 1993.

         As discussed in more detail below, the increase in net income for 1995 resulted primarily from higher net interest income, higher non-interest income, and a reduced provision for loan losses. The net income increase was partially offset by a $213,000 or 1.5% increase in non-interest expenses. Non-interest income recorded growth of $380,000 or 13.8% compared to 1994. Compared to 1993, 1994 non-interest income and non-interest expense increased 11.4% and 5.9%, respectively.

NET INTEREST INCOME

         Net interest income, the amount by which interest and fees from earning assets exceed the interest cost of liabilities, is the most important component of consolidated earnings. Net interest income is affected by the volumes, interest rates, and composition of earning assets and interest-bearing liabilities, as well as by the levels of non-interest bearing demand deposits and shareholders' equity. The accompanying tables contain a ten-year comparison of net interest income as well as detailed ratios regarding its components during the past three years.

         On a fully-taxable equivalent (FTE) basis (tax exempt income restated to a pre-tax equivalent based on the statutory federal income tax rate), net interest income was $21.21 million in 1995, $20.58 million in 1994, and $19.72 million in 1993. The 1995 net interest spread declined 21 basis points while average earning assets increased 4.3% and average interest-bearing liabilities increased 3.5% over 1994. The 1994 net interest spread declined 24 basis points while average earning assets increased 9.5% and average interest-bearing liabilities increased 9.1% over 1993. A rate and volume analysis of interest income and interest expense changes for 1995 and 1994 is provided in Table III.

         As noted in Table II, average earning asset yields (FTE) were 8.59% in 1995, 7.91% in 1994, and 8.21% in 1993. Average interest-bearing liability costs were 4.57% in 1995, 3.68% in 1994, and 3.74% in 1993. The net interest margin (FTE net interest income divided by average earning assets) was 4.71%, 4.76%, and 4.99% for the same respective years.

         The decline in net interest margin during 1995 resulted primarily from earning asset rates increasing slower than interest rates paid on interest-bearing liabilities. A shift in the composition of customer deposits during 1995 contributed to the margin decline over 1994, as average balances for savings and interest-bearing demand deposits declined by 7.2% or $11.7 million while higher cost time deposits increased by 12.4% or $21.4 million. New lower yielding non-taxable securities were added during the first quarter of 1994 contributing to the margin decline in 1994 compared to 1993. The


                                       36

                      First-Knox Banc Corp. 1995 Annual Report

TABLE II  AVERAGE BALANCES AND ANALYSIS OF NET INTEREST INCOME
(In thousands of dollars)

                                                 1995                            1994                           1993
                                    -------------------------------  -----------------------------  ------------------------------
                                                            Average                        Average                         Average
                                      Average   Income/     Yield/    Average   Income/    Yield/   Average    Income/     Yield/
                                      Balance   Expense     Rate      Balance   Expense    Rate     Balance    Expense     Rate
                                    -------------------------------  -----------------------------  ------------------------------
Securities:
Taxable ..........................  $  82,390   $ 5,214      6.33%   $ 81,549  $  4,477    5.49%    $ 74,730    $ 4,293     5.74%
Non-taxable (1) ..................     49,889     4,288      8.60      50,024     4,242    8.48       29,497      2,800     9.49
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
        TOTAL ....................    132,279     9,502      7.18     131,573     8,719    6.63      104,227      7,093     6.81
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
Loans and leases (2):
Commercial (1) ...................     95,629     9,411      9.84      94,468     8,021    8.49       92,719      7,499     8.09
Real estate ......................    146,803    11,941      8.13     137,409    10,947    7.97      124,475     10,708     8.60
Consumer (3) .....................     70,468     7,470     10.60      65,354     6,345    9.71       65,366      6,773    10.36
Leases ...........................      1,359       155     11.41         930        99   10.65          990        135    13.64
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
        TOTAL ....................    314,259    28,977      9.22     298,161    25,412    8.52      283,550     25,115     8.86
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
Money market investments:
Federal funds sold ...............      4,068       228      5.60       2,376        79    3.32        6,973        208     2.98
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
        TOTAL ....................      4,068       228      5.60       2,376        79    3.32        6,973        208     2.98
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
TOTAL EARNING
ASSETS ...........................    450,606    38,707      8.59     432,110    34,210    7.91      394,750     32,416     8.21
                                                -------                        --------                        -------
Loan and lease allowance .........     (3,983)                         (3,784)                        (3,552)
Other assets .....................     30,154                          27,902                         24,432
                                    ---------                       ---------                       --------
TOTAL ASSETS .....................  $ 476,777                       $ 456,228                       $415,630
                                    =========                       =========                       ========
Interest-bearing deposits:
Savings and interest-bearing
        demand deposits ..........  $ 150,095     4,029      2.68%   $161,812     4,072    2.52%    $158,552      4,309     2.72%
Time deposits ....................    193,554    11,129      5.75     172,148     7,728    4.49      167,420      7,714     4.61
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
        TOTAL ....................    343,649    15,158      4.41     333,960    11,800    3.53      325,972     12,023     3.69
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
Borrowed funds:
Short-term .......................      6,196       390      6.29       9,153       349    3.81        8,669        346     3.99
Long-term ........................     33,413     1,951      5.84      27,246     1,478    5.42        4,773        328     6.87
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
        TOTAL ....................     39,609     2,341      5.91      36,399     1,827    5.02       13,442        674     5.01
                                    ---------   -------     -----    --------  --------   -----     --------    -------    -----
TOTAL INTEREST-
        BEARING LIABILITIES ......    383,258    17,499      4.57     370,359    13,627    3.68      339,414     12,697     3.74
                                                -------                        --------                         -------
Non-interest bearing
        demand deposits ..........     47,023                          44,722                         39,877
                                    ---------                        --------                       --------
TOTAL INTEREST-BEARING
        LIABILITIES AND
        DEMAND DEPOSITS ..........    430,281    17,499      4.07     415,081    13,627    3.28      379,291     12,697     3.35
                                                -------                        --------                         -------
Other liabilities ................      3,106                           1,248                          1,778
                                    ---------                        --------                       --------
        TOTAL LIABILITIES ........    433,387                         416,329                        381,069
Shareholders' equity .............     43,390                          39,899                         34,561
                                    ---------                        --------                       --------
        TOTAL LIABILITIES AND
        SHAREHOLDERS'
        EQUITY ...................  $ 476,777                       $ 456,228                       $415,630
                                    =========                       =========                       ========
Interest spread ..................              $21,208      4.02%             $ 20,583    4.23%               $19,719     4.47%
                                                =======                        ========                        =======
As a percentage of earning assets:
        Interest income ..........                           8.59%                         7.91%                           8.21%
        Interest expense .........                           3.88                          3.15                            3.22
                                                            -----                         -----                           -----
        Net interest income.......                           4.71%                         4.76%                           4.99%
                                                            =====                         =====                           =====


(1) Income is computed on a fully-taxable equivalent basis utilizing a 34% tax rate. The amount of such adjustment was:

                                         1995      1994      1993
                                         ----      ----      ----
      Non-taxable securities..         $1,496    $1,442    $  969
      Commercial loans .......            123       174       155
                                       $1,619    $1,616    $1,124

(2)   Non-accruing loans are included in the
      average balances presented.

(3) Includes balances outstanding under home equity lines of credit.



                                       37
                                                                         Page 60

                    First-Knox Banc Corp. 1995 Annual Report

TABLE III RATE AND VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

                                            1995-1994                        1994-1993
                                  ------------------------------   ---------------------------------
                                  Change In                        Change In
                                   Income/    Rate        Volume    Income/      Rate       Volume
(In thousands of dollars)          Expense    Effect      Effect    Expense      Effect     Effect
--------------------------------------------------------------------------------------------------
Change in interest income
Securities:
        Taxable ..............    $   737     $  688    $    49     $   184     $  (168)    $   352
        Non-taxable (1) ......         46         58        (12)      1,442        (260)      1,702
                                  -------     ------    -------     -------     -------     -------
           Total .............        783        746         37       1,626        (428)      2,054
                                  -------     ------    -------     -------     -------     -------

Loans and leases:
        Commercial (1) .......      1,390      1,295         95         522         378         144
        Real estate (2) ......        994        213        781         239        (571)        810
        Consumer .............      1,125        589        536        (428)       (426)         (2)
        Leases ...............         56          6         50         (36)        (28)         (8)
                                  -------     ------    -------     -------     -------     -------
           Total .............      3,565      2,103      1,462         297        (647)        944
                                  -------     ------    -------     -------     -------     -------

Money market investments (3)..        149         77         72        (129)         27        (156)
                                  -------     ------    -------     -------     -------     -------
      Total interest income ..      4,497      2,926      1,571       1,794      (1,048)      2,842
                                  -------     ------    -------     -------     -------     -------
Change in interest expense
Savings and interest-
  bearing demand deposits ....        (43)       186       (229)       (237)       (329)         92
Time deposits ................      3,401      2,338      1,063          14        (165)        179
                                  -------     ------    -------     -------     -------     -------
      Total deposits .........      3,358      2,524        834        (223)       (494)        271
Short-term borrowings ........         41         85        (44)          3         (13)         16
Long-term borrowings .........        473        101        372       1,150         (54)      1,204
                                  -------     ------    -------     -------     -------     -------
      Total interest expense..      3,872      2,710      1,162         930        (561)      1,491
                                  -------     ------    -------     -------     -------     -------
      Net interest income ....    $   625     $  216    $   409     $   864     $  (487)    $ 1,351
                                  =======     ======    =======     =======     =======     =======


(1) Non-taxable income is adjusted to a fully-taxable equivalent basis utilizing a 34% tax rate. The effect of this adjustment is disclosed in Table II.

(2) Real-estate construction loans are included in this amount and represent less than 5% of total real estate loans and less than 2% of total loans and leases for the periods presented. These are principally loans to construct one-to-four family residential housing.

(3) Primarily related to federal funds sold balances.


         For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

         Non-accruing loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.

         Table II contains the average balances and related interest amounts.

                                       38                                Page 61

                    First-Knox Banc Corp. 1995 Annual Report


portfolio yield on non-taxable securities declined during 1994 by 101 basis points. The principal effort to maintain interest spreads, and to offset the anticipated effect of increased dependence on interest-bearing liabilities, has been to focus on opportunities to enhance earning asset yields. The Corporation will face competitive pressure to maintain higher deposit rates in 1996 which could further compress the net interest margin.

         The difference between a financial institution's interest-sensitive assets (i.e., assets which will mature or reprice within a specific time period) and interest-sensitive liabilities (i.e., liabilities which will mature or reprice within the same time period) is commonly referred to as its "gap" or "interest rate sensitivity gap." An institution having more interest rate sensitive liabilities than interest rate sensitive assets repricing within a given time period is said to have a "negative gap." At December 31, 1995, the Corporation's gap position was negative within one year with $39.2 million of interest-bearing liabilities repricing in excess of earnings assets. This represents 8.42% of total earning assets. Approximately 53.4% of earning assets and 73.7% of interest-bearing liabilities reprice within one year of December 31, 1995. Generally, this gap position will improve net interest income in a declining interest rate environment.

         Management committees of the subsidiary banks regularly monitor the maturity structures of interest-sensitive assets and liabilities to stabilize net interest earnings during periods of changing interest rates. Based on the current structure, net interest income is projected to decline approximately 7% over a twelve month period if interest rates were to immediately rise 2%. Conversely, net interest income is projected to improve by approximately 7% over a twelve month period if interest rates were to immediately fall by 2%. The current goal of these committees is to limit fluctuations in net interest earnings over a twelve month period to plus or minus 10% for an immediate 2% change in interest rates. Expectations are for stable to modestly falling interest rates during 1996. Management intends to maintain a negative one year gap position as it believes this is an optimum structure to attain the Corporation's long-term profit goals. An analysis of interest rate sensitive assets and liabilities at December 31, 1995 can be found in Table V.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES

         The provision for loan and lease losses is an operating expense recorded to maintain the related balance sheet allowance at a level adequate to provide for credit losses. Economic conditions, loss experience, levels of non-performing assets, credit portfolio mix, delinquency statistics, and analysis of selected loans are factors affecting management's evaluation of the adequacy of the allowance. The expense provision for 1995 was 8.5% lower than in 1994, principally as a result of reduced loan delinquencies and decreased loan charge-offs. As percentages of average loans and leases, the expense provisions were .19%, .21%, and .40% in 1995, 1994, and 1993, respectively.

         Net loan and lease charge-offs represented .09%, .12%, and .24% of the average outstanding balances during 1995, 1994, and 1993, respectively. Approximately 43.7% of

                                       39                                Page 62

                    First-Knox Banc Corp. 1995 Annual Report


net charge-offs in 1995 resulted from commercial related loans and leases, with consumer loans accounting for 56.3% of the balance. Over the past five years, consumer related loans and leases accounted for approximately 51.4% of net charge-offs, commercial loans approximately 43.0%, and mortgage loans approximately 5.6%.

         As a percentage of year-end loan and lease balances, the allowance for possible losses was 1.26% in 1995, 1.27% in 1994, and 1.24% in 1993. During 1995, the allowance was increased through expense provisions that exceeded the net losses charged against the allowance. At the end of 1995, approximately 70% of the allowance is unallocated; i.e., not allocated to specific loans or portfolios based on historical portfolio losses, compared to 67% at the previous year end.

         Management anticipates that, as a percentage of loan and lease balances, 1996 net loan and lease charge-offs should approximate 1995 levels. Declines in nonperforming loans (loans on non-accrual status or past due 90 days or more) and improvements in overall delinquency statistics are the primary reasons for this expectation. Non-performing loans and leases of $1.06 million represented .32% of 1995 year-end balances compared to $1.26 million and .41% at December 31, 1994.

NON-INTEREST INCOME

         This income represents non-interest sources of revenue such as customer service fees, trust income, and other income. Total non-interest income of $3.13 million was $380,000 or 13.8% higher than in 1994. Customer service fees and commissions increased $353,000 compared to 1994. Trust department income increased $114,000 or 19.4%.

         Realized security gains and losses were minimal in each of the past three years. Gains and losses recognized in 1993 and 1994 were principally the result of calls of municipal securities. In 1995, the Corporation sold $17.6 million of mortgage-backed securities from its available-for-sale portfolio as part of an asset/liability strategy to improve long-term returns in a period of declining interest rates.

         Loan sale gains of $27,000 in 1995 were down 6.9% or $2,000 from similar gains in 1994. During 1995 loan sale gains were the result of selling in the secondary market $1.6 million of the mortgage loans originated during that year. The gains during 1994 were the results of sales of student loans.

         Total non-interest income of $2.75 million in 1994 was 11.4% higher than 1993 as customer service fees and trust department income increases were offset by reduced securities gains. Customer service fees increased $168,000 compared to 1993 and trust department income increased 12.9% compared to 1993.

         Non-interest income was enhanced in 1995 as a result of deposit service charge pricing changes made during the third quarter of 1994, and as a result of mutual fund and annuity products which were introduced during the fourth quarter of 1994.

                                       40                                Page 63

                    First-Knox Banc Corp. 1995 Annual Report


NON-INTEREST EXPENSE

         Non-interest expenses include employee salaries and benefits as well as occupancy, FDIC insurance, advertising, state franchise taxes, and other operating expenses. Total non-interest expenses increased by $213,000 or 1.5% in 1995 after increasing $818,000 or 5.9% in 1994.

         A reduction in FDIC insurance expense of $400,000 in 1995 contributed significantly to the small increase. The FDIC reduced deposit insurance premiums from $.23 to $.04 per $100 of deposits as of June 1, 1995. No deposit insurance expense is expected for the Corporation in 1996, because the FDIC suspended deposit insurance premiums as of January 1, 1996. Occupancy expenses increased in 1995 by $296,000 or 16.22% principally related to the Main Office expansion of First-Knox National Bank. Salaries and employee benefits were higher in 1995 by $325,000 or 4.81%, while on a net basis, other expenses were down $8,000 or 0.16%.

         Approximately 46% of 1994's increase in non-interest expenses related to increases in salaries and benefits of $378,000 or 5.9% compared to 1993. Legal and professional fees increased by $120,000 or 41.2% during 1994. This increase was primarily driven by a consulting study to enhance non-interest income in 1995 and thereafter. The Corporation also recognized an expense of $121,000 during 1994 relating to a write-down of loans held for sale to the lower of cost or market.

INCOME TAXES

         Income tax expenses of $1,565,000, $1,267,000, and $1,443,000, were recorded in 1995, 1994, and 1993, respectively, representing 21.5%, 19.7%, and 23.6% of income before income taxes for each of the respective years. These effective tax rates are all lower than the statutory rate of 34%. Tax-exempt income from obligations of states and political subdivisions and non-taxable loans are the primary cause of these deviations from statutory rates. The Corporation does not plan to significantly increase its holdings of tax-exempt obligations during 1996. Tax-exempt income from investment securities and loans represented 41.7%, 48.7%, and 35.7% of income before federal income taxes in 1995, 1994, and 1993, respectively. As a percentage of average earning assets, average non-taxable balances were approximately 12.0% in 1995, 12.9% in 1994, and 8.0% in 1993.

FINANCIAL CONDITION

         Total assets grew by $29.7 million or 6.4% in 1995 compared to growth of $27.8 million or 6.3% in 1994. The growth in 1995 was the result of increased retail customer time deposits. Total deposits grew by $26.8 million or 7.1% in 1995. The growth in 1994 was primarily funded by Federal Home Loan Bank advances. Total deposits declined by $1.0 million or 0.3% during 1994.

                                       41                                Page 64

                    First-Knox Banc Corp. 1995 Annual Report

INVESTMENT AND MORTGAGE-BACKED SECURITIES

         The consolidated investment and mortgage-backed securities portfolio increased by $0.8 million or 0.6% during 1995. U.S. Treasury securities increased from 20.9% of investments at the end of 1994 to 21.4% at the end of 1995. Mortgage-backed securities represented 28.3% and 32.5% of the total investment portfolio at year-end 1995 and 1994, respectively.

         As a percentage of the total investment and mortgage-backed security portfolio, municipal securities represented 41.8% at year-end 1995 and 41.7% at year-end 1994. To provide additional flexibility to meet liquidity and asset/liability management needs, the Corporation reclassified its municipal securities from held to maturity to available for sale. These securities, with an amortized cost of $53,407,000, were transferred on December 31, 1995, as allowed by the SFAS 115 implementation guide issued by the Financial Accounting Standards Board. The related unrealized gain of $1.8 million is reflected net of tax as an increase to shareholders' equity.

         The average investment portfolio, including federal funds sold, represented 30.3% of average earning assets in 1995, 31.0% in 1994, and 28.2% in 1993. At the end of 1995, the estimated fair value of all investment and mortgage-backed securities exceeded amortized cost by $2.90 million or 2.2%. At the end of 1994, the amortized cost of investment and mortgage-backed securities exceeded estimated fair value by $5.38 million or 4.2%. This rise in market value during 1995 resulted from lower market interest rates at December 31, 1995. Approximately 16.0% of the total portfolio at the end of 1995 will mature in 1996. The average maturity of the investment portfolio was 4.8 years at the end of 1993, compared to 5.5 years in both 1994 and 1995. The Corporation's investment portfolio contained no derivative securities during any period covered by this report. Additional detail regarding investment securities is included in Table IV.

LOANS AND LEASES

         Loans and lease financing represented 69.7% of average earning assets in 1995, 69.0% in 1994, and 71.8% in 1993. In terms of full year average balances, loans and leases have grown by 5.4%, 5.2%, and 4.5% in 1995, 1994, and 1993, respectively. Residential real estate loans grew by $10.2 million, or 7.1% in 1995, while commercial loan balances increased by $11.9 million, or 13.1%. Consumer loan balances increased $3.9 million, or 5.6% during 1995.

         While the loan and lease portfolios are the highest yielding corporate assets, they also contain the most risk of loss. The real estate loan portfolio is principally residential mortgages in the north central Ohio area. Real estate construction loans are not a material component of this portfolio. The commercial loan portfolio represents loans to business interests in the north central Ohio area with no significant industry concentration. The consumer loan and lease portfolio is composed principally of financing to individuals for vehicles and consumer assets. All of these loan and lease portfolios could be negatively impacted by an economic downturn in this north central Ohio market area. To mitigate


                                       42                                Page 65

                    First-Knox Banc Corp. 1995 Annual Report

risks associated with changes in the borrowers' future ability to repay, the Corporation generally requires collateral on loans. To reduce the risk of fluctuating collateral values, the Corporation generally requests down payments on its real estate and consumer loans and scheduled periodic payments on most types of financing. As of December 31, 1995, only 6.1% of total loans and leases were unsecured.

DEPOSITS

         Customer deposits from local markets are the Corporation's primary source of funds. Deposits totaled $404.1 million at the end of 1995, 7.1% higher than a year ago. Based on full year average balances, deposits grew by 3.2% in 1995, 3.5% in 1994, and 2.3% in 1993.

         The Corporation experienced a shift in the composition of its deposits during 1995. Non-interest bearing demand deposits increased by $3.5 million or 6.9% during 1995 and represented 13.5% of all deposits at year end. Interest-bearing demand deposits declined by $2.6 million or 6.2% during 1995 and represented 9.9% of all deposits compared to 11.3% in 1994. Savings deposits declined by $10.5 million or 9.6% during 1995 and represented 24.5% of all deposits compared to 29.1% in 1994. Time deposits increased by $36.6 million or 21.0% during 1995 and represented 52.1% of all deposits compared to 46.1% in 1994.

BORROWINGS

         The Corporation and its subsidiaries incur short-term borrowings through customer related repurchase agreements and daily amounts due to the U.S. Treasury. These amounts are subject to rapid balance and rate fluctuations and, as described in Note 7, are collateralized by the pledge of selected securities. Short-term borrowings averaged $6.2 million, $9.2 million, and $8.7 million for 1995, 1994, and 1993, respectively.

         Long-term borrowings at the end of 1995 are comprised of FHLB advances, a source of loan funding made available as a result of both subsidiary banks becoming members of the FHLB of Cincinnati during 1993. The amounts and terms of these advances are disclosed in Note 8, along with the collateral required, and limitations imposed, by the FHLB. Such advances are viewed as an alternative to deposits for funding certain types of loan growth. These advances declined $1.3 million or 3.9% during 1995.

         FHLB advances entirely funded the growth in assets during 1994. These long-term borrowings increased by $28.8 million or 488.5% over 1993.

SHAREHOLDERS' EQUITY

         Shareholders' equity totaled $46.7 million at December 31, 1995, compared to $40.8 million at December 31, 1994. At December 31, 1995 and December 31, 1994, the ratio of shareholders' equity to assets was 9.39% and 8.74%, respectively. The Corporation complied with the capital requirements established by the Federal Reserve System at each of those dates.

                                       43                                Page 66

                    First-Knox Banc Corp. 1995 Annual Report

         Under "Prompt Corrective Action" regulations, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). The Corporation meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%, and the absence of any written agreement, order, or directive from a regulatory agency. "Well-capitalized" status affords the Corporation the ability to operate with the greatest flexibility under current laws and regulations.

         As discussed in Note 1 to the consolidated financial statements, the Corporation adopted SFAS 115 on January 1, 1994. The impact of adopting this pronouncement for the Corporation is to subject shareholders' equity to fluctuations depending upon the impact of market interest rate changes on the valuation of securities available for sale. Under the pronouncement, an upward movement of interest rates will tend to decrease shareholders' equity while a downward movement will tend to increase shareholders' equity for the Corporation. The impact of SFAS 115 is disregarded by banking regulators in determining compliance with capital requirements.

         Under a current regulatory proposal, interest rate risk would become an additional element in measuring risk-based capital. This proposed change is not expected to significantly impact the Corporation's compliance with capital guidelines.

         Cash dividends declared to shareholders of the Corporation in 1995 totaled $1,751,000, representing an increase of 14.7% over 1994 and 30.7% of 1995 net income. Over the past five years, the payout ratio has consistently been between 26% and 31% of net income. Dividends paid to the Corporation by the subsidiary banks are the primary source of funds for payment of dividends to the Corporation's shareholders. Regulatory restrictions on the dividends from the subsidiary banks are described in Note 14 of the consolidated financial statements. Shareholders' equity could be enhanced during 1996 through the issuance of common stock under the stock option, dividend reinvestment, and employee retirement savings plans.

LIQUIDITY

         Liquidity refers to the ability to meet cash flow needs which, in the banking industry, refers to the ability to fund customer borrowing needs as well as deposit withdrawals. Assets such as cash and non-interest bearing deposits with banks, federal funds sold, maturing securities, and loan repayments are the Corporation's principal sources of liquidity. Access to FHLB advances, described elsewhere in this report, is a supplemental source of cash to meet liquidity needs. Operating activities provided cash of $7.4 million, $5.8 million, and $6.7 million in 1995, 1994, and 1993, respectively. Cash and cash equivalents increased from $18.1 million at December 31, 1994 to $20.4 million at December 31, 1995. Refer to the consolidated statement of cash flows for a summary of the sources and uses of cash in 1995, 1994, and 1993.

                                       44                                Page 67

                    First-Knox Banc Corp. 1995 Annual Report

         Taking into account the capital adequacy, profitability, and reputation maintained by the Corporation, the available liquidity sources are considered adequate to meet current and projected needs.

FAIR VALUES OF FINANCIAL INSTRUMENTS

         The Corporation disclosed the estimated fair values and related carrying values of its financial instruments at December 31, 1995 and 1994 in
Note 16 of the consolidated financial statements.

         The estimated fair value of loans, net of the allowance for loan losses, increased from 98.7% of the carrying value at December 31, 1994 to 100.8% at December 31, 1995. This relative increase in value resulted primarily from lower market rates at December 31, 1995.

         While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the Corporation to have liquidated such items, the estimated fair values would necessarily have been realized. The methodologies utilized in evaluating the estimated fair values at December 31, 1995 and 1994 were consistently applied. The estimated fair values at December 31, 1995 and 1994, should not be considered to apply at subsequent dates.

         Other assets and liabilities of the Corporation that are not defined as financial instruments under SFAS 107, "Fair Values of Financial Instruments," are not included in this disclosure. These would include, among others, such items as property and equipment, financing leases, and the intangible value of the Corporation's customer base and profit potential.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results primarily in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Nearly all the assets and liabilities of the Corporation are financial, unlike most industrial companies. As a result, the Corporation's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Corporation's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on the Corporation's performance. Changes in interest rates do not necessarily fluctuate in the same manner and to the same extent as changes in the price of goods and services.

                                       45                                Page 68

                    First-Knox Banc Corp. 1995 Annual Report




NEW ACCOUNTING PRONOUNCEMENTS

         SFAS No. 122, "Accounting for Mortgage Servicing Rights" requires companies to recognize, as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. A company that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to mortgage servicing rights and to loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights recorded as a separate asset will be amortized in proportion to, and over the period of, estimated net servicing income. This statement becomes effective for the Corporation in 1996. While the exact impact of this pronouncement depends on market conditions and loan volume, management does not anticipate that it will have a material impact on the Corporation's net income based on historic sales volume.

         In 1996, the Corporation is required to adopt SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 encourages but does not require entities to use a fair value based method to account for stock-based compensation plans such as the Corporation's stock option plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must disclose the pro forma effect on net income and earnings per share had the accounting been adopted. Fair value of a stock option is to be estimated using an option-pricing model that considers exercise price, expected life of the option, current price of the stock, expected price volatility, expected dividends on the stock, and the risk-free interest rate. The Corporation will disclose the pro forma impact of this pronouncement in 1996.


                                       46                               Page 69

                    First-Knox Banc Corp. 1995 Annual Report





TABLE IV  INVESTMENT AND MORTGAGE-BACKED SECURITIES
(In thousands of dollars)

                                                         State                                             Tax
                                    U.S.     Federal      and      Mortgage-                            Equivalent
                                  Treasury   Agencies  Political   Backed (2)    Other       Total       Yield (1)
------------------------------------------------------------------------------------------------------------------
December 31, 1995
(At fair value)
Maturity:
        Within one year .........  $10,554    $  999    $ 2,263    $ 7,341                 $ 21,157       5.88%
        After one year through
             five years .........   17,662     2,754     11,369     27,948                   59,733       7.35%
        After five years through
            ten years ...........              3,238     20,505      2,005                   25,748       8.00%
        After ten years .........                        21,060                 $4,290       25,350       8.90%
                                   -------    ------    -------    -------      ------     --------       -----
Total carrying value ............  $28,216    $6,991    $55,197    $37,294      $4,290     $131,988
Taxable equivalent
    purchase yield (1) ..........     5.70%     6.66%      8.58%      7.03%       6.95%        7.36%
Average maturity (in years) .....      1.3       5.3        8.2        3.0        20.0          5.5

                                                         State
                                    U.S.     Federal      and      Mortgage-
                                  Treasury   Agencies  Political   Backed (2)    Other       Total
-----------------------------------------------------------------------------------------------------
December 31, 1994
Total carrying value ..........   $27,420     $2,393    $54,750    $42,657      $3,991     $131,211
Estimated fair value ..........   $27,420     $2,393    $51,847    $42,657      $3,991     $128,308
Taxable equivalent
    purchase yield (1) ........      5.19%      6.89%      8.64%      6.00%       6.42%        6.94%
Average maturity (in years) ...       1.7        1.1        7.4        2.8        20.0          5.5

                                                         State
                                    U.S.     Federal      and      Mortgage-
                                  Treasury   Agencies  Political   Backed (2)    Other       Total
-----------------------------------------------------------------------------------------------------
December 31, 1993
Total carrying value ..........   $23,974      $500     $41,584    $42,664       $2,225     $110,947
Estimated fair value ..........   $24,351      $503     $44,337    $43,173       $2,406     $114,770
Taxable equivalent
    purchase yield (1) ........      5.14%     8.03%       9.02%      5.55%        4.97%        6.76%
Average maturity (in years) ...       2.4       0.7         7.6        2.8         20.0          4.8

(1) Yields are based on historical cost and computed on a fully tax-equivalent basis assuming a rate of 34%.

(2) Mortgage-backed securities are reported by expected average maturities. Actual maturities will differ due to scheduled payments and the rights of borrowers to prepay.


                                       47                                Page 70

                    First-Knox Banc Corp. 1995 Annual Report





TABLE V  INTEREST RATE SENSITIVITY ANALYSIS

         Interest rate sensitivity measures the exposure of net interest income to possible changes in interest rates. The following interest rate sensitivity table presents the traditional static gap position of First-Knox Banc Corp. at December 31, 1995. The table depicts the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or reprice in accordance with their contractual terms. This table does not, however, necessarily indicate the impact of general interest rate movements on the Corporation's net interest yield because the repricing of various categories of assets and liabilities is subject to competitive factors and customer preferences. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

                                                      After 1      After 3      After 6
                                                       Month       Months        Months
                                          Within        But         But           But          Total        Total
                                           One         Within      Within        Within        Within       After
(In thousands of dollars)                 Month       3 Months    6 Months       1 Year        1 Year       1 Year       Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE
        SENSITIVE ASSETS
        Loans and leases ............   $ 124,126     $ 15,872     $ 23,347     $ 49,670     $ 213,015     $ 117,626     $330,641
        Investment securities and
                federal funds sold ..       3,748        2,452        2,554        9,236        17,990        80,104       98,094
        Mortgage-backed
                securities (1) ......      13,390          295          830        3,335        17,850        19,444       37,294
                                        ---------     --------     --------     --------     ---------     ---------     --------
        TOTAL .......................     141,264       18,619       26,731       62,241       248,855       217,174      466,029
                                        ---------     --------     --------     --------     ---------     ---------     --------

INTEREST RATE
        SENSITIVE LIABILITIES
        Interest-bearing deposits (2)     187,443       25,337       27,596       38,678       279,054        70,307      349,361
        Borrowings ..................       8,072          172          260          532         9,036        32,365       41,401
                                        ---------     --------     --------     --------     ---------     ---------     --------
        TOTAL .......................     195,515       25,509       27,856       39,210       288,090       102,672      390,762
                                        ---------     --------     --------     --------     ---------     ---------     --------
INTEREST RATE
        SENSITIVITY GAP .............   $ (54,251)    $ (6,890)    $ (1,125)    $ 23,031     $ (39,235)    $ 114,502     $ 75,267
                                        =========     ========     ========     ========     =========     =========     ========
CUMULATIVE INTEREST RATE
        SENSITIVITY GAP .............   $ (54,251)    $(61,141)    $(62,266)    $(39,235)    $ (39,235)    $  75,267
                                        =========     ========     ========     ========     =========     =========
INTEREST RATE
        SENSITIVITY GAP RATIO .......       0.72x        0.73x        0.96x        1.59x         0.86x         2.12x        1.19x
                                        =========     ========     ========     ========     =========     =========     ========
CUMULATIVE INTEREST RATE
        SENSITIVITY GAP AS A
        PERCENTAGE OF TOTAL
        INTEREST-EARNING ASSETS......      (11.64)%     (13.12)%     (13.36)%      (8.42)%       (8.42)%       16.15%       16.15%
                                        =========     ========     ========     ========     =========     =========     ========

(1) Mortgage-backed securities are included at the earlier date of repricing or average maturity, such maturity giving effect to prepayment estimates.

(2) Interest-bearing demand deposits and savings accounts are included in the amount to be repriced within one month since the Corporation has the ability to reprice these accounts at any time.


                                       48                                Page 71

                    First-Knox Banc Corp. 1995 Annual Report


TABLE VI  TEN YEARS OF PROGRESS STATEMENT SUMMARY



                                   1995     1994     1993     1992     1991     1990     1989     1988     1987     1986
--------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity ($000) ...  $46,659  $40,832  $38,423  $30,115  $27,144  $24,586  $22,290  $20,198  $18,298  $16,615
Book Value Per Share ..........    13.11    11.23    10.65     9.66     8.73     7.91     7.17     6.50     5.88     5.35
Fully-Diluted Earnings
        Per Share .............     1.57     1.41     1.33     1.18     1.06      .98      .92      .86      .77      .69
Cash Dividends ($000) .........    1,751    1,527    1,302    1,051      973      927      856      786      721      667
Stock Dividend/Split ..........      100%       5%       5%       5%       5%      60%       5%       5%       5%       5%
Banking Offices ...............       12       12       12       12       12       12       12        9        8        8
Total Staff ...................      256      264      251      245      239      250      243      230      210      197


CONSOLIDATED BALANCE SHEET SUMMARY


(In thousands of dollars)          1995      1994      1993      1992      1991      1990      1989      1988      1987      1986
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks ....... $ 17,012  $ 18,110  $ 16,158  $ 14,687  $ 11,824  $ 12,628  $ 13,538  $ 11,389  $  8,489  $  8,489
Investments ...................  131,988   131,211   110,947   106,268   100,953    94,434   100,020    86,747    86,494    86,542
Federal Funds Sold ............    3,400              12,700     3,850     7,800     8,050     4,950     1,900     2,400     9,200
Total Loans and Lease
       Financing ..............  330,641   304,168   290,908   276,437   261,554   248,110   223,076   195,182   166,276   142,992
Less Allowance for Loan and
Lease Losses ..................   (4,166)   (3,876)   (3,597)   (3,162)   (2,905)   (2,715)   (2,338)   (1,980)   (1,748)   (1,625)
Net Loans and Lease Financing .  326,475   300,292   287,311   273,275   258,649   245,395   220,738   193,202   164,528   141,367
Bank Premises and Equipment ...   10,993    10,035     6,200     4,939     5,073     5,300     5,387     4,351     3,807     3,443
Other Assets ..................    7,031     7,543     6,098     6,586     7,445     8,264     9,084     7,084     7,208     6,963
TOTAL ......................... $496,899  $467,191  $439,414  $409,605  $391,744  $374,071  $353,717  $304,673  $272,926  $256,004


LIABILITIES
Demand Deposits ............... $ 94,588  $ 93,709  $ 91,384  $ 86,394  $ 68,162  $ 66,222  $ 64,169  $ 58,170  $ 53,930  $ 52,239
Savings Deposits ..............   99,133   109,675   115,587   112,619   100,093    80,285    80,430    68,838    69,419    67,923
Other Time Deposits ...........  210,346   173,796   171,206   163,281   178,665   186,122   172,258   144,160   119,321   108,225
Total Deposits ................  404,067   377,180   378,177   362,294   346,920   332,629   316,857   271,168   242,670   228,387
Long-Term Debt ................   33,415    34,720     5,900     5,159     5,300     5,370     5,440     2,510     2,580     2,650
Other Liabilities .............   12,758    14,459    16,914    12,037    12,380    11,486     9,130    10,797     9,378     8,352
Total Deposits and
       Other Liabilities ......  450,240   426,359   400,991   379,490   364,600   349,485   331,427   284,475   254,628   239,389
Shareholders' Equity ..........   46,659    40,832    38,423    30,115    27,144    24,586    22,290    20,198    18,298    16,615
TOTAL ......................... $496,899  $467,191  $439,414  $409,605  $391,744  $374,071  $353,717  $304,673  $272,926  $256,004


CONSOLIDATED STATEMENT OF INCOME SUMMARY


(In thousands of dollars)          1995      1994      1993      1992      1991      1990      1989      1988      1987      1986
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees
       on Loans and Leases .... $ 28,699  $ 25,139  $ 24,825  $ 25,276  $ 26,968  $ 26,214  $ 23,390  $ 19,030  $ 16,143  $ 12,270
Interest and Dividends Earned
       on Total Securities ....    8,006     7,277     6,124     6,960     8,021     8,012     7,295     6,400     6,363     5,907
Federal Funds Sold ............      228        79       208       301       646       860       550       326       363       477
Lease Financing ...............      155        99       135       172       246       200       385       392       493       247
TOTAL INTEREST INCOME .........   37,088    32,594    31,292    32,709    35,881    35,286    31,620    26,148    23,362    18,901
INTEREST EXPENSE
Interest on Deposits ..........   15,158    11,800    12,023    15,157    19,720    20,735    18,539    14,651    12,959    11,379
Interest on Borrowed Money ....    2,341     1,827       674       904     1,016       914       973       715       657       377
TOTAL INTEREST EXPENSE ........   17,499    13,627    12,697    16,061    20,736    21,649    19,512    15,366    13,616    11,756
Net Interest Income ...........   19,589    18,967    16,648    15,145    18,595    13,637    12,108    10,782     9,746     7,145
Provision for Credit Losses ...     (584)     (638)   (1,124)   (1,394)   (1,066)     (957)     (911)     (785)     (400)     (580)
Other Income ..................    3,127     2,747     2,465     2,452     2,389     2,005     1,716     1,685     1,777     1,848
Other Expenses ................  (14,858)  (14,645)  (13,827)  (12,584)  (12,022)  (10,649)   (9,427)   (8,379)   (8,268)   (6,376)
INCOME BEFORE FEDERAL
       INCOME TAXES ...........    7,274     6,431     6,109     5,122     4,446     4,036     3,486     3,303     2,855     2,037
Federal Income Taxes ..........   (1,565)   (1,267)   (1,443)   (1,171)     (915)     (813)     (537)     (616)     (451)      102
NET INCOME .................... $  5,709  $  5,164  $  4,666  $  3,951  $  3,531  $  3,223  $  2,949  $  2,687  $  2,404  $  2,139


                                       49                                Page 72

                    First-Knox Banc Corp. 1995 Annual Report





FIRST-KNOX DIRECTORS

[PHOTO]                  [PHOTO]                    [PHOTO]                 [PHOTO]
Maureen Buchwald         George T. Culbertson, Jr.  James J. Cullers        Robert S. Gregg


[PHOTO]                  [PHOTO]                    [PHOTO]                 [PHOTO]
Philip H. Jordan         James A. McElroy           John B. Minor           Noel C. Parrish


[PHOTO]                  [PHOTO]                    [PHOTO]
Russell E. Ramser, Jr.   Alan E. Riedel             Kenneth W. Stevenson


[PHOTO]                  [PHOTO]                    [PHOTO]
William A. Stroud        Stephen P. Upham, Jr.      Carlos E. Watkins



FARMERS AND SAVINGS BANK DIRECTORS

[PHOTO]                  [PHOTO]                    [PHOTO]                 [PHOTO]
Patricia A. Byerly       L. Eugene Byers            Dwight D. Mathias       James E. McClure


[PHOTO]                  [PHOTO]                    [PHOTO]
Roger E. Stitzlein       Chris D. Tuttle            Gordon E. Yance



FIRST-KNOX BANC CORP.

DIRECTORS

William A. Stroud, Chairman of the Board,
  Retired President

Russell E. Ramser, Jr., Vice-Chairman of the Board, President, Maram Energy Company

George T. Culbertson, Jr., Retired
  Newspaper Publisher

James J. Cullers, Lawyer,
  Zelkowitz, Barry & Cullers

Robert S. Gregg, President,
  Phoenix Holding Company

Philip H. Jordan, Jr., Retired President,
  Kenyon College

James A. McElroy, Chairman of the Board,
  AMG Industries

John B. Minor, Consultant

Noel C. Parrish, President, NOE, Inc.

Alan E. Riedel, Retired Vice Chairman,
  Cooper  Industries

Stephen P. Upham, Jr.,  Entrepreneur

Carlos E. Watkins, President and
   Chief Executive Officer,
   First-Knox National Bank,
   President and Chief Executive Officer

FIRST-KNOX NATIONAL BANK

DIRECTORS

Philip H. Jordan, Jr., Chairman of the Board,
   Retired President, Kenyon College

Maureen Buchwald, Vice President,
   Ariel Corporation

George T. Culbertson, Jr., Retired
   Newspaper Publisher

James J. Cullers, Lawyer,
   Zelkowitz, Barry & Cullers

Robert S. Gregg, President,
   Phoenix Holding Company

James A. McElroy,
   Chairman of the Board,
   AMG Industries

John B. Minor, Consultant

Noel C. Parrish, President, NOE, Inc.

Russell E. Ramser, Jr., President,
  Maram Energy Company

Kenneth W. Stevenson, Retired President,
  Cooper Energy Services

Carlos E. Watkins, President and
  Chief Executive Officer,
  First-Knox National Bank

DIRECTORS EMERITI

Robert B. Lantz
J. Robert Purdy
William A. Stroud
Stephen P. Upham, Jr.


                                       50                                Page 73

                    First-Knox Banc Corp. 1995 Annual Report



FARMERS AND SAVINGS BANK

DIRECTORS
James E. McClure, Chairman of the Board, Retired President, McClure Motors, Inc.

Patricia A. Byerly, Vice President and Secretary, Byerly Funeral Home, Inc.

L. Eugene Byers, DVM, Owner, Byland Animal Hospital and Farms

Dwight D. Mathias, President and Chief Executive Officer, Farmers and Savings
   Bank

Roger E. Stitzlein, General Manager, Loudonville Farmers Equity

Chris D. Tuttle, President, Amish Oak Furniture Company, Inc.

Gordon E. Yance, Vice President and Treasurer, First-Knox Banc Corp.

FIRST-KNOX BANC CORP.

OFFICERS

Carlos E. Watkins, President and Chief Executive Officer

Gordon E. Yance, Vice President and Treasurer

Ian Watson, Vice President and Secretary

Vickie A. Sant, Auditor


OFFICERS

Carlos E. Watkins, President and Chief Executive Officer


FINANCE, HUMAN RESOURCES, AND BRANCH ADMINISTRATION

Gordon E. Yance, Vice President and Chief Financial Officer

Kathy K. Blackburn, Vice President, Human Resources

Vickie A. Sant, Auditor

Lynn B. Fawcett, Comptroller

Emily P. Snyder, Assistant Vice President

Rebecca A. Brownfield, Administrative Officer


OPERATIONS, DEPOSITS AND INVESTMENTS

Ian Watson, Vice President and Secretary

Bruce B. Hite, Assistant Vice President and Security Officer

Cheri L. Butcher, Assistant Vice President

Diana L. Doerr, Administrative Officer

Rebecca K. Rodeniser, Operations Officer

Betty L. Mossholder, Administrative Officer


CREDIT ADMINISTRATION

Lawrence A. Dailey, Vice  President, Senior Credit Policy and Control Officer

W. Douglas Leonard, Vice President and Senior Retail Loan Officer

Louis G. Petros, Vice President and Senior Commercial Loan Officer

James E. Brinker, Vice President, and Commercial Loan Officer

William C. Brunka,Vice President, Retail Loan and Compliance Officer

Mark P. Leonard, Vice President and Commercial Loan Officer

David R. Ewart, Assistant Vice President and Commercial Loan Officer

Charlene V. Beckley, Assistant Vice President, Card Services

Eritt A. Coon, Administrative
        Loan Officer

Joan M. Stout, Mortgage Loan Officer

Christopher D. Anderson, Administrative Officer

Jeanette A. Carpenter, Mortgage Loan Officer

Kimberly J. Peck, Mortgage Loan Officer

Anita K. Earlywine, Administrative Officer

Valerie J. Smith, Administrative Officer


TRUST

David R. Irvin, Vice President and Trust Officer

Mark B. Iverson, Trust Officer

Mary T. Collins, Trust Officer


MARKETING

J. Curtis Cree, Vice President and CRA Officer

Barbara  A. Barry, Assistant Vice President


BRANCH OFFICE DIVISION

MAIN OFFICE

Frederick T. Baldeschwiler, Assistant Vice President and Manager

Patti J. Frazee, Assistant Manager


COSHOCTON AVENUE

Deborah K. Steinhauser, Assistant Vice President and Manager

Nancy L. Rice, Assistant Manager


BELLVILLE

James E. McLaughlin, Manager

Julie A. Cline, Assistant Manager


CENTERBURG

Sharon A. Cline, Assistant Vice President and Manager

Ella E. Altizer, Assistant Manager


DANVILLE

Cynthia L. Rhodes, Manager

Patty S. Durbin, Assistant Manager


EDISON
J. Blair Strain, Manager


FREDERICKTOWN

Ronald L. McMillan, Assistant Vice President and Manager

Marilyn L. Reed, Assistant Manager


LEXINGTON

Debra E. Holiday, Manager

Jennifer S. Mack, Assistant Manager


MILLERSBURG

William J. Mohr, Assistant Vice President and Manager

Rea D. Wirt, Assistant Manager


MOUNT GILEAD

R. Edward Kline, Assistant Vice President and Manager

William F. Wieland, Assistant Manager


FARMERS AND SAVINGS BANK

OFFICERS

Dwight D. Mathias, President and Chief Executive Officer

Stanley D. Young, Senior Vice President and Cashier

James S. Lingenfelter, Vice President

Wayne D. Young, Vice President

Karen S. Burgess, Assistant Vice President

Gregory A. Henley, Assistant Vice President

Barbara J. Young, Assistant Vice President

Janeen R. Lackey, Assistant Cashier and Manager, Perrysville Office


                                       51                                Page 74

                    First-Knox Banc Corp. 1995 Annual Report




                            SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

         The Corporation's headquarters are located at: One South Main Street, Mount Vernon, Ohio 43050, phone: 614/399-5500, 800/837-5266.

ANNUAL MEETING

         The Annual Shareholders' Meeting of First-Knox Banc Corp. will be held on Tuesday, March 26, 1996, at 3:00 p.m. at Thorne Performance Hall in the R. R. Hodges Chapel/Auditorium and Fine Arts Center at the Mount Vernon Nazarene College, 800 Martinsburg Road, Mount Vernon, Ohio.

TRANSFER AGENT AND REGISTRAR

         First-Knox National Bank, P.O. Box 871, One South Main Street, Mount Vernon, Ohio 43050

INDEPENDENT AUDITORS

         Crowe, Chizek and Company LLP, Columbus, Ohio

CORPORATE COUNSEL
        Vorys, Sater, Seymour and Pease, Columbus, Ohio

FORM 10-K AND OTHER
FINANCIAL INFORMATION

         A copy of First-Knox Banc Corp.'s Annual Report Form 10-K for the period ending December 31, 1995, may be obtained by shareholders without charge upon written request to Ian Watson, Vice President and Secretary, First-Knox Banc Corp., P. O. Box 871, One South Main Street, Mount Vernon, Ohio 43050.

DIVIDEND REINVESTMENT PLAN

         The Corporation offers a Dividend Reinvestment Plan which generally allows shareholders to reinvest their First-Knox Banc Corp. dividends in additional Corporate stock at the prevailing market price. Participation in the Plan is offered only by means of a prospectus which describes the Plan in detail. Plan information and a Plan prospectus may be obtained by calling the Trust Department of First-Knox National Bank at 614-399-5505, 800-837-5266, or by writing: First-Knox National Bank, Attn: Dividend Reinvestment Plan, P. O. Box 871, One South Main Mount Vernon, Ohio 43050.

COMMON STOCK LISTING

         The common shares of First-Knox Banc Corp. are traded on the NASDAQ National Market under the symbol FKBC.

MARKET MAKERS
        McDonald & Company Securities, Inc.,
                Cleveland, Ohio
        The Ohio Company, Columbus, Ohio
        Sweney Cartwright & Co., Columbus, Ohio

FIRST-KNOX NATIONAL BANK OFFICES

Main Office
One South Main Street
Mount Vernon 43050
614/399-5500

Coshocton Avenue
Office
810 Coshocton Avenue
Mount Vernon 43050
614/397-5551

Bellville  Office
154 Main Street
Bellville 44813
419/886-3711

Centerburg  Office
35 West Main Street
Centerburg 43011
614/625-6136

Danville Office
Public Square
Danville 43014
614/599-6686

Edison Office
504 West High Street
Mount Gilead 43338
419/947-4686

Fredericktown
Office
137 North Main Street
Fredericktown 43019
614/694-2015

Lexington Office
10 Plymouth Street
Lexington 44904
419/884-3005

Millersburg Office
60 West Jackson Street
Millersburg 44654
330/674-2610

Mount Gilead Office
17 West High Street
Mount Gilead 43338
419/946-9010


FARMERS AND SAVINGS BANK OFFICES

Loudonville Office
120 North Water Street
Loudonville 44842
419/994-4115

Perrysville Office
112 North Bridge Street
Perrysville 44864
419/938-5622

                        [LOGO]   First-Knox Banc Corp.

            P.O. - One South Main Street - Mount Vernon, Ohio 43050

                         An Equal Opportunity Employer

                                                                        Page 76