Form 10-K, Exhibit 13
period 1996-12-31
FIRST KNOX BANC CORP
filed 1997-03-28
CIK 756899

                                   EXHIBIT 13


                               1996 ANNUAL REPORT


                             FIRST-KNOX BANC CORP.


                                 TABLE OF CONTENTS
                                   Financial Highlights ..................  1
                                   Letter to Shareholders ................  3
                                   Consolidated Financial Statements .....  7
                                   Financial Review ...................... 25
                                   Directors/Officers/Office Locations ... 33
                                   Shareholder Information ............... 35

                                                       FINANCIAL HIGHLIGHTS

COMPARATIVE BALANCES (In thousands of dollars)
                                                                                                               Percent
                                                                                       1996         1995        Change
-----------------------------------------------------------------------------------------------------------------------
ASSETS............................................................................  $ 573,763     $ 496,899      15.5%
Deposits..........................................................................    430,763       404,067       6.6%
Loans.............................................................................    361,840       330,641       9.4%
Securities........................................................................    177,426       131,988      34.4%
Borrowings........................................................................     87,262        41,401     110.8%
Shareholders' Equity..............................................................     49,975        46,659       7.1%
Net Income........................................................................      6,036         5,709       5.7%
Cash Dividends Declared...........................................................      2,536         1,751      44.8%
Trust Department Assets...........................................................     87,761        82,696       6.1%

FACILITIES AND STAFF
  Banking Offices.................................................................         12            12
  Total Staff.....................................................................        250           256



COMPARATIVE STOCK DATA (Per share data)

                                                              1996                                 1995
                                              ------------------------------------  ------------------------------------
                                                                             CASH                                  CASH
                                                 MARKET      MARKET     DIVIDENDS      MARKET      MARKET     DIVIDENDS
                                                   HIGH         LOW      DECLARED        HIGH         LOW      DECLARED
                                              ------------------------------------  ------------------------------------
First Quarter............................      $  25.24    $  22.86     $    .133    $  20.71    $  19.52      $   .105
Second Quarter...........................         24.29       22.86          .133       20.84       19.91          .105
Third Quarter............................         25.00       21.19          .170       23.81       20.00          .114
Fourth Quarter...........................         29.75       23.50          .240       25.24       22.86          .143

                                                                                                               Percent
                                                                                       1996         1995        Change
-----------------------------------------------------------------------------------------------------------------------
Year-End Market Price.............................................................   $  28.25    $  23.81         18.6%
Year-End Book Value...............................................................      13.31       12.49          6.6%
Fully-Diluted Earnings Per Share..................................................       1.59        1.50          6.0%
Price Earnings Ratio..............................................................       17.8x       15.9x
Cash Dividend Payout Ratio........................................................      42.0%       30.7%
Number of Shareholders............................................................      1,479       1,404          5.3%
Average Shares Outstanding Primary................................................  3,801,519   3,818,759
Average Shares Outstanding Fully Diluted..........................................  3,802,449   3,821,589
Stock/Split Dividend..............................................................         5%        100%

        The Stock of First-Knox Banc Corp. is listed on the Nasdaq National market under the symbol "FKBC", The market prices represent quotations between dealers withoout adjustment for retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The brokerage firms of McDonald & Company Securities, Inc., The Ohio Company, and Sweney Cartwright &
Company make a market in the Corporation's stock. All per share data has been restated to give retoactive effect to the 5% stock dividend in 1996 and the two for one stock split in the form of a 100% stock dividend in 1995.

        The ability of the Corporation to pay cash dividends is based upon receiving, dividends from its bank subsidiaries. See Note
14 to the consolidated financial statements regarding regulatory restrictions.


                                      20                  1 1996 Annual Report

      CASH DIVIDENDS                 NET INCOME               TOTAL ASSETS
(In thousands of dollars)    (In millions of dollars)   (In millions of dollars)

1992         1,051               1992       3.95           1992       409.6
1993         1,302               1993       4.67           1993       439.4
1994         1,527               1994       5.16           1994       467.2
1995         1,751               1995       5.71           1995       496.9
1996         2,536               1996       6.04           1996       573.8


                                  FULLY-DILLUTED              SHAREHOLDERS'
  BOOK VALUE PER SHARE          EARNINGS PER SHARE               EQUITY
      (In dollars)                 (In dollars)        (In millions of dollars)

1992          9.20               1992       1.12           1992       30.12
1993         10.14               1993       1.27           1993       38.42
1994         10.70               1994       1.34           1994       40.83
1995         12.49               1995       1.50           1995       46.66
1996         13.31               1996       1.59           1996       49.98



                                       21              First-Knox Banc Corp. 2

                            LETTER TO SHAREHOLDERS


        To say that 1996 was an exciting year would be an understatement. Profits reached an all-time high. Total assets exceeded the half billion dollar mark. Net income, before merger-related expenses, reflected an increase of 15.68%. Assets for the Corporation increased 15.5%, and shareholders' equity increased 7.1% over 1995. Public awareness of our agreement with Park National Corporation, also reached record levels of interest. Our success can be attributed directly to the ability of our employees to maintain their focus on our customers, while providing enhanced services in a time of both uncertainty and opportunity. We are justifiably proud of their performance.

                                                                     [GRAPHIC]

        Net income for 1996 exceeded six million dollars for the first time in corporate history. We also maintained a consecutive string of increased net income, total assets, earnings per share, and cash dividends, since the formation of First-Knox Banc Corp in 1985. Loans increased 9.4% while deposits increased 6.6%. Non-interest income reached a new level of $3.43 million, an increase of 9.6% as compared to 1995. Non-interest expense rose $720,000, including $595,000 in professional expenses, attributable mainly to merger-related matters. Income taxes exceeded two million dollars, another corporate record. Shareholders received a 5% stock dividend in September, marking the thirty-first consecutive year that a stock dividend or split has been issued. Additional analysis of our financial performance can be found starting on page twenty-five of this report.

        Beyond the quantifiable accomplishments of the past year, a number of other events deserve recognition, especially the proposed merger between First-Knox and Park. Public announcement was made in October following the signing of a definitive merger agreement, details and analysis of which are described in the Joint Proxy Statement Prospectus being sent to all shareholders. We urge each shareholder to review the proxy materials and vote at the upcoming special shareholder meeting.

        While separate companies in separate markets, our two organizations share many of the philosophies, values, and commitments associated with the successful conduct of community banking. We both believe that exceptional customer service delivered by dedicated employees is essential. We both acknowledge responsibility for the viability of the communities in which we live and work. We both recognize that bigger is not always better, but optimum size must be achieved to afford competitive efficiencies. Perhaps most importantly, we both believe in the opportunities that such a merger affords our customers, employees, and shareholders. The heritage and accomplishments of each organization have been recognized by the other for many years, but rather than spending time on mutual admiration, we will continue to build on the fundamentals that have served us well.

        Numbers alone do not tell all of our story. Once again, First-Knox was a leader in introducing new products, all of which met with open customer acceptance. For our retail customers, a bi-weekly mortgage was introduced, the first such product in our market area. Over a period of years, bi-weekly payment benefits the homeowner with significant savings in cumulative interest cost. Also introduced was a 100% home equity loan allowing customers to take full advantage of their home equity and tax deductibility of interest. For our business customers, a new software package, DirectPay, was marketed allowing a seamless interface with programs using the Automated Clearing House. Additionally, new programs were developed and implemented for those desiring to have their funds swept automatically into trust accounts or repurchase agreements.

        Improvements to our physical facilities continued in 1996. The Operations Center was upgraded and space utilization improved as a continuation of the Main Office building expansion. New safe deposit boxes were added at the Centerburg and Main Office locations. The Mount Gilead office was renovated extensively as part of a downtown revitalization program.

        Technology has always played an important role in providing our customers with more responsive


                                      22                  3 1996 Annual Report
financial products and increased internal efficiencies. Utilization of the very latest technology continued to benefit the Corporation in 1996. Automated software in the retail loan area provided increased efficiencies in controlling delinquencies and enabled early identification of changing customer needs. In the area of check processing, character recognition equipment was installed resulting in almost 40% of our document processing taking place without human intervention. To take advantage of the savings afforded by the post office in pre-sorting, bar coding was implemented for all statements.

        The most visible use of technology from the public's perception was the unveiling of our Web site on the Internet at www.firstknox.com. Even though our customers and physical facilities are convenient to one another, we believe existing and potential customers should be able to access all information regarding our financial services, at their leisure and convenience, twenty-four hours a day. Until we are more comfortable with the security of transactions and sensitive customer data, our Web site will offer information such as locations, hours, services, loan and deposit rates, ATM locations, E-mail, our stock performance, and a community bulletin board. The community bulletin board is a new and unique public service that will list various events in each of the communities served by First-Knox.

        While our branch facilities are convenient in the marketplace, the Web site gives us an excellent vehicle to reach current and potential customers without the constraints of time and geography. We believe our Web site is just the beginning of a new way to provide service to our customers. In time, the Internet will be an important addition to our existing delivery systems which now include the mail, branches, telephone, courier, automated clearing house, and automated teller machines.

        Although a very progressive year, 1996 was also a year marked with sadness. Two of our directors, Russell E. Ramser, Jr. and George T. Culbertson, Jr. passed away following prolonged illnesses. Mr. Ramser was Chairman of the Board, and Mr. Culbertson was a founding director of the Corporation. Additionally, William A. Stroud and Stephen P. Upham, Jr. retired from the Board as required by the retirement schedule. Mr. Stroud served as President and Chairman of the Board of


                                FULLY-DILUTED
                              EARNINGS PER SHARE
                                 (in dollars)
                                      1992     1993     1994     1995     1996

Fully-diluted earnings per share      1.12     1.27     1.34     1.5      1.59
Impact of merger related
 legal and professional fees             0        0        0       0      0.15



                                  NET INCOME
                           (in millions of dollars)

                                 1992     1993     1994     1995     1996

Net Income                        3.95     4.67     5.16     5.71     6.04
Impact of merger related
 legal and professional fees         0        0        0        0     0.57



                                      23              First-Knox Banc Corp. 4
both the First-Knox National Bank and the Corporation. Mr. Upham was a founding director of the Corporation and a First-Knox National Bank director since 1959. The guidance provided by these four gentlemen has been an immeasurable contribution to our Corporation's success.

        In March of 1996, William B. Levering and R. Dan Snyder joined the Board of Directors of First-Knox National Bank. Their new perspectives have been an asset to the Board. In December, Philip H. Jordan, Jr. was elected to replace Mr. Ramser as Chairman of the First-Knox Banc Corp. Board. Also at that time, James E. McClure, Chairman of the Farmers and Savings Bank, was appointed to the First-Knox Banc Corp. Board, and Mark R. Ramser was elected to the Board of First-Knox National Bank.

        Each year, in this letter, we discuss items which affect the banking industry in general and our future in particular. Two major issues exist: one impacting our ability to serve our customers, and the other affecting our ability to compete effectively. The issue of serving our customers revolves around the ability of banks or bank organizations to offer a broad range of financial products including brokerage services and insurance. Our non-bank financial service competitors are able to offer bank-type services without the regulations or geographic constraints placed on commercial banks. We perceive that the regulatory climate is changing to accommodate a wider range of products and services. However, we do not see any immediate intention on the part of congress to address these matters.

        The second issue involves fairness and taxation. Today, credit unions are not subject to taxation, an advantage that impacts both relative profitability and pricing of services. We understand the role of the credit union and its "common bond" foundation. It is when the "common bond" definition is stretched beyond its original intent, and the marketplace broadens beyond reasonable boundaries that the exemption from sharing the burden of taxation appears to be unreasonable. Like any operating expense, taxes impact the structure of rates paid/charged to our customers and the amount of income available for shareholder dividend payments. The banking industry takes no exception to honoring its tax obligations, but cannot accept the logic of its customers and shareholders bearing the cost of a competitor's subsidy.

        As we approach the beginning of a new century, it is important that we retain our focus on those traditional values that have served us so well for the past century and a half...values that improve the quality of life for our customers, our employees, our shareholders, and our communities. An overview of the past 150 years of First-Knox is provided in a timeline of major activities on the next page. We have undergone changes in name, structure, locations, size, products, and delivery mechanisms. Yet, during this time we consistently focused on providing our communities and customers with viable financial services, our employees with worthwhile careers, and our shareholders with increased investment value.

        In reviewing the timeline of activities, change has been an ever present component. In the future, that component will continue, but we will experience it at an accelerated pace. Communications, international trade, artificial intelligence, cyberspace, and longer lives will place great demands upon the financial community and its resources. The challenge for management will be to balance future demands with historic values to benefit our shareholders, employees, and customers.

        Our success has been predicated on the foresight and hard work of the directors, officers, and, in particular, the employees of the affiliates of First-Knox. Future accomplishments of even greater proportions will be possible through this empowerment. With the trust and support of our shareholders and customers, we look forward to unlimited opportunities beyond our most optimistic visions.

/s/ Philip H. Jordan, Jr.                            /s/ Carlos E. Watkins
Chairman of the Board                                     President and
                                                     Chief Executive Officer

                                      24                  5 1996 Annual Report

1847 August 23, 1847, "Knox County Bank"
1865 Received national charter "The Knox County National Bank of Mount Vernon" 1885 Reorganized as "The Knox National Bank"
1905 Reorganized as "The New Knox National Bank," located at One South Main
     Street
1939 Merger between "The New Knox National Bank" and "The First National Bank"
     to form "The First-Knox National Bank of Mount Vernon"
1953 Establishment of the Centerburg Office
1954 Fredricktown Office established through merger with "Dan Struble and Son
     Bank"
1955 Construction of new Main Office building completed at One South Main
     Street
1961 Purchase of Danville bank
1965 Coshocton Avenue Office opened
1966 Drive-in and walk-up window opened on West Vine Street
1967 BankAmericard introduced in Knox County
1968 Purchase of Century 100 Series computer
1978 Bank reached $100 million in assets
1980 Wizard of Knox automated teller machine opened at Coshocton Avenue
1983 Introduced Visa Checking, a debit card service
1985 "First-Knox Banc Corp." formed
1986 Acquired Millersburg Office *"Farmers and Saving Bank" in Loudonville and
     Perrysville joined First-Knox Banc Corp. * Market value of Corporate stock over $16.5 million
1988 Established de-novo office in Lexington
1989 Acquired branches in Mount Gilead, Edison, and Bellville * Remote automated teller machines installed at Apple Valley and Gambier
1994 Farmers and Saving Bank reached $50 million in assets
1995 Grand opening of new five-level, 40,000 square foot Main Office facility at One South Main Street * Voice response system implemented
1996 Bank reached $500 million in assets * Market value of Corporate stock exceeded $110 million * First-Knox Web site introduced on the Internet
     * First-Knox Banc Corp signed definitive agreement to merge with Park National Corporation

                                                                        [LOGO]

                                      25              First-Knox Banc Corp. 6

                           CONSOLIDATED BALANCE SHEETS


December 31, 1996 and 1995
(In thousands of dollars except per share data)                                                    1996                1995
------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and deposits with banks (Note 9) ..............................................          $  20,308           $  16,701
  Interest-bearing deposits with banks ...............................................                539                 311

  Federal funds sold .................................................................                                  3,400
                                                                                                ---------           ---------
   Total cash and cash equivalents ...................................................             20,847              20,412

  Securities available for sale (Notes 2 and 8) ......................................            177,426             131,988
  Loans (Notes 3 and 8) ..............................................................            361,840             330,641
  Less allowance for loan losses (Note 4) ............................................             (4,545)             (4,166)
                                                                                                ---------           ---------
   Loans, net of allowance for loan losses ...........................................            357,295             326,475

  Premises and equipment, net (Note 5) ...............................................             10,791              10,993
  Accrued interest receivable and other assets .......................................              7,404               7,031
                                                                                                ---------           ---------
   TOTAL ASSETS ......................................................................          $ 573,763           $ 496,899
                                                                                                =========           =========


LIABILITIES
  Deposits (Note 6) ..................................................................          $ 430,763           $ 404,067
  Short-term borrowings (Note 7) .....................................................             24,887               7,986
  Long-term debt (Note 8) ............................................................             62,375              33,415
  Accrued interest payable and other liabilities .....................................              5,763               4,772
                                                                                                ---------           ---------
   TOTAL LIABILITIES .................................................................            523,788             450,240

  Commitments and Contingencies (Note 9)


SHAREHOLDERS' EQUITY
  Common stock, par value $3.125 per share; 6,000,000 shares authorized;
   3,755,926 shares issued and outstanding in 1996 and 3,650,225 shares issued in 1995             11,737              11,407
  Paid-in capital ....................................................................             26,017              24,042
  Retained earnings ..................................................................             10,830              11,187
  Net unrealized holding gains on securities available for sale (Note 1) .............              1,391               1,912
  Common stock in treasury, 89,965 shares at cost in 1995 ............................                                 (1,889)
                                                                                                ---------           ---------
   TOTAL SHAREHOLDERS' EQUITY ........................................................             49,975              46,659
                                                                                                ---------           ---------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........................................          $ 573,763           $ 496,899
                                                                                                =========           =========


The accompanying notes are an integral part of these financial statements.


                                      26                  7 1996 Annual Report

                       CONSOLIDATED STATEMENTS OF INCOME


For the years ended December 31,
(In thousands of dollars except per share data)                                             1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
  Loans............................................................................    $  30,945    $  28,854    $  25,238
  Taxable securities...............................................................        6,606        5,214        4,477
  Tax exempt securities............................................................        2,897        2,792        2,800
  Federal funds sold and interest-bearing deposits with banks......................          331          228           79
                                                                                       ---------    ---------    ---------
    TOTAL INTEREST INCOME .........................................................       40,779       37,088       32,594


INTEREST EXPENSE
  Deposits.........................................................................       16,426       15,158       11,800
  Short-term borrowings............................................................          585          390          349
  Long-term debt...................................................................        2,800        1,951        1,478
                                                                                       ---------    ---------    ---------
    TOTAL INTEREST EXPENSE ........................................................       19,811       17,499       13,627
                                                                                       ---------    ---------    ---------
     NET INTEREST INCOME ..........................................................       20,968       19,589       18,967
  PROVISION FOR LOAN LOSSES (Note 4)  .............................................          774          584          638
                                                                                       ---------    ---------    ---------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES  .........................       20,194       19,005       18,329


OTHER INCOME
  Trust department income..........................................................          774          702          588
  Customer service fees and commissions............................................        2,423        2,315        1,926
  Loan sale gains..................................................................                        27           29
  Securities gains (losses), net...................................................          171          (20)          11
  Other operating income...........................................................           60          103          193
                                                                                       ---------    ---------    ---------
    TOTAL OTHER INCOME ............................................................        3,428        3,127        2,747


OTHER EXPENSES
  Salaries and benefits (Notes 10 and 11) .........................................        7,226        7,081        6,756
  Occupancy expenses...............................................................        2,370        2,121        1,825
  Professional fees related to pending merger (Note 20)............................          595
  Other operating expenses (Note 12) ..............................................        5,387        5,656        6,064
                                                                                       ---------    ---------    ---------
    TOTAL OTHER EXPENSES ..........................................................       15,578       14,858       14,645
                                                                                       ---------    ---------    ---------
    INCOME BEFORE INCOME TAXES ....................................................        8,044        7,274        6,431
  INCOME TAXES (Note 13)   ........................................................        2,008        1,565        1,267
                                                                                       ---------    ---------    ---------
    NET INCOME  ...................................................................    $   6,036    $   5,709    $   5,164
                                                                                       =========    =========    =========
  EARNINGS PER COMMON SHARE (Note 1)
    PRIMARY  ......................................................................    $    1.59    $    1.50    $    1.34
                                                                                       =========    =========    =========
    FULLY DILUTED  ................................................................    $    1.59    $    1.50    $    1.34
                                                                                       =========    =========    =========
  WEIGHTED AVERAGE SHARES (Note 1)
    PRIMARY .......................................................................    3,801,519    3,818,759    3,852,941
                                                                                       =========    =========    =========
    FULLY DILUTED .................................................................    3,802,449    3,821,589    3,856,009
                                                                                       =========    =========    =========


The accompanying notes are an integral part of these financial statements.


                                      27              First-Knox Banc Corp. 8

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                        NET UNREALIZED
                                                                                          HOLDING GAIN
                                                   NUMBER OF                                 (LOSS) ON                TOTAL
For each of the three years                         COMMON                                  SECURITIES               SHARE-
ended December 31, 1996                             SHARES   COMMON    PAID-IN    RETAINED   AVAILABLE  TREASURY    HOLDERS'
(In thousands of dollars except per share data)  OUTSTANDING  STOCK    CAPITAL    EARNINGS    FOR SALE     STOCK     EQUITY
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1994 ...................  1,718,979  $ 5,372    $20,164    $12,887                          $38,423
  Net income...................................                                     5,164                            5,164
  Issuance of shares under the dividend
   reinvestment plan...........................      6,797       21        218                                         239
  Issuance of shares under the employee
   retirement savings plan.....................      3,423       11        103                                         114
  Issuance of shares for stock options
   exercised...................................      2,499        8         47                                          55
  Cash dividends declared, $.40 per share......                                    (1,527)                          (1,527)
  Net unrealized holding gain (loss) on
   securities available for sale
    at January 1, 1994.........................                                              $   706                   706
    Change during 1994.........................                                               (2,342)               (2,342)
  5% stock dividend............................     86,552      270      3,332     (3,602)
                                                 ---------  -------   --------   --------    -------   --------   --------

BALANCES AT DECEMBER 31, 1994   ...............  1,818,250    5,682     23,864     12,922     (1,636)               40,832
  Net income...................................                                     5,709                            5,709
  Treasury stock purchased.....................    (45,868)                                             $(1,926)    (1,926)
  Issuance of shares under the dividend
   reinvestment plan ..........................      5,147       16      110                                           126
  Issuance of shares under the employee
   retirement savings plan.....................        475                   2                               10         12
  Issuance of shares for stock options
   exercised...................................      6,400       16         66                               27        109
  Cash dividends declared, $.47 per share......                                    (1,751)                          (1,751)
  Change in unrealized holding gain (loss)
   on securities available for sale............                                                3,548                 3,548
  Two-for-one stock split in the form of a
   100% stock dividend.........................  1,775,856    5,693                (5,693)
                                                 ---------  -------   --------   --------    -------   --------   --------

BALANCES AT DECEMBER 31, 1995..................  3,560,260   11,407     24,042     11,187      1,912     (1,889)    46,659
  Net income...................................                                     6,036                            6,036
  Issuance of shares under the dividend
   reinvestment plan ..........................      7,903       24        166                                         190
  Issuance of shares for stock options
   exercised...................................      9,355        5        (24)                             166        147
  Cash dividends declared, $.68 per share......                                    (2,536)                          (2,536)
  Change in net unrealized holding gain
   on securities available for sale............                                                 (521)                 (521)
  5% stock dividend............................    178,408      301      1,833     (3,857)                1,723
                                                 ---------  -------   --------   --------    -------   --------    -------
   BALANCES AT DECEMBER 31, 1996                 3,755,926  $11,737   $ 26,017   $ 10,830    $ 1,391   $    -0-   $ 49,975
                                                 =========  =======   ========   ========    =======   ========   ========

The accompanying notes are an integral part of these financial statements.

                                      28                  9 1996 Annual Report

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


For the years ended December 31,
(In thousands of dollars)                                                                   1996         1995         1994
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................    $   6,036    $   5,709     $  5,164
  Adjustments to reconcile net income to net cash provided by operating activities
   Provision for loan and lease losses.............................................          774          584          638
   Depreciation, accretion, and amortization.......................................          978        1,004        1,199
   Market loss on loans held for sale..............................................           59                       121
   Securities (gains) losses.......................................................         (171)          20          (11)
   Loan sale gains.................................................................                       (27)         (29)
   Deferred income tax expense (benefit)...........................................          (43)           5
   Increase in interest receivable.................................................         (643)        (354)        (398)
   Increase in interest payable....................................................          490          704          234
   Increase in net deferred loan costs.............................................          (62)         (37)         (55)
   Change in other assets and liabilities, net.....................................          482         (239)      (1,092)
                                                                                       ---------    ---------     --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES .....................................        7,900        7,369        5,771


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities held to maturity.........................................                    (1,351)     (17,135)
  Purchases of securities available for sale.......................................      (78,826)     (27,617)     (26,112)
  Proceeds from sales of securities available for sale.............................       14,362       17,560
  Proceeds from calls, payments, and maturities of securities held to maturity.....                     3,109        4,321
  Proceeds from calls, payments, and maturities of securities available for sale...       18,740       13,099       15,959
  Net increase in loans............................................................      (31,594)     (28,318)     (16,824)
  Proceeds from sale of loans......................................................                     1,578        3,113
  Expenditures for premises and equipment..........................................         (873)      (1,944)      (4,551)
  Proceeds from sales of other real estate owned...................................                        52
                                                                                       ---------    ---------     --------
    NET CASH APPLIED TO INVESTING ACTIVITIES ......................................      (78,191)     (23,832)     (41,229)


CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts......................................       26,696       26,887         (997)
  Net increase (decrease) in short-term borrowings.................................       16,901       (3,466)      (2,053)
  Proceeds from long-term debt.....................................................       30,000        5,000       30,110
  Payment of long-term debt........................................................       (1,040)      (6,305)      (1,290)
  Issuance of common stock.........................................................          337          247          408
  Purchase of treasury shares......................................................                    (1,926)
  Cash dividends paid..............................................................       (2,168)      (1,672)      (1,468)
                                                                                       ---------    ---------     --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES .....................................       70,726       18,765       24,710
                                                                                       ---------    ---------     --------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..........................          435        2,302      (10,748)
    CASH AND CASH EQUIVALENTS AT JANUARY 1  .......................................       20,412       18,110       28,858
                                                                                       ---------    ---------     --------
    CASH AND CASH EQUIVALENTS AT DECEMBER 31 ......................................    $  20,847    $  20,412     $ 18,110
                                                                                       =========    =========     ========

The accompanying notes are an integral part of these financial statements.


                                      29              First-Knox Banc Corp. 10

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1996
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   First-Knox Banc Corp. ("the Corporation"), a two-bank holding company, provides a broad range of banking, financial, and fiduciary services. Its principal subsidiaries, The First-Knox National Bank ("First-Knox") and The Farmers and Savings Bank ("Farmers"), operate predominantly in the central Ohio counties of Knox, Morrow, Holmes, Ashland, and Richland. The banks' primary services include accepting demand, savings, and time deposits; making commercial, industrial, real estate, and consumer loans; investing in securities and providing trust services.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The collectibility of loans, fair values of financial instruments and status of contingencies are particularly subject to change.

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

SECURITIES

   Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

   Statement of Financial Accounting Standards (SFAS) No. 115 was adopted on January 1, 1994. Accordingly, securities were classified into the categories discussed above. Prior to this date, securities were reported at amortized cost except for securities held for sale, which were reported at the lower of cost or market. This reclassification increased equity by $706,000 at January 1, 1994, which is the after-tax effect of the adjustment from amortized cost to fair value for securities available for sale at that date.

   Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

INTEREST AND FEES ON LOANS

   Interest on loans is recognized on the interest method. The accrual of interest on loans is suspended when, in management's opinion, the collection of all or a portion of the interest has become doubtful. When a loan is placed on non-accrual status, accrued and unpaid interest at risk is charged against income. Payments received on non-accrual loans are applied against principal until recovery of the remaining balance is reasonably assured.

   Loan fees and direct costs associated with originating or acquiring loans are deferred and recognized over the life of the related loan or lease, as an adjustment of the yield.

CONCENTRATIONS OF CREDIT RISK

   The Corporation, through its subsidiary banks, grants residential, consumer, and commercial loans to customers located primarily in the central Ohio counties of Knox, Morrow, Holmes, Ashland, and Richland. Commercial loans, residential real estate loans, and consumer loans comprise 29.9%, 47.1%, and 23.0% of total loans, respectively, at December 31, 1996.

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

ALLOWANCE FOR LOAN LOSSES

   The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

   Under SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan," which were adopted January 1, 1995, loan impairment is reported when full payment under the loan terms is not expected. The adoption of this statement did not materially impact the financial statements. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral.

   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity, and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to non-accrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior non-accrual and renegotiated loans and non-performing and past-due asset disclosures.

PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the asset. The assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred, and major improvements are capitalized.

OTHER REAL ESTATE

   Real estate acquired through foreclosure or deed in lieu of foreclosure is included in other assets at the lower of cost or fair value, less estimated costs to sell. Any reduction from carrying value of the related


                                      30                 11 1996 Annual Report
loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Costs incurred to carry other real estate are charged to expense.

   Other real estate owned totaled $92,000 at December 31, 1996 and 1995.

SERVICING RIGHTS

   Prior to adopting SFAS No. 122 at the start of 1996, servicing right assets were recorded only for purchased rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance. Adopting this pronouncement did not materially impact the Corporation's financial condition or net income.

   Excess servicing receivable is reported when a loan sale results in servicing in excess of normal amounts, and is expensed over the life of the servicing on the interest method.

INTANGIBLES

   Intangible assets arising from branch and bank acquisitions, and included with other assets in the consolidated balance sheet, are summarized as follows at December 31, 1996, net of accumulated amortization:

   Goodwill                        $ 335,000
   Core deposit intangibles        $ 499,000

   Goodwill is being amortized using the straight-line method over periods of up to fifteen years. Core deposit intangibles are being amortized using various methods over periods of up to fifteen years for intangibles arising from acquisitions prior to 1989, and over ten years for branch acquisitions in 1989. Goodwill and identified intangibles are assessed for impairment based on estimated undiscounted cash flow and written down if necessary. Amortization of goodwill and core deposit intangibles totaled $235,000, $240,000, and $248,000 in 1996, 1995, and 1994.

INCOME TAXES

   Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

STATEMENT OF CASH FLOWS

   For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold, all of which have original maturities of 90 days or less.

   The Corporation paid interest of $19,321,000, $16,795,000, and $13,393,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Cash paid for income taxes was $2,008,000, $1,477,000, and $1,378,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

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

   Expense for employee compensation for stock options granted is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

EMPLOYEE BENEFITS

   A defined-benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Contributions to the plan are based on the maximum amount deductible for income tax purposes. A retirement savings plan with 401(k) features cover substantially all employees who are at least age 21 and have completed one year of serA defined-benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Contributions to the plan are based on the maximum amount deductible for income tax purposes. A retirement savings plan with 401(k) features cover substantially all employees who are at least age 21 and have completed one year of service. The plan allows employee contributions, with contributions up to 6% of employee compensation matched at 30%.

   The expense of the defined-benefit plan is reported by spreading the expected contributions to the plan less long-term earnings on The expense of the defined-benefit plan is reported by spreading the expected contributions to the plan less long-term earnings on plan assets over the employee's service period. Expense of the retirement savings plan is based on annual contributions.

   Health benefits to retirees are provided under a plan. The estimated cost is recorded during the period of employee service.

FAIR VALUES OF FINANCIAL INSTRUMENTS

   Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liaFair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

STOCK DIVIDENDS

   Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits in the form of stock dividends are reported by transferring the par value of the Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits in the form of stock dividends are reported by transferring the par value of the stock issued from retained earnings to common stock.

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

   The Corporation distributed 5% stock dividends in September, 1996 and October, 1994. In September, 1995, the Corporation distributed a two-for-one stock split in the form of a 100% stock dividend. All per share data has been retroactively adjusted for the stock split and stock dividends.

FINANCIAL STATEMENT PRESENTATION

   Certain items in the 1995 and 1994 financial statements have been reclassified to correspond with the 1996 presentation.


                                      31              First-Knox Banc Corp. 12

]


NOTE 2 - SECURITIES AVAILABLE FOR SALE

   The amortized cost and estimated fair values of securities available for sale are summarized as follows at:

                                                                             GROSS          GROSS    ESTIMATED
(In thousands of dollars)                                   AMORTIZED   UNREALIZED     UNREALIZED         FAIR
December 31, 1996                                                COST        GAINS         LOSSES        VALUE
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities ...............................     $ 30,621     $    230      $    (81)     $ 30,770
Obligations of states and political subdivisions .......       56,493        1,337          (257)       57,573
Obligations of U.S. government corporations and agencies       26,777          258           (46)       26,989
Other securities .......................................        6,866          199                       7,065
Mortgage pools .........................................       53,267          608          (125)       53,750
Collateralized mortgage obligations ....................        1,295                        (16)        1,279
                                                             --------     --------      --------      --------
 TOTAL .................................................     $175,319     $  2,632      $   (525)     $177,426
                                                             ========     ========      ========      ========

                                                                             GROSS         GROSS    ESTIMATED
(In thousands of dollars)                                   AMORTIZED   UNREALIZED    UNREALIZED         FAIR
December 31, 1995                                                COST        GAINS        LOSSES        VALUE
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities ...............................     $ 27,955     $    312     $     (51)     $ 28,216
Obligations of states and political subdivisions .......       53,407        1,867           (77)       55,197
Obligations of U.S. government corporations and agencies        6,932           59                       6,991
Other securities .......................................        4,041          249                       4,290
Mortgage pools .........................................       35,335          635           (69)       35,901
Collateralized mortgage obligations ....................        1,421            1           (29)        1,393
                                                             --------     --------      --------      --------
 TOTAL .................................................     $129,091     $  3,123      $   (226)     $131,988
                                                             ========     ========      ========      ========

   The amortized cost and estimated fair values of investments in debt securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without penalty.

                                                                                                    ESTIMATED
                                                                                      AMORTIZED          FAIR
(In thousands of dollars)                                                                  COST         VALUE
--------------------------------------------------------------------------------------------------------------
  Due in one year or less .......................................................      $ 13,465      $ 13,532
  Due after one year through five years .........................................        43,214        43,796
  Due after five years through ten years ........................................        34,613        35,334
  Due after 10 years ............................................................        29,465        29,735
                                                                                       --------      --------
                                                                                        120,757       122,397
  Mortgage-backed and related securities ........................................        54,562        55,029
                                                                                       --------      --------
   TOTAL INVESTMENTS IN DEBT SECURITIES .........................................      $175,319      $177,426
                                                                                       ========      ========

   Proceeds from the sales of investment and mortgage-backed securities during 1996 were $14,362,000, resulting in gross gains of $234,000 and gross losses of $63,000. Proceeds from the sales of investment and mortgage-backed securities during 1995 were $17,560,000 resulting in gross gains of $50,000 and gross losses of $93,000. There were no sales in 1994. Gross gains from calls of investment securities were $23,000 in 1995 and $11,000 in 1994.

   As of December 31,1996 and 1995, securities having estimated fair values of $80,586,000 and $60,297,000, respectively, were pledged to collateralize governmental and trust department deposits and repurchase agreements (See Note
7) in accordance with federal and state requirements.

   To provide additional flexibility to meet liquidity and asset/liability management needs, the Corporation reclassified its obligations of states and political subdivisions from held to maturity to available for sale. The securities, with an amortized cost of $53,407,000, were transferred on December 31, 1995, as allowed by the SFAS 115 implementation guide issued by the Financial Accounting Standards Board. The related unrealized gain of $1.8 million was reflected, net of tax, as an increase to shareholders' equity.


                                      32                 13 1996 Annual Report

NOTE 3 - LOANS

   Loans are comprised of the following at December 31:
(In thousands of dollars)                                                                                1996         1995
------------------------------------------------------------------------------------------------------------------------------------
  Residential real estate loans held for sale...................................................                  $  5,020
  Residential real estate loans.................................................................    $ 170,449      147,927
  Commercial real estate loans..................................................................       12,349        9,548
  Commercial and industrial loans...............................................................       90,739       88,632
  Consumer and credit card loans................................................................       83,399       74,836
  Obligations of states and political subdivisions..............................................        4,904        4,678
                                                                                                    ---------     --------
    TOTAL LOANS  ...............................................................................    $ 361,840     $330,641
                                                                                                    =========     ========

   Loans over 90 days past due and still accruing interest approximated $1,904,000 and $862,000 at December 31, 1996 and 1995, respectively. Loans on non-accrual status at December 31, 1996 and 1995 approximated $317,000 and $197,000, respectively. Impaired loans were not material at December 31, 1996, or in any period presented.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses is summarized as follows:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Balance, beginning of year.......................................................    $   4,166    $   3,876     $  3,597
  Provision for loan losses........................................................          774          584          638
  Losses charged to the allowance..................................................         (579)        (539)        (641)
  Recoveries ......................................................................          184          245          282
                                                                                       ---------    ---------     --------
   BALANCE, END OF YEAR  ..........................................................    $   4,545    $   4,166     $  3,876
                                                                                       =========    =========     ========


NOTE 5 - PREMISES AND EQUIPMENT

   Premises and equipment at December 31, are summarized as follows:
(In thousands of dollars)                                                                                1996         1995
------------------------------------------------------------------------------------------------------------------------------------
  Land..........................................................................................    $   1,708     $  1,701
  Buildings.....................................................................................        9,614        9,229
  Equipment.....................................................................................        8,173        7,713
                                                                                                    ---------     --------
  Total premises and equipment..................................................................       19,495       18,643
  Less accumulated depreciation.................................................................       (8,704)      (7,650)
                                                                                                    ---------     --------
   PREMISES AND EQUIPMENT, NET  ................................................................    $  10,791     $ 10,993
                                                                                                    =========     ========

   Total depreciation expense was $1,075,000 in 1996, $1,018,000 in 1995, and $716,000 in 1994.

   The Corporation has annual renewable leases for certain office and business equipment. Total rental expense for renewable and noncancelable operating leases was $198,000, $211,000, and $202,000 in 1996, 1995, and 1994. Future lease commitments are not material.


                                      33              First-Knox Banc Corp. 14

NOTE 6 - DEPOSITS

   Deposits are comprised of the following categories at December 31:
(In thousands of dollars)                                                                                1996         1995
------------------------------------------------------------------------------------------------------------------------------------
  Non interest-bearing demand...................................................................    $  55,317    $  54,706
  Interest-bearing demand.......................................................................       49,386       39,882
  Savings.......................................................................................       88,258       99,133
  Time..........................................................................................      237,802      210,346
                                                                                                    ---------    ---------
   TOTAL DEPOSITS ..............................................................................    $ 430,763    $ 404,067
                                                                                                    =========    =========

  Time deposits of $100,000 or more included above were $50,516,000 in 1996 and $36,417,000 in 1995.

At year-end 1996, stated maturities of all time deposits were:
                                 1997................. $  192,107
                                 1998.................     30,777
                                 1999.................      7,567
                                 2000.................      4,517
                                 2001.................        953
                                 Thereafter...........      1,881
                                                       ----------
                                                       $  237,802
                                                       ==========


NOTE 7 - SHORT-TERM BORROWINGS

   The outstanding balances for short-term borrowings as of December 31, are as follows:
(In thousands of dollars)                                                                                1996         1995
------------------------------------------------------------------------------------------------------------------------------------
  Securities sold under repurchase agreements...................................................    $   9,972    $   7,453
  Demand note due to the U. S. Treasury.........................................................        2,215          533
  Federal funds purchased.......................................................................        2,700
  Federal Home Loan Bank advances...............................................................       10,000
                                                                                                    ---------    ---------
   TOTAL SHORT-TERM BORROWINGS  ................................................................    $  24,887    $   7,986
                                                                                                    =========    =========

   Securities sold under repurchase agreements represent borrowings with maturities from 1 to 89 days and are collateralized by selected Corporation securities as discussed in Note 2. Physical control is maintained for all securities sold under repurchase agreements.

   Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                                         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
   Average daily balance during the year........................................................    $   6,619    $   5,260
   Average interest rate during the year........................................................         4.62%        5.13%
   Maximum month-end balance during the year....................................................    $   9,972    $   7,453


                                      34                 15 1996 Annual Report

NOTE 8 - LONG-TERM DEBT

   Long-term borrowings as of December 31, are as follows:
(In thousands of dollars)                                                                                1996         1995
------------------------------------------------------------------------------------------------------------------------------------
  Fixed rate Federal Home Loan Bank advances with monthly principal and interest payments:
   5.60% Advance due August 1, 2003.............................................................    $   2,179     $  2,442
   6.35% Advance due August 1, 2013.............................................................        2,724        2,812
   5.95% Advance due March 1, 2004..............................................................          586          649
   5.70% Advance due May 1, 2004................................................................        4,760        5,262
   5.85% Advance due January 1, 2016............................................................        4,876        5,000
  Fixed rate Federal Home Loan Bank advances with monthly interest payments:
   5.35% Advance due February 1, 1999...........................................................        5,000        5,000
   5.60% Advance due April 1, 1999..............................................................        5,000        5,000
   5.70% Advance due June 1, 1999...............................................................        7,000        7,000
   6.35% Advance due March 1, 2004..............................................................          250          250
   6.15% Advance due July 21, 1997..............................................................       10,000
   6.60% Advance due July 21, 1999..............................................................       10,000
   6.90% Advance due July 21, 2001..............................................................       10,000
                                                                                                    ---------     --------
    TOTAL LONG-TERM DEBT .......................................................................    $  62,375     $ 33,415
                                                                                                    =========     ========

   At December 31, 1996, Federal Home Loan Bank (FHLB) advances were collateralized by all shares of FHLB stock owned by the Corporation, with a carrying value of $6,618,000, and by 100% of the Corporation's qualified real estate-backed investments and qualified mortgage loan portfolio totaling approximately $219,000,000. Based on the carrying amount of FHLB stock owned by the Corporation, total FHLB advances were limited to approximately $73,985,000 at December 31, 1996. Future advances to be received by the Corporation above this limit would require additional purchases of FHLB stock.

   The aggregate future minimum annual principal payments on borrowings are $11,587,000 in 1997, $1,576,000 in 1998, $28,576,000 in 1999, $1,587,000 in
2000, $11,606,000 in 2001, and $7,443,000 thereafter.


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

   As of December 31, 1996, the Corporation had commitments to make loans and unused lines of credit approximating $62,175,000, of which $3,046,000 carried fixed rates ranging from 6.88% to 11.00% and $59,129,000 carried adjustable rates. At December 31, 1995, the Corporation's commitments and unused lines of credit totaled approximately $56,334,000, of which $3,320,000 carried fixed rates ranging from 7.00% to 11.00% and $53,014,000 carried adjustable rates. As of December 31, 1996 and 1995, commitments under outstanding letters of credit amounted to approximately $546,000 and $364,000, respectively. Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained related to the commitments is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits, and other items. In management's opinion, these commitments represent normal banking transactions, and no material losses are expected to result therefrom.

   The Corporation's subsidiary banks are required to maintain cash on hand and in reserve balances at the Federal Reserve Bank. This requirement as of December 31, 1996, was $5,479,000. These balances do not earn interest.

   The Corporation and its subsidiaries have various claims and lawsuits pending at December 31, 1996, arising in the ordinary course of their business. It is the opinion of management, after consultation with legal counsel, that such disputes will not materially affect the Corporation's financial position or earnings.

   In January, 1991, a facilities management agreement was entered into with NCR Corporation regarding on-site data processing services for First-Knox Banc Corp. and its subsidiaries. The agreement covers the period through January 31, 1998, during which time NCR is responsible for upgrading computer hardware and software, as well as managing the data processing function. All operating expenses related to the function, including personnel salaries and benefits, equipment and software maintenance, and depreciation, are the responsibility of NCR. The agreement calls for payments with limits defined by inflation and customer account volumes. Payments under this agreement amounted to $1.33 million in 1996, $1.27 million in 1995, and $1.21 million in 1994. The annual amount of anticipated payments is expected to be $1.39 million in 1997 with a final payment of $117,000 in January 1998.

         The Corporation is party to a merger agreement (See Note 20).


                                      35              First-Knox Banc Corp. 16

NOTE 10 - EMPLOYEE BENEFIT PLANS

PENSION PLAN:

   Net pension expense is comprised of the following components:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Service cost benefits earned during the year.....................................    $     272    $     224     $    262
  Interest cost on projected benefit obligation....................................          371          351          315
  Actual return on plan assets.....................................................         (505)        (460)        (413)
  Net amortization and deferral of initial transition credit and
   subsequent (gains) and losses...................................................          (35)         (43)         (32)
                                                                                       ---------    ---------     --------
   NET PENSION EXPENSE.............................................................    $     103    $      72     $    132
                                                                                       =========    =========     ========

   The funded status of the plan and the prepaid pension cost recognized at
   December 31, are as follows:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Actuarial present value of benefit obligations:
   Vested benefits.................................................................    $   3,925    $   3,798     $  3,121
   Non-vested benefits.............................................................          184          117           79
                                                                                       ---------    ---------     --------
    ACCUMULATED BENEFIT OBLIGATION  ...............................................    $   4,109    $   3,915     $  3,200
                                                                                       =========    =========     ========

  Projected benefit obligation.....................................................    $   5,113    $   5,042     $  4,182
  Plan assets at fair value (primarily U. S. government obligations, listed
   stocks, and corporate bonds)....................................................        5,706        5,620        4,646
                                                                                       ---------    ---------     --------
  Plan assets in excess of projected benefit obligation............................          593          578          464
  Items not yet recognized in income:
   Unrecognized prior service adjustment...........................................          179           90           96
   Unrecognized net loss ..........................................................          219          474          205
  Initial transition credit which is being amortized over 15 years.................         (194)        (242)        (291)
                                                                                       ---------    ---------     --------
   PREPAID PENSION COST INCLUDED IN OTHER ASSETS ..................................    $     797    $     900    $     474
                                                                                       =========    =========     ========

  Assumptions used at December 31:
   Discount rate...................................................................        8.00%        7.50%        8.50%
   Rate of increase in compensation level..........................................        4.75%        4.75%        5.50%
   Long-term rate of return on assets..............................................        9.00%        9.00%        9.00%

  To better reflect the pension obligation at December 31, 1996, the Corporation changed certain assumptions from those used at December 31, 1995.
These changes were the primary factors in the difference in the unrecognized net loss reflected in the prepaid pension cost analysis at December 31, 1996.

POSTRETIREMENT HEALTHCARE PLAN:

   The following table sets forth the plan's funded status reconciled with the amount recorded in the  Corporation's  balance sheet at year-end.
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Accumulated postretirement benefit obligation....................................    $     773    $     821     $    732
  Unrecognized transition asset, net of amortization...............................         (760)        (808)        (855)
  Unrecognized net gain............................................................          216          174          258
                                                                                       ---------    ---------     --------
   ACCRUED POSTRETIREMENT BENEFIT COST INCLUDED IN OTHER LIABILITIES ..............    $     229    $     187     $    135
                                                                                       =========    =========     ========

   Postretirement benefit cost includes the following components:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Interest cost on accumulated postretirement benefit obligation...................    $      57    $      63     $     56
  Amortization of transition obligation over 20 years..............................           39           37           48
                                                                                       ---------    ---------     --------
   POSTRETIREMENT BENEFIT COST  ...................................................    $      96    $     100     $    104
                                                                                       =========    =========     ========

   For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996. The rate was assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1996, by $70,000. The weighted average discount rate used in determining expense, and accumulated postretirement benefit obligation was 8.0%.


                                      36                 17 1996 Annual Report

NOTE 11 - STOCK OPTION PLAN

   The Corporation was authorized in 1995 to grant options on 189,000 shares of common stock and 63,000 stock appreciation rights to key management employees and directors. Under a plan that expired on March 27, 1995, the Corporation was authorized to grant options on 183,783 common shares and 91,891 stock appreciation rights to key management employees. The plans authorize the issuance of stock options and stock appreciation rights for terms not exceeding ten years from the date of the grant at a price generally no less than fair market value at the date of grant. No consideration is paid by participants to exercise stock appreciation rights. Common shares related to canceled, forfeited or terminated stock options become available for subsequent grant under the terms of the 1995 plan. All stock options and stock appreciation rights will become immediately exercisable upon shareholder approval of the merger discussed in Note 20.

   SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective for 1996, encourages the use of a fair value-based method to account for stock-based compensation plans such as the Corporation's stock option plan. As allowed by SFAS No. 123, however, the Corporation has elected to continue following prior accounting standards under which no compensation expense is recognized if the exercise price of the Corporation's stock options is equal to or greater than the market price of the underlying stock on the date of grant. If compensation expense is not recorded, pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using an option pricing model with the following assumptions: risk-free interest rates of 6.30% and 6.50% in 1996 and 7.40% in 1995; dividend yields of 3.82% in 1996 and 2.44% in 1995; volatility factors of the expected market price of the Corporation's common stock of 5.44%; and a weighted average expected life of the option of 6.5 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of 5 years for non-director employees. Options granted to directors vest immediately. Using these assumptions, the weighted average fair value of options granted during the year was $3.21 in 1996 and $4.83 in 1995. The Corporation's pro forma information follows:

(In thousands of dollars
except per share data)                  1996          1995
-------------------------------------------------------------
  Net income as reported..........  $  6,036     $   5,709
  Pro forma net income............  $  6,006     $   5,650
  Primary earnings per share
   as reported....................  $   1.59     $    1.50
  Pro forma  primary earnings
   per share......................  $   1.58     $    1.48
  Fully diluted earnings per
   share as reported..............  $   1.59     $    1.50
  Pro forma fully diluted
   earnings per share.............  $   1.58     $    1.48

   In future years, the pro forma effect could increase if additional options would be granted.

                                                    STOCK OPTIONS                           STOCK APPRECIATION RIGHTS
                                        -----------------------------------            -----------------------------------
                                                          OUTSTANDING                                    OUTSTANDING
                                                     ----------------------                           --------------------
                                                                   WEIGHTED                                       WEIGHTED
                                                                    AVERAGE                                        AVERAGE
                                           NUMBER                  EXERCISE               NUMBER                  EXERCISE
                                        AVAILABLE                 PRICE PER            AVAILABLE                 PRICE PER
                                        FOR GRANT        NUMBER       SHARE            FOR GRANT        NUMBER       SHARE
------------------------------------------------------------------------------------------------------------------------------------
 January 1, 1994.......................    21,120       162,652    $  11.05               51,191        32,533    $  11.05
 Granted...............................   (20,948)       20,948       19.90              (12,356)       12,356       19.90
 Exercised.............................                  (5,443)      10.05                             (1,085)      10.05
                                          -------   -----------                         --------   -----------
 December 31, 1994.....................       172       178,157       12.12               38,835        43,804       13.57
 Authorized............................   189,000                                         83,000
 Canceled..............................                  (1,361)      11.31                               (273)      11.31
 Expired...............................      (172)                                       (38,835)
 Granted...............................   (16,800)       16,800       20.51
 Exercised.............................                 (10,378)      10.50                             (2,068)      10.50
                                          -------   -----------                         --------   -----------
 December 31, 1995.....................   172,200       183,218       12.99               63,000        41,463       13.74
 Granted...............................   (35,550)       35,550       22.31               (4,400)        4,400       21.89
 Exercised.............................                  (9,749)      15.04                             (1,109)      10.91
                                          -------   -----------                         --------   -----------
  DECEMBER 31, 1996 ...................   136,650       209,019       14.48               58,600        44,754       14.61
                                          =======   ===========                         ========   ===========

 Range of exercise prices..............          $10.04 - 23.18                                 $10.04 - 21.89
 Weighted average remaining
  contractual life.....................               6.3 years                                      6.2 years
 Exercisable at year-end...............                 125,102                                         19,784
 Weighted average exercise price of
  exercisable options..................            $      13.03                                   $      10.72

         Compensation related to stock appreciation rights was $212,000 in 1996, $150,000 in 1995, and $139,000 in 1994.


                                      37              First-Knox Banc Corp. 18

NOTE 12 - OTHER OPERATING EXPENSES

    Other operating expenses consist of the following major items:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Data processing (Note 9) ........................................................    $   1,753    $   1,764     $  1,611
  Franchise taxes..................................................................          696          559          542
  FDIC insurance...................................................................            4          443          846
  Advertising......................................................................          399          387          357
  Stationery and office supplies...................................................          313          423          358
  Professional fees................................................................          331          358          411
  Other............................................................................        1,891        1,722        1,939
                                                                                       ---------    ---------     --------
   TOTAL OTHER OPERATING EXPENSES  ................................................    $   5,387    $   5,656     $  6,064
                                                                                       =========    =========     ========


NOTE 13 - INCOME TAXES

Income taxes consist of the following:
(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Current tax expense.............................................................     $   2,051    $   1,560     $  1,267
  Deferred tax expense (benefit)...................................................          (43)           5
                                                                                       ---------    ---------     --------
   TOTAL INCOME TAXES  ............................................................    $   2,008    $   1,565     $  1,267
                                                                                       =========    =========     ========

   The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 34% to income before taxes is as follows:

(In thousands of dollars)                                                                   1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Income taxes computed at the statutory tax rate on pre-tax income................    $   2,735   $    2,473     $  2,187
  Add/(subtract) tax effect of:
   Tax exempt income...............................................................         (917)        (906)        (932)
   Other ..........................................................................          190           (2)          12
                                                                                       ---------    ---------     --------
   TOTAL INCOME TAXES .............................................................    $   2,008    $   1,565     $  1,267
                                                                                       =========    =========     ========

   The income tax expense (benefit) attributable to securities transactions approximated $58,000 in 1996, $(7,000) in 1995, and $4,000 in 1994.

   The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax asset (liability) included in the balance sheet are as follows at December 31, 1996 and 1995:

(In thousands of dollars)                                                                               1996          1995
------------------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses.....................................................................    $   1,206     $  1,040
  Other.........................................................................................          366          279
                                                                                                    ---------     --------
   Deferred tax asset...........................................................................        1,572        1,319
                                                                                                    ---------     --------
  Pension.......................................................................................         (265)        (299)
  Depreciation..................................................................................         (296)        (306)
  Direct financing and leveraged leases.........................................................         (307)        (185)
  Unrealized gains on securities available for sale.............................................         (717)        (985)
  Other.........................................................................................         (537)        (405)
                                                                                                    ---------     --------
   Deferred tax liability.......................................................................       (2,122)      (2,180)
                                                                                                    ---------     --------
   NET DEFERRED TAX LIABILITY  .................................................................    $    (550)    $   (861)
                                                                                                    =========     ========

The Corporation has paid sufficient taxes in the current and prior years to warrant recording full deferred tax assets without a valuation allowance.


                                      38                 19 1996 Annual Report

NOTE 14 - REGULATORY MATTERS

   The payment of dividends to the Corporation by its banking subsidiaries is subject to restriction by various regulatory authorities. These restrictions generally limit dividends to earnings retained in the current and prior two years, as defined by regulation. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. As of December 31, 1996, $4.9 million was available for dividend payments under the more restrictive of the two limitations.

   The Corporation and subsidiary banks are subject to regulatory capital requirements administered by governmental banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classification in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

   The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                                          CAPITAL TO RISK-WEIGHTED ASSETS           TIER 1
                                                                          -------------------------------       CAPITAL TO
                                                                             TOTAL            TIER 1        AVERAGE ASSETS
------------------------------------------------------------------------------------------------------------------------------------
  Well capitalized.....................................................        10%                6%                    5%
  Adequately capitalized...............................................         8%                4%                    4%
  Undercapitalized.....................................................         6%                3%                    3%

   At year-end, actual capital levels (in thousands) and minimum required levels for the Corporation and its significant subsidiary bank were:

                                                                                                        MINIMUM REQUIRED
                                                                                MINIMUM REQUIRED      TO BE WELL-CAPITALIZED
                                                                                  FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                           ACTUAL              ADEQUACY PURPOSES       ACTION REGULATIONS
                                                   ----------------------   -----------------------  -----------------------
(In thousands of dollars)                             AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
------------------------------------------------------------------------------------------------------------------------------------
1996
Total capital (to risk-weighted assets)
  Consolidated................................     $  52,138      15.69%    $  26,583       8.00%    $  33,228      10.00%
  First-Knox National Bank....................     $  40,265      14.07%    $  22,888       8.00%    $  28,610      10.00%
Tier 1 capital (to risk-weighted assets)
  Consolidated................................     $  48,249      14.52%    $  13,291       4.00%    $  19,937       6.00%
  First-Knox National Bank....................     $  34,954      12.22%    $  11,444       4.00%    $  17,166       6.00%
Tier 1 leverage (to average assets)
  Consolidated................................     $  48,249       8.54%    $  22,597       4.00%    $  28,247       5.00%
  First-Knox National Bank....................     $  34,954       6.91%    $  20,221       4.00%    $  25,276       5.00%

1995
Total capital (to risk-weighted assets)
  Consolidated................................     $  47,231      15.45%    $  24,459       8.00%    $  30,574      10.00%
  First-Knox National Bank....................     $  36,114      13.60%    $  21,249       8.00%    $  26,562      10.00%
Tier 1 capital (to risk-weighted assets)
  Consolidated................................     $  43,678      14.29%    $  12,230       4.00%    $  18,344       6.00%
  First-Knox National Bank....................     $  31,059      11.69%    $  10,625       4.00%    $  15,937       6.00%
Tier 1 leverage (to average assets)
  Consolidated................................     $  43,678       8.84%    $  19,876       4.00%    $  24,845       5.00%
  First-Knox National Bank....................     $  31,059       7.13%    $  17,436       4.00%    $  21,794       5.00%

   At year-end 1996, the Corporation and both subsidiary banks are categorized as well capitalized.


                                      39              First-Knox Banc Corp. 20

NOTE 15 - RELATED PARTY TRANSACTIONS

   In the course of their business, the subsidiary banks have granted loans to executive officers, directors, and their related business interests. The following is an analysis of activity of related party loans aggregating $60,000 or more to any one related party for the year ended December 31, 1996:

(In thousands of dollars)
------------------------------------------------------------------------------------------------------------------------------------
  Balance at January 1, 1996.................................................................................    $  11,241
  New loans and advances.....................................................................................        3,867
  Repayment..................................................................................................       (3,223)
                                                                                                                 ---------
   Balance at December 31, 1996..............................................................................    $  11,885
                                                                                                                 =========

   Total loans to executive officers included above were $1,518,000 and $1,359,000 at December 31, 1996 and 1995, respectively.


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following table shows the estimated fair value of the Corporation's financial instruments and the related carrying values at December 31, 1996 and 1995. Items which are not financial instruments are not included.

                                                                             DECEMBER 31, 1996         DECEMBER 31, 1995
                                                                          ----------------------     ---------------------
                                                                          CARRYING     ESTIMATED     CARRYING    ESTIMATED
(In thousands of dollars)                                                   AMOUNT    FAIR VALUE       AMOUNT   FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents...........................................    $  20,847    $  20,847    $  20,412     $ 20,412
  Securities available for sale.......................................      177,426      177,426      131,988      131,988
  Loans, net of allowance for loan losses.............................      357,295      357,262      326,475      327,296
  Accrued interest receivable.........................................        4,345        4,345        3,702        3,702
  Demand and savings deposits.........................................     (192,961)    (192,961)    (193,721)    (193,721)
  Time deposits.......................................................     (237,802)    (237,915)    (210,346)    (214,737)
  Short-term borrowings...............................................      (24,887)     (24,887)      (7,986)      (7,986)
  Long-term debt......................................................      (62,375)     (62,036)     (33,415)     (29,218)
  Accrued interest payable............................................       (2,762)      (2,762)      (2,272)      (2,272)

   For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1996 and 1995. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months, for short-term borrowings, and for deposit liabilities subject to immediate withdrawal. The fair values of fixed-rate loans, loans that reprice less frequently than each six months, time deposits, and long-term debt are approximated by a discount rate value technique utilizing estimated market interest rates as of December 31, 1996 and 1995. The fair values of unrecorded commitments at December 31, 1996 and 1995 are not material.


                                      40                 21 1996 Annual Report

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS (In thousands of dollars) Years ended December 31,                              1996         1995
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents.....................................................................    $   7,117     $  6,654
  Interest-bearing deposit in subsidiary bank...................................................           58           57
  Securities available for sale.................................................................                       364
  Debenture receivable from subsidiary bank.....................................................        2,000        2,000
  Investment in subsidiaries....................................................................       41,757       38,152
  Other assets..................................................................................           14           14
                                                                                                    ---------     --------
   TOTAL ASSETS  ...............................................................................    $  50,946     $ 47,241
                                                                                                    =========     ========
LIABILITIES
  Dividends payable.............................................................................    $     902     $    534
  Other liabilities.............................................................................           69           48
                                                                                                    ---------     --------
   TOTAL LIABILITIES ...........................................................................          971          582
                                                                                                    ---------     --------
EQUITY
  Common stock..................................................................................       11,737       11,407
  Paid-in capital...............................................................................       26,017       24,042
  Retained earnings.............................................................................       10,830       11,187
  Common stock in treasury......................................................................                    (1,889)
  Unrealized gain on securities available for sale..............................................        1,391        1,912
                                                                                                    ---------     --------
   TOTAL EQUITY  ...............................................................................       49,975       46,659
                                                                                                    ---------     --------
    TOTAL LIABILITIES AND EQUITY  ..............................................................    $  50,946     $ 47,241
                                                                                                    =========     ========

CONDENSED STATEMENTS OF INCOME (In thousands of dollars) Years ended December 31,           1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
  Dividends from subsidiaries......................................................    $   2,365    $   3,401    $   6,933
  Interest and dividend income.....................................................          185          193          196
  Security gains, net..............................................................          181
  Total expenses ..................................................................         (721)        (150)        (125)
                                                                                       ---------    ---------     --------
  Income before taxes and equity in undistributed earnings of subsidiaries.........        2,010        3,444        7,004
  Income tax expense...............................................................          (26)          (9)         (20)
  Equity in undistributed earnings of subsidiaries.................................        4,052        2,274       (1,820)
                                                                                       ---------    ---------     --------
   NET INCOME .....................................................................    $   6,036    $   5,709     $  5,164
                                                                                       =========    =========     ========

CONDENSED STATEMENTS OF CASH FLOWS (In thousands of dollars) Years ended December 31,       1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................    $   6,036    $   5,709     $  5,164
  Adjustments to reconcile net income to cash provided by operations
   Equity in undistributed earnings of subsidiaries................................       (4,052)      (2,274)       1,820
   Gain on sale of securities available for sale...................................         (181)
   Changes in other, net...........................................................           61            5            8
                                                                                       ---------    ---------     --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES .....................................        1,864        3,440        6,992
                                                                                       ---------    ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposit in subsidiary bank .......................           (1)          48          142
  Proceeds from sale of securities available for sale..............................          431
                                                                                       ---------    ---------     --------
    NET CASH PROVIDED BY INVESTING ACTIVITIES .....................................          430           48          142
                                                                                       ---------    ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid..............................................................       (2,168)      (1,672)      (1,468)
  Issuance of common stock.........................................................          337          247          408
   Purchase of treasury shares.....................................................                    (1,926)
                                                                                       ---------    ---------     --------
    NET CASH USED IN FINANCING ACTIVITIES .........................................       (1,831)      (3,351)      (1,060)
                                                                                       ---------    ---------     --------
   Net change in cash..............................................................          463          137        6,074
   Beginning cash..................................................................        6,654        6,517          443
                                                                                       ---------    ---------     --------
    ENDING CASH  ..................................................................    $   7,117    $   6,654     $  6,517
                                                                                       =========    =========     ========


                                      41              First-Knox Banc Corp. 22

NOTE 18 - QUARTERLY INFORMATION (UNAUDITED)

   The following is a summary of consolidated quarterly financial data:

                                                                                           QUARTER ENDED:
                                                                         -----------------------------------------------------------
(In thousands of dollars except per share data)                             DEC. 31     SEPT. 30      JUNE 30     MARCH 31
------------------------------------------------------------------------------------------------------------------------------------
1996
  Interest income.....................................................    $  11,009    $  10,439    $   9,728     $  9,603
  Net interest income.................................................        5,535        5,249        5,194        4,990
  Provision for loan losses...........................................          231          211          251           81
  Net income..........................................................        1,320        1,604        1,618        1,494
  Fully-diluted earnings per share....................................         0.35         0.42         0.43         0.39
1995
  Interest income.....................................................    $   9,733    $   9,465    $   9,214     $  8,676
  Net interest income.................................................        5,108        4,924        4,887        4,670
  Provision for loan losses...........................................          182          166          158           78
  Net income..........................................................        1,563        1,488        1,390        1,268
  Fully-diluted earnings per share....................................         0.42         0.40         0.36         0.32

   Fully-diluted earnings per share have been restated to reflect the 5% stock dividend distributed in September, 1996.


NOTE 19 - PENDING ACCOUNTING CHANGES

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements is not expected to be material.


NOTE 20 - PENDING MERGER AGREEMENT

   On October 28, 1996 the Corporation entered into an Agreement and Plan of Merger ("Agreement") with Park National Corporation ("Park National"), a bank holding company headquartered in Newark, Ohio, whereby Park National will acquire First-Knox Banc Corp. Under the terms of the Agreement, Park National will exchange approximately 0.5914 shares of Park National common stock for each share of First-Knox Banc Corp. outstanding in a tax-free exchange. Park National expects to issue an aggregate of 2,345,000 shares of common stock to complete the merger, which is expected to be accounted for as a pooling-of-interests. The exact exchange ratio will be determined by a formula that is based upon, among other things, the market price of Park National common stock and the number of shares of First-Knox Banc Corp. common stock outstanding or subject to options prior to closing. The transaction is subject to certain conditions including regulatory approval and the approval of the shareholders of First-Knox Banc Corp. and Park National.


                                      42                 23 1996 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
First-Knox Banc Corp.
Mount Vernon, Ohio

   We have audited the accompanying consolidated balance sheets of FIRST-KNOX BANC CORP. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FIRST-KNOX BANC CORP. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for impaired loans in 1995 and for certain investment and mortgage-backed securities in 1994 to conform with new accounting guidance.


                        /s/ CROWE, CHIZEK AND COMPANY LLP

                          CROWE, CHIZEK AND COMPANY LLP


Columbus, Ohio
January 22, 1997


                                      43              First-Knox Banc Corp. 24

                                FINANCIAL REVIEW

INTRODUCTION

   The following discussion and financial information are presented to aid in understanding the consolidated financial condition and results of operations of First-Knox Banc Corp. and its bank subsidiaries, The First-Knox National Bank ("First-Knox") and the Farmers and Savings Bank ("Farmers"). Both banks are insured by the Federal Deposit Corporation (FDIC) and provide banking services to individual and commercial customers in the central Ohio area. The Corporation is subject to supervision, examination, and regulation by the Federal Reserve System. First-Knox is a member of the Federal Reserve System and is subject to supervision, examination, and regulation by the Comptroller of the Currency and the FDIC. Farmers is chartered by the State of Ohio and is subject to supervision, examination and regulation by the FDIC and the Ohio Division of Financial Institutions.

   Emphasis in this analysis is placed on comparisons of the years 1996 to 1995 and 1995 to 1994, with further discussion of historical data where appropriate. The purpose of this discussion is to provide a better understanding of the consolidated financial statements. This discussion should be read in conjunction with the audited consolidated financial statements and footnotes and with the ratios, statistics, and discussions. Forward looking statements contained in this review involve risks and uncertainties and are subject to change based on various important factors. The factors discussed in these forward looking statements, as well as other factors, could cause actual results to differ materially from those expressed or implied. Market or institutional trends, events or uncertainties are not expected to have a material effect on liquidity, capital resources or operations except as discussed herein. Other than as discussed herein, there are no current recommendations by regulatory authorities which would have such effect if implemented.

RESULTS OF OPERATIONS

   Net income of $6,036,000 for 1996 represented a 5.7% increase over 1995. 1995's net income represented a 10.6% increase over 1994. The return on average assets was 1.14% for 1996, compared to 1.20% for 1995 and 1.13% for 1994. The return on average shareholders' equity was 12.67% for 1996, compared to 13.16% for 1995 and 12.94% for 1994. As discussed in more detail below, the increase in net income for 1996 resulted primarily from higher net interest income offset by a 4.8% increase in non-interest expenses. Non-interest income recorded growth of $301,000 or 9.6% compared to 1995. 1995 non-interest income and non-interest expense increased 13.8% and 1.5%, respectively, over 1994.

NET INTEREST INCOME

   Net interest income, the amount by which interest and fees from earning assets exceeds the interest cost of liabilities, is the most important component of consolidated earnings. Net interest income is affected by volumes, interest rates, and composition of earning assets and interest bearing liabilities, as well as by levels of non-interest bearing demand deposits and shareholders' equity. The accompanying tables contain a ten-year comparison of net interest income as well as detailed ratios regarding its components during the past three years.

   On a fully-taxable equivalent (FTE) basis (tax exempt income restated to a pre-tax equivalent based on the statutory federal income tax rate), Table II shows net interest income was $22.65 million in 1996, $21.21 million in 1995 and $20.58 million in 1994. The net interest spread declined 13 basis points while average earning assets increased 10.4% and average interest bearing liabilities increased 11.7% over 1995. The 1995 net interest spread declined 21 basis points while average earning assets increased


TABLE I - FINANCIAL RATIOS FOR FIVE YEARS

                                                                  1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------------------
PROFITABILITY
  Rate of return on:
   Average assets.......................................         1.14%        1.20%        1.13%        1.12%         .99%
   Average equity.......................................         12.67        13.16        12.94        13.50        13.84
   Beginning equity.....................................         12.94        13.98        13.44        15.49        14.56
  As a percent of average assets:
   Net interest income (fully-taxable equivalent basis).         4.29%        4.45%        4.51%        4.74%        4.40%
   Non-interest income..................................           .65          .66          .60          .59          .61
   Provision for loan losses............................           .15          .12          .14          .27          .35
   Non-interest expense.................................          2.95         3.12         3.21         3.33         3.14
  Cash dividends per share (1)..........................          $.68         $.47         $.40         $.35         $.32
  Cash dividends as a percentage of net income..........         42.0%        30.7%        29.6%        27.9%        26.6%
OTHER
  Average loans to average deposits.....................         81.5%        80.4%        78.7%        77.5%        75.9%
  Net loan charge-offs to average loans.................           .12          .09          .12          .24          .42
  Allowance to year-end loans...........................          1.26         1.26         1.27         1.24         1.14
  Average shareholders' equity to average assets........          9.03         9.10         8.75         8.32         7.12
  Changes in average balances:
   Total assets.........................................         10.7%         4.5%         9.8%         3.7%         3.6%
   Shareholders' equity.................................           9.8          8.7         15.4         21.1         10.5
   Loans................................................           8.0          5.4          5.2          4.5          6.5
   Deposits ............................................           6.6          3.2          3.5          2.3          3.3

(1) Restated for stock dividends and stock splits.


                                      44                 25 1996 Annual Report

4.3% and average interest bearing liabilities increased 3.5% over 1994. A rate and volume analysis of interest income and interest expense changes for 1996 and 1995 is provided in Table III.

   As noted in Table II , average earning assets yields (FTE) were 8.52% in 1996, 8.59% in 1995 and 7.91% in 1994. Average interest bearing liability costs were 4.63% in 1996, 4.57% in 1995 and 3.68% in 1994. The net interest margin (FTE net interest income divided by average earning assets) was 4.54%, 4.71% and 4.76% for the same respective years. The decline in 1996 resulted primarily from earning asset rates declining and interest rates paid on interest bearing liabilities increasing. A shift in the composition of customer deposits during 1996 contributed to the margin decline over 1995, as average balances for savings and interest-bearing demand deposits declined by 4.2% or $6.27 million while higher cost time deposits increased by 16.01% or $31.0 million. This shift continued a trend from the previous year. The addition of FHLB advances during the third quarter of 1996 to fund securities purchases, also contributed to the margin decline. A total of $40.0 million was added to both borrowed funds and the security portfolio which raised the total cost of funds and lowered the earning asset yield for 1996. This investment program produced approximately $200,000 during 1996, although it did lower the net interest margin. This program was initiated to leverage existing capital. The decline in net interest margin during 1995 was largely due to earning asset rates increasing slower than interest rates paid on interest-bearing liabilities. The principal effort to maintain interest spreads, and to offset the anticipated effect of increased dependence on interest-bearing liabilities, has been to focus on opportunities to enhance earning asset yields through loan growth.

   The difference between a financial institution's interest-sensitive assets (i.e., assets which will mature or reprice within a specified time period) and interest-sensitive liabilities (i.e. liabilities which will mature or reprice within the same time period) is commonly referred to as its "gap" or "interest rate sensitivity gap." An institution having more interest rate sensitive liabilities than interest rate sensitive assets repricing within a given time period is said to have a "negative" gap. At December 31, 1996, the Corporation's gap position was negative within one year with $119.2 million of interest bearing liabilities repricing in excess of earning assets. This represents 22.1% of total earning assets. Approximately 45.9% of earning assets and 79.2% of interest-bearing liabilities reprice within one year of December 31, 1996. Generally, this gap position will improve net interest income in a declining interest rate environment. Management committees of the subsidiary banks regularly monitor the maturity structures of interest-sensitive assets and liabilities to stabilize net interest earnings during periods of changing interest rates. Based on the current structure, net interest income is projected to decline approximately 2.6% over a twelve month period if interest rates were to immediately rise 2%. Conversely, net interest income is projected to improve by approximately 2.1% over a twelve month period if interest rates were to immediately fall by 2%. The current goal of these committees is to limit fluctuations in net interest earnings over a twelve month period to plus or minus 10% for an immediate 2% change in interest rates. Expectations are for stable interest rates for 1997. Management intends to maintain a negative one year gap position because it believes this is an optimum structure to attain long-term profit. An analysis of interest rate sensitive assets and liabilities at December 31, 1996 can be found in Table V.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

   The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance at a level adequate to provide for credit losses. Economic conditions, loss experience, levels of non-performing assets, credit portfolio mix, delinquency statistics, and analysis of selected loans are factors affecting management's evaluation of the adequacy of the allowance. The expense provision for 1996 was 32.5% higher than 1995 as a result of higher net loan charge-offs and loan growth. As percentages of loans, the expense provisions were .23%, .19% and .21% in 1996, 1995 and 1994, respectively. Net loan charge-offs represented .12%, .09% and .12% of average outstanding loans during 1996, 1995 and 1994, respectively. Approximately 33.7% of net charge-offs in 1996 resulted from commercial related loans, with consumer loans accounting for 66.3% of the balance. Over the past five years consumer related loans accounted for approximately 52.1% of net charge-offs, commercial loans approximately 46.7% and mortgage loans approximately 1.2%.

   As a percentage of year-end loan balances, the allowance for possible losses was 1.26% in 1996, 1.26% in 1995 and 1.27% in 1994. At the end of 1996,
approximately 60% of the allowance is unallocated; i.e., not allocated to specific loans or portfolios based on historical portfolio losses, compared to 70% at the previous year end. Management anticipates that as a percentage of loan balances, 1997 net loan charge-offs should approximate 1996 levels. Non-performing loans of $2.22 million represented .61% of 1996 year-end balances compared to $1.06 million and .32% at December 31, 1995.

NON-INTEREST INCOME

   This income represents non-interest sources of revenue such as customer service fees, trust income, and other income. Total non-interest income of $3.43 million was $301,000 or 9.6% higher than 1995. Customer service fees and commissions increased $108,000 compared to 1995. Trust department income increased $72,000 or 10.3%.

   Net security gains were $171,000 in 1996. The Corporation had minimal net gains and losses in 1995 and 1994. The majority of the gain in 1996 was the result of the sale of an equity security by the Corporation which resulted in a gain of $180,000.

   Total non-interest income of $3.13 million in 1995 was $380,000 or 13.8% higher than 1994. Customer service fees and commissions increased $389,000 compared to 1994. Trust department income increased $114,000 or 19.4% compared to 1994. Non-interest income was enhanced in 1995 as a result of deposit service charge pricing changes made during the third quarter of 1994, and as a result of mutual fund and annuity products which were introduced during the fourth quarter of 1994.

NON-INTEREST EXPENSE

   Non-interest expenses include employee salaries and benefits as well as occupancy, FDIC insurance, advertising, state franchise taxes, and other operating expenses. Total non-interest expenses increased by $720,000 or 4.8% in 1996 after increasing $213,000 or 1.5% in 1995.

   A reduction in FDIC expense in 1996 of $439,000 contributed significantly to minimizing the 1996 increase. The Corporation incurred legal and professional expenses totaling $595,000 related to the pending merger with Park National Corporation as discussed in Note 20. Occupancy expenses increased in 1996 by $249,000 or 11.7%, attributed largely to increased occupancy costs at the Main Office branch of First-Knox. Salaries and employee benefits were higher in 1996 by $145,000 or 2.0%, while on a net basis, all other expenses were down $269,000 or 4.8%.

   A reduction in FDIC insurance expense of $403,000 in 1995 contributed significantly to the small total increase in non-interest expenses over 1994. Occupancy expenses increased in 1995 by $296,000 or 16.22% principally related to the Main Office expan-


                                      45              First-Knox Banc Corp. 26

TABLE II - AVERAGE BALANCES AND ANALYSIS OF NET INTEREST INCOME

                                             1996                          1995                           1994
                                 ----------------------------   -----------------------------  ----------------------------
                                                     AVERAGE                        AVERAGE                        AVERAGE
                                  AVERAGE   INCOME/   YIELD/     AVERAGE   INCOME/   YIELD/     AVERAGE  INCOME/    YIELD/
(In thousands of dollars)         BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE     BALANCE  EXPENSE      RATE
-------------------------------- ----------------------------   -----------------------------  ----------------------------
SECURITIES:
  Taxable....................... $ 99,143  $  6,606     6.66%   $ 82,390  $  5,214     6.33%   $ 81,549 $  4,477      5.49%
  Non-taxable (1)...............   51,782     4,390     8.48      49,889     4,288     8.60      50,024    4,242      8.48
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   Total .......................  150,925    10,996     7.29     132,279     9,502     7.18     131,573    8,719      6.63
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
LOANS (2):
  Commercial (1)................  103,486    10,031     9.69      95,629     9,411     9.84      94,468    8,021      8.49
  Real estate...................  161,505    13,201     8.17     146,803    11,941     8.13     137,409   10,947      7.97
  Consumer (3)..................   74,560     7,814    10.48      71,827     7,625    10.62      66,284    6,444      9.72
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   Total .......................  339,551    31,046     9.14     314,259    28,977     9.22     298,161   25,412      8.52
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
MONEY MARKET INVESTMENTS:
  Federal funds sold............    5,625       265     4.71       3,911       220     5.63       2,316       77      3.32
  Interest-bearing deposits
   with banks...................    1,336        66     4.94         157         8     5.10          60        2      3.33
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   Total .......................    6,961       331     4.76       4,068       228     5.60       2,376       79      3.31
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   TOTAL EARNING ASSETS ........  497,437    42,373     8.52%    450,606    38,707     8.59%    432,110   34,210      7.91%
                                           --------                       --------                      --------
  Loan allowance  ..............   (4,298)                        (3,983)                        (3,784)
  Other assets..................   34,590                         30,154                         27,902
                                 --------                       --------                       --------
   TOTAL ASSETS   .............. $527,729                       $476,777                       $456,228
                                 ========                       ========                       ========

INTEREST-BEARING DEPOSITS:
  Savings and interest-bearing
  demand deposits............... $143,825     3,502     2.43%   $150,095     4,029     2.68%   $161,812    4,072      2.52%
  Time deposits.................  224,541    12,924     5.76     193,554    11,129     5.75     172,148    7,728      4.49
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   Total .......................  368,366    16,426     4.46     343,649    15,158     4.41     333,960   11,800      3.53
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
BORROWED FUNDS:
  Short-term....................   13,043       585     4.49       6,196       390     6.29       9,153      349      3.81
  Long-term.....................   46,497     2,800     6.02      33,413     1,951     5.84      27,246    1,478      5.42
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   Total .......................   59,540     3,385     5.69      39,609     2,341     5.91      36,399    1,827      5.02
                                 --------  --------     ----    --------  --------     ----    -------- --------      ----
   TOTAL INTEREST-BEARING
     LIABILITIES ...............  427,906    19,811     4.63     383,258    17,499     4.57     370,359   13,627      3.68
                                           --------                       --------                      --------

  Non-interest bearing
   demand deposits..............   48,041                         47,023                         44,722
                                 --------                       --------                       --------
  Total Interest-Bearing
   Liabilities and Demand
   Deposits ....................  475,947    19,811     4.16     430,281    17,499     4.07     415,081   13,627      3.28
                                           --------                       --------                      --------
  Other liabilities.............    4,146                          3,106                          1,248
                                 --------                       --------                       --------
   Total Liabilities ...........  480,093                        433,387                        416,329
  Shareholders' equity..........   47,636                         43,390                         39,899
                                 --------                       --------                       --------
   TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY ........ $527,729                       $476,777                       $456,228
                                 ========                       ========                       ========

   INTEREST SPREAD .............           $ 22,562    3.89%              $ 21,208     4.02%            $ 20,583      4.23%
                                           ========                       ========                      ========

  AS A PERCENTAGE OF EARNING ASSETS:
   INTEREST INCOME .............                       8.52%                           8.59%                          7.91%
   INTEREST EXPENSE ............                       3.98                            3.88                           3.15
                                                       ----                            ----                           ----
   NET INTEREST INCOME .........                       4.54%                           4.71%                          4.76%
                                                       ====                            ====                           ====

(1) Income is computed on a fully-taxable equivalent basis utilizing a 34% tax rate. The amount of such adjustment was:

                                   1996    1995     1994
                                 ------  ------   ------

   Non-taxable securities.....   $1,493  $1,496   $1,442
   Commercial loans...........      101     123      174
                                 ------  ------   ------
                                 $1,594  $1,619   $1,616
                                 ======  ======   ======

(2)  Non-accruing loans are included in the average balances presented.
(3)  Includes balances outstanding under home equity lines of credit.


                                      46                 27 1996 Annual Report
sion of First-Knox. Salaries and employee benefits were higher in 1995 compared to 1994 by $325,000 or 4.81%, while on a net basis all other expenses were down $8,000 or 0.16%.

INCOME TAXES

   Income tax expenses of $2,008,000, $1,565,000 and $1,267,000 were recorded in 1996, 1995 and 1994, respectively, representing 25.0%, 21.5% and 19.7% of income before taxes for each of the respective years. The effective tax rates are all lower than the statutory rate of 34%. Tax-exempt income from obligations of states and political subdivisions and non-taxable loans is the primary cause of these deviations from statutory rates. The Corporation does not plan to significantly increase its holdings of tax-exempt obligations during 1997. Tax exempt income from securities and loans represented 39.6%, 41.7% and 48.7% of income before income taxes in 1996, 1995 and 1994, respectively. As a percentage of average earning assets, average non-taxable balances were approximately 11.3%, in 1996, 12.9% in 1995, and 8.0% in 1994.


FINANCIAL CONDITION

   Consolidated total assets were $573.8 million at the end of 1996 after recording growth of $76.9 million or 15.5% during 1996. This growth was funded primarily by FHLB advances which increased by $39.3 million and deposits which grew by $26.7 million. These new FHLB advances were used to purchase securities during the third quarter of 1996. Loans increased by $31.2 million, and securities increased by $45.4 million during 1996. Short-term borrowings increased by $16.9 million which included the addition of a $10 million FHLB advance.

SECURITIES

   The consolidated securities portfolio increased by $45.4 million or 34.4% during 1996. Most of this growth was fueled by an investment program initiated during the third quarter of 1996 which utilized $40 million of FHLB advances as a funding source for purchasing mortgage-backed securities. Mortgage-backed securities represented 31.0% and 28.3% of the total securities portfolio at year end 1996 and 1995, respectively. Treasury securities decreased from 21.4% of total securities at the end of 1995 to 17.3% at the end of 1996.


TABLE III - RATE AND VOLUME ANALYSIS OF CHANGES
IN INTEREST INCOME AND INTEREST EXPENSE

                                                                     1996-1995                         1995-1994
                                                           -----------------------------    ------------------------------
                                                           CHANGE IN                        CHANGE IN
                                                             INCOME/      RATE    VOLUME      INCOME/       RATE    VOLUME
(In thousands of dollars)                                    EXPENSE    EFFECT    EFFECT      EXPENSE     EFFECT    EFFECT
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST INCOME
  SECURITIES:
   Taxable................................................  $  1,392   $   284   $ 1,108      $   737   $    688   $    49
   Non-taxable (1)........................................       102       (59)      161           46         58       (12)
                                                            --------   -------   -------      -------   --------   -------
    Total.................................................     1,494       225     1,269          783        746        37
                                                            --------   -------   -------      -------   --------   -------
  LOANS:
   Commercial (1).........................................       620      (141)      761        1,390      1,295        95
   Real estate (2)........................................     1,260        59     1,201          994        213       781
   Consumer...............................................       189      (100)      289        1,181        595       586
                                                            --------   -------   -------      -------   --------   -------
    Total.................................................     2,069      (182)    2,251        3,565      2,103     1,462
                                                            --------   -------   -------      -------   --------   -------
  Money market investments (3)............................       103       (28)      131          149         77        72
                                                            --------   -------   -------      -------   --------   -------
    Total interest income.................................     3,666        15     3,651        4,497      2,926     1,571
                                                            --------   -------   -------      -------   --------   -------

CHANGE IN INTEREST EXPENSE
  Savings and interest-bearing demand deposits............      (527)     (364)     (163)         (43)       186      (229)
  Time deposits...........................................     1,795        19     1,776        3,401      2,338     1,063
                                                            --------   -------   -------      -------   --------   -------
   Total deposits.........................................     1,268      (345)    1,613        3,358      2,524       834
  Short-term borrowings...................................       195       (68)      263           41         85       (44)
  Long-term borrowings....................................       849        62       787          473        101       372
                                                            --------   -------   -------      -------   --------   -------
   Total interest expense.................................     2,312      (351)    2,663        3,872      2,710     1,162
                                                            --------   -------   -------      -------   --------   -------
   NET INTEREST INCOME   .................................  $  1,354   $   366   $   988      $   625   $    216   $   409
                                                            ========   =======   =======      =======   ========   =======

(1)Non-taxable income is adjusted to a fully-taxable equivalent basis utilizing a 34% tax rate. The effect of this adjustment is disclosed in Table II.
(2)Real-estate construction loans are included in this amount and represent less than 5% of total real estate loans and less than 2% of total loans for the periods presented. These are principally loans to construct one-to-four-family residential housing.
(3)Primarily related to federal funds sold balances.
   For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.
   Non-accruing loan balances are included for purposes of computing the rate and volume effects, although interest on these balances has been excluded.
   Table II contains the average balances and related interest amounts.


                                      47              First-Knox Banc Corp. 28

As a percentage of the total securities portfolio, municipal securities represented 32.4% at year end 1996 and 41.8% at year end 1995. To provide additional flexibility to meet liquidity and asset/liability management needs, the Corporation reclassified its municipal securities from held to maturity to available for sale. These securities with an amortized cost of $53,407,000 were transferred on December 31, 1995, as allowed by the SFAS 115 implementation guide issued by the Financial Accounting Standards Board. The related unrealized gain of $1.8 million was reflected net of tax as an increase to shareholders' equity.

   The average balances of securities represented 30.3% of average earning assets in 1996, 30.3% in 1995 and 31.0% in 1994. At the end of 1996, the
estimated fair value of all securities exceeded amortized cost by $2.1 million or 1.2%. At the end of 1995, the estimated fair value of all securities exceeded amortized cost by $2.9 million or 2.2%. Approximately 9.0% of the total portfolio will mature in 1997. The average maturity of the security portfolio was 5.5 years in both 1994 and 1995 compared to 6.2 years in 1996. The Corporation's security portfolio contained no derivatives during any period covered by this report. Additional detail regarding securities is included in Table IV.

LOANS

   Loans represented 68.3% of average earning assets in 1996, 69.7% in 1995, and 69.0% in 1994. In terms of full year average balances, loans have grown by 8.0%, 5.4% and 5.2% in 1996, 1995 and 1994, respectively. Residential real estate loans grew by $17.5 million, or 11.4% in 1996, while commercial loans increased by $5.1 million, or 5.0%. Consumer loan balances increased $8.6 million, or 11.4% during 1996.

   While the loan portfolio is the Corporation's highest yielding asset, it also contains the highest risk of loss. The real estate loan portfolio is primarily residential in the north central Ohio area. Real estate construction loans are not a material component of this portfolio. The commercial loan portfolio represents loans to business interests in the north central Ohio area. There is no significant industry concentration with these loans. The consumer loans are composed principally of financing to individuals for vehicles and consumer assets. All of these portfolios could be negatively impacted by an economic downturn in this north central Ohio market area. To mitigate risks associated with the borrower's ability to repay, the Corporation generally requires collateral on loans. To reduce the risk of fluctuating collateral values, the Corporation generally requires down payments on its real estate and consumer loans and scheduled periodic payments on most types of financing. As of December 31, 1996, only 2.2% of total loans were unsecured.

DEPOSITS

   Customer deposits from local markets are the Corporation's primary source of funds. Deposits totaled $430.8 million at the end of 1996, 6.6% higher than a year ago. Based on full year average balances, deposits grew by 6.6% in 1996, 3.2% in 1995 and 3.5% in 1994.


TABLE IV - SECURITIES AVAILABLE FOR SALE

                                                                                                                       TAX
                                                U.S.    FEDERAL   STATE AND   MORTGAGE-                         EQUIVALENT
(In thousands of dollars)                   TREASURY   AGENCIES   POLITICAL  BACKED (2)       OTHER      TOTAL   YIELD (1)
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996 (At fair value)
  Maturity:
     Within one year....................    $  9,028                $ 4,504     $ 2,393              $  15,925       7.15%
     After one year through five years..      21,742    $11,060      10,995      19,830                 63,627       7.27%
     After five years through ten years.                 15,929      19,405      32,806                 68,140       7.94%
     After ten years....................                             22,669                $  7,065     29,734       7.83%
                                            --------    -------     -------     -------    --------  ---------       -----
  Total carrying value..................    $ 30,770    $26,989     $57,573     $55,029    $  7,065  $ 177,426

  Taxable equivalent purchase yield (1).        6.13%      7.57%       8.46%       7.65%       7.00%      7.61%
  Average maturity (in years)...........         1.7        6.5         7.7         5.3        20.0        6.2

                                               U.S.     FEDERAL  STATE AND    MORTGAGE-
(In thousands of dollars)                  TREASURY    AGENCIES   POLITICAL  BACKED (2)       OTHER      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995 (At fair value)
  Total carrying value..................    $ 28,216    $ 6,991     $55,197     $37,294    $  4,290  $ 131,988
  Taxable equivalent purchase yield (1).        5.70%      6.66%       8.58%       7.03%       6.95%      7.36%
  Average maturity (in years)...........         1.3        5.3         8.2         3.0        20.0        5.5

                                                U.S.    FEDERAL  STATE AND    MORTGAGE-
(In thousands of dollars)                   TREASURY   AGENCIES   POLITICAL  BACKED (2)       OTHER      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
  Total carrying value..................    $ 27,420    $ 2,393     $54,750     $42,657    $  3,991  $ 131,211
  Estimated fair value..................    $ 27,420    $ 2,393     $51,847     $42,657    $  3,991  $ 128,308
  Taxable equivalent purchase yield (1).        5.19%      6.89%       8.64%       6.00%       6.42%      6.94%
  Average maturity (in years)...........         1.7        1.1         7.4         2.8        20.0        5.5

(1) Yields are based on historical cost and computed on a fully tax-equivalent basis assuming a tax rate of 34%.
(2) Mortgage-backed securities are reported by expected average maturities. Actual maturities will differ due to scheduled payments and the rights of borrowers to prepay.


                                      48                 29 1996 Annual Report

   The Corporation experienced a shift in the composition of its deposits during 1996. Non-interest bearing demand deposits increased by $0.6 million or 1.1% during 1996 and represented 12.8% of all deposits at year end. Interest bearing demand deposits increased by $9.5 million or 23.8% during 1996 and represented 11.4% of all deposits compared to 9.9% in 1995. Savings deposits declined by $10.9 million or 11.00% during 1996 and represented 20.5% of all deposits compared to 24.5% in 1995. Time deposits increased by $27.5 million or 13.1% during 1996 and represented 55.2% of all deposits compared to 52.1% of deposits in 1995.

BORROWINGS

   The Corporation and its subsidiaries incur short-term borrowings through customer related repurchase agreements, amounts due to the U.S. Treasury and through correspondent banks including the FHLB. These amounts are subject to rapid rate fluctuation and, as described in Note 7, are collateralized by selected securities. Short-term advances with FHLB are collateralized under the same terms, collateral and limitations as the long-term advances which are disclosed in Note 8. Short-term borrowings averaged $13.0 million, $6.2 million, and $9.2 million for 1996, 1995 and 1994, respectively.

   Long-term borrowings at the end of 1996 are comprised of FHLB advances. The amounts and terms of these advances are disclosed in Note 8, along with the collateral required and limitations imposed by the FHLB. These long-term advances increased by $29.3 million in 1996 largely as a part of funding the investment program initiated during the third quarter of 1996 which was designed to leverage more of the Corporation's capital. These long-term advances declined $1.3 million or 3.9% during 1995.

SHAREHOLDERS' EQUITY

   Shareholders' equity totaled $50.0 million at December 31, 1996, compared to $46.7 million at December 31, 1995. At December 31, 1996 and December 31, 1995 the ratio of shareholders' equity to assets was 8.71% and 9.39%, respectively. The Corporation complied with the capital requirements established by the Federal Reserve System at each of those dates. Under the "Prompt Corrective Action" regulations, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). The Corporation meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%, and the absence of any written agreement, order, or directive from a regulatory agency. "Well capitalized" status affords the Corporation the ability to operate with the greatest flexibility under current laws and regulations.

   Cash dividends declared to shareholders of the Corporation in 1996 amounted to $2,536,000, representing an increase of 44.8%


TABLE V - INTEREST RATE SENSITIVITY ANALYSIS

    Interest rate sensitivity measures the exposure of net interest income to possible changes in interest rates. The following interest rate sensitivity table presents the traditional static gap position of First-Knox Banc Corp. at December 31, 1996. The table depicts the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or reprice in accordance with their contractual terms. This table does not, however, necessarily indicate the impact of general interest rate movements on the Corporation's net interest yield because the repricing of various categories of assets and liabilities is subject to competitive factors and customer preferences. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.


                                                              AFTER 1    AFTER 3    AFTER 6
                                                                MONTH     MONTHS     MONTHS
                                                    WITHIN        BUT        BUT        BUT     TOTAL      TOTAL
                                                       ONE     WITHIN     WITHIN     WITHIN    WITHIN      AFTER
(In thousands of dollars)                            MONTH   3 MONTHS   6 MONTHS     1 YEAR    1 YEAR     1 YEAR      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVE ASSETS
  Loans .......................................  $ 128,944  $  17,861  $  27,629  $  48,628  $223,062   $138,778  $ 361,840
  Investment securities and federal funds sold.        823      1,836      2,075      9,154    13,888    108,509    122,397
  Mortgage-backed securities (1)...............      8,509        241         96      1,605    10,451     44,578     55,029
                                                 ---------  ---------  ---------  ---------  ---------  --------  ---------
   TOTAL ......................................    138,276     19,938     29,800     59,387   247,401    291,865    539,266
                                                 ---------  ---------  ---------  ---------  ---------  --------  ---------

INTEREST RATE SENSITIVE LIABILITIES
  Interest-bearing deposits (2)................     62,094     64,173     75,136    128,348   329,751     45,695    375,446
  Borrowings...................................     25,869        180        272     10,558    36,879     50,383     87,262
                                                 ---------  ---------  ---------  ---------  ---------  --------  ---------
   TOTAL  .....................................     87,963     64,353     75,408    138,906   366,630     96,078    462,708
                                                 ---------  ---------  ---------  ---------  ---------  --------  ---------

INTEREST RATE SENSITIVITY GAP .................  $  50,313  $ (44,415) $ (45,608) $ (79,519) $(119,229) $195,787  $  76,558
                                                 =========  =========  =========  =========  =========  ========  =========
CUMULATIVE INTEREST RATE SENSITIVITY GAP .....   $  50,313  $   5,898  $ (39,710) $(119,229) $(119,229) $ 76,558
                                                 =========  =========  =========  =========  =========  ========
INTEREST RATE SENSITIVITY GAP RATIO ...........      1.57x       .31x       .40x       .43x      .67x      3.04x      1.17x
                                                 =========  =========  =========  =========  =========  ========  =========
CUMULATIVE INTEREST RATE SENSITIVITY GAP
  AS A PERCENTAGE OF
  TOTAL INTEREST-EARNING ASSETS ...............      9.33%      1.09%    (7.36)%   (22.11)%  (22.11)%     14.20%     14.20%
                                                 =========  =========  =========  =========  =========  ========  =========

(1) Mortgage-backed securities are included at the earlier date of repricing or average maturity, such maturity giving effect to prepayment estimates.
(2) Interest-bearing demand deposits and savings accounts are included in the total amount to be repriced within one year.


                                      49              First-Knox Banc Corp. 30
over 1995 and 42.0% of 1996 net income. This payout ratio in 1996 was higher than the average payout ratio during the previous five years which ranged from 26% to 31%. Dividends paid to the Corporation by the subsidiary banks are the primary source of funds for payment of dividends to the Corporation's shareholders. Regulatory restrictions on the dividends from the subsidiary banks are described in Note 14 of the consolidated financial statements.

LIQUIDITY

   Liquidity refers to the ability to meet cash flow needs which, in the banking industry, refers to the ability to fund customer borrowing needs as well as deposit withdrawals. Assets such as cash and non-interest bearing deposits with banks, federal funds sold, maturing securities, and loan repayments are the Corporation's principal sources of liquidity. Access to FHLB advances, described elsewhere in this report, is a supplemental source to meet liquidity needs. Operating activities provided cash of $7.9 million, $7.4 million and $5.8 million in 1996, 1995 and 1994, respectively. Cash and cash equivalents increased from $20.4 million at December 31, 1995 to $20.8 million at December 31, 1996. Refer to the consolidated statements of cash flows for a summary of the sources and uses of cash in 1996, 1995 and 1994. Taking into account the capital adequacy, profitability, and reputation maintained by the Corporation, the available liquidity sources are considered adequate to meet the current and projected needs.

FAIR VALUES OF FINANCIAL INSTRUMENTS

   The Corporation disclosed the estimated fair value and related carrying values of its financial instruments at December 31, 1996 and 1995 in Note 16 of the consolidated financial statements.

   While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the Corporation to have liquidated such items, the estimated fair values would necessarily have been realized. The methodologies utilized in evaluating the estimated fair values at December 31, 1996 and 1995 were consistently applied. The estimated fair values at December 31, 1996 and 1995, should not be considered to apply at subsequent dates.

   Other assets and liabilities of the Corporation that are not defined as financial instruments under SFAS 107 "Fair Values of Financial Instruments," are not included in this disclosure. These would include, among others, such items as property and equipment, financing leases, and the intangible value of the Corporation's customer base and profit potential.

IMPACT OF INFLATION AND CHANGING PRICES

   The consolidated financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results primarily in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Nearly all the assets and liabilities of the Corporation are financial, unlike most industrial companies. As a result, the Corporation's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Corporation's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on the Corporation's performance. Changes in interest rates do not necessarily fluctuate in the same manner and to the same extent as changes in the price of goods and services.

NEW ACCOUNTING PRONOUNCEMENT

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements has not yet been determined.

PENDING MERGER

   As discussed in Note 20, on October 28, 1996, the Corporation entered into an Agreement and Plan of Merger ("Agreement") with Park National Corporation ("Park National"), a bank holding company headquartered in Newark, Ohio, whereby Park National will acquire First-Knox Banc Corp. Under the terms of the Agreement, Park National will exchange approximately 0.5914 shares of Park National common stock for each outstanding share of First-Knox Banc Corp. in a tax free exchange. Park National expects to issue an aggregate of 2,345,000 shares of common stock to complete the merger which is expected to be accounted for as a pooling-of-interests. The exact exchange ratio will be determined by a formula that is based upon, among other things, the market price of Park National common stock and the number of shares of First-Knox Banc Corp. common stock outstanding or subject to options prior to closing. The transaction is valued at approximately $31.34 per share of First-Knox Banc. Corp common stock, or approximately $124.3 million based on the $53.00 closing price of Park National common stock on December 31, 1996. The transaction is subject to certain conditions including regulatory approval and the approval of the shareholders of First-Knox Banc Corp. and Park National.

                                      50                 31 1996 Annual Report

TABLE VI - TEN YEARS OF PROGRESS STATEMENT SUMMARY

                                      1996      1995     1994     1993      1992      1991      1990     1989     1988       1987
------------------------------------------------------------------------------------------------------------------------------------
 Shareholders' Equity ($000)....... $ 49,975 $ 46,659 $ 40,832  $ 38,423  $ 30,115  $ 27,144 $ 24,586 $ 22,290  $ 20,198  $ 18,298
 Book Value Per Share..............    13.31    12.49    10.70     10.14      9.20      8.31     7.53     6.83      6.19      5.60
 Fully-Diluted Earnings Per Share .     1.59     1.50     1.34      1.27      1.12      1.01      .93      .88       .82       .73
 Cash Dividends ($000).............    2,536    1,751    1,527     1,302     1,051       973      927      856       786       721
 Stock Dividend/Split..............        5%     100%       5%        5%        5%        5%      60%       5%        5%        5%
 Banking Offices...................       12       12       12        12        12        12       12       12         9         8
 Total Staff.......................      250      256      264       251       245       239      250      243       230       210


CONSOLIDATED BALANCE SHEET SUMMARY
(In thousands of dollars)             1996     1995     1994      1993      1992      1991      1990     1989     1988        1987
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Cash & Due from Banks............. $ 20,847 $ 17,012 $ 18,110  $ 16,158  $ 14,687  $ 11,824 $ 12,628 $ 13,538  $ 11,389  $  8,489
 Investments.......................  177,426  131,988  131,211   110,947   106,268   100,953   94,434  100,020    86,747    86,494
 Federal Funds Sold................             3,400             12,700     3,850     7,800    8,050    4,950     1,900     2,400
 Total Loans.......................  361,840  330,641  304,168   290,908   276,437   261,554  248,110  223,076   195,182   166,276
 Less Allowance for Loan Losses....   (4,545)  (4,166)  (3,876)   (3,597)   (3,162)   (2,905)  (2,715)  (2,338)   (1,980)   (1,748)
 Net Loans.........................  357,295  326,475  300,292   287,311   273,275   258,649  245,395  220,738   193,202   164,528
 Bank Premises and Equipment.......   10,791   10,993   10,035     6,200     4,939     5,073    5,300    5,387     4,351     3,807
 Other Assets......................    7,404    7,031    7,543     6,098     6,586     7,445    8,264    9,084     7,084     7,208
  TOTAL ........................... $573,763 $496,899 $467,191  $439,414  $409,605  $391,744 $374,071 $353,717  $304,673  $272,926

LIABILITIES
 Demand Deposits................... $104,703 $ 94,588 $ 93,709  $ 91,384  $ 86,394  $ 68,162 $ 66,222 $ 64,169  $ 58,170  $ 53,930
 Savings Deposits..................   88,258   99,133  109,675   115,587   112,619   100,093   80,285   80,430    68,838    69,419
 Other Time Deposits...............  237,802  210,346  173,796   171,206   163,281   178,665  186,122  172,258   144,160   119,321
 Total Deposits....................  430,763  404,067  377,180   378,177   362,294   346,920  332,629  316,857   271,168   242,670
 Long-Term Debt....................   62,375   33,415   34,720     5,900     5,159     5,300    5,370    5,440     2,510     2,580
 Other Liabilities.................   30,650   12,758   14,459    16,914    12,037    12,380   11,486    9,130    10,797     9,378
 Total Deposits and Other
 Liabilities.......................  523,788  450,240  426,359   400,991   379,490   364,600  349,485  331,427   284,475   254,628
 Shareholders' Equity..............   49,975   46,659   40,832    38,423    30,115    27,144   24,586   22,290    20,198    18,298
  TOTAL ........................... $573,763 $496,899 $467,191  $439,414  $409,605  $391,744 $374,071 $353,717  $304,673  $272,926


CONSOLIDATED STATEMENT OF INCOME SUMMARY
(In thousands of dollars)             1996     1995     1994      1993      1992      1991      1990     1989     1988        1987
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and Fees on Loans........ $ 30,945 $ 28,854 $ 25,238  $ 24,960  $ 25,448  $ 27,214 $ 26,414 $ 23,775  $ 19,422  $ 16,636
 Interest and Dividends Earned
  on Total Securities..............    9,503    8,006    7,277     6,124     6,960     8,021    8,012    7,295     6,400     6,363
 Federal Funds Sold................      331      228       79       208       301       646      860      550       326       363
  TOTAL INTEREST INCOME ...........   40,779   37,088   32,594    31,292    32,709    35,881   35,286   31,620    26,148    23,362
INTEREST EXPENSE
 Interest on Deposits..............   16,426   15,158   11,800    12,023    15,157    19,720   20,735   18,539    14,651    12,959
 Interest on Borrowed Money........    3,385    2,341    1,827       674       904     1,016      914      973       715       657
  TOTAL INTEREST EXPENSE ..........   19,811   17,499   13,627    12,697    16,061    20,736   21,649   19,512    15,366    13,616
 NET INTEREST INCOME ..............   20,968   19,589   18,967    18,595    16,648    15,145   13,637   12,108    10,782     9,746
 Provision for Credit Losses.......     (774)    (584)    (638)   (1,124)   (1,394)   (1,066)    (957)    (911)     (785)     (400)
 Other Income......................    3,428    3,127    2,747     2,465     2,452     2,389    2,005    1,716     1,685     1,777
 Other Expenses....................  (15,578) (14,858) (14,645)  (13,827)  (12,584)  (12,022) (10,649)  (9,427)   (8,379)   (8,268)
 INCOME BEFORE FEDERAL INCOME TAXES    8,044    7,274    6,431     6,109     5,122     4,446    4,036    3,486     3,303     2,855
 Federal Income Taxes..............   (2,008)  (1,565)  (1,267)  ( 1,443)   (1,171)     (915)    (813)    (537)     (616)     (451)
  NET INCOME ......................  $ 6,036 $  5,709 $  5,164  $  4,666  $  3,951  $  3,531 $  3,223 $  2,949  $  2,687  $  2,404

   Per share data is restated for stock dividends and stock splits.

                                      51              First-Knox Banc Corp. 32

                                1996 DIRECTORS

FIRST-KNOX BANC CORP,
DIRECTORS

 Philip H. Jordan, Jr.,
  Chairman of the Board, Retired President,  Kenyon College
 Maureen Buchwaid,
  Vice-President, Ariel Corporation
 James J, Cullers,
  Lawyer, Zelkowitz, Barry & Cullers
 Robert S. Gregg,
  President, Phoenix Holding Company
 James E. McClure,
  Retired President, McClure Motors, Inc.
 James A. McElroy,
  Chairman of The Board, AMG Industries
 John D. Minor,
  Consultant
 Noel C. Parrish,
  President, NOE, Inc.
 Alan Riedel,
  Retired Vice Chairman, Cooper Industries
 Kenneth W. Stevenson,
  Retired President, Cooper Energy Services
 Carlos E. Watkins,
  President and Chief Executive Officer, First-Knox National Bank, President and Chief Executive Officer


FIRST-KNOX NATIONAL
BANK DIRECTORS

 Philip H. Jordan, Jr.,
  Chairman of the Board, Retired President,  Kenyon College
 Maureen Buchwaid,
  Vice-President, Ariel Corporation
 James J, Cullers,
  Lawyer, Zelkowitz, Barry & Cullers
 William B. Levering,
  Secretary and Treasurer Inc., Levering Management, Inc.
 James A. McElroy,
  Chairman of the Board, AMG Industries
 Noel C. Parrish,
  President, NOE, Inc.
 Mark R. Ramser,
  President, Ohio Cumberland Gas Co.
 R. Dan Snyder,
  Director, Snyder Funeral Homes, Inc.
 Kenneth W. Stevenson,
  Retired President, Cooper Energy Services
 Carlos E. Watkins,
  President and Chief Executive Officer, First-Knox National Bank


DIRECTORS EMERITI

 Robert S. Gregg
 Robert B. Lantz
 John B. Minor
 J. Robert Purdy
 William A. Stroud
 Stephen P. Upham Jr.


FARMERS AND SAVINGS BANK
DIRECTORS

 James E. McClure,
  Chairman of the Board, Retired President McClure Motors, Inc.
 Patricia A. Byerly,
  Vice President and Secretary, Byerly Funeral Home, Inc.
 L. Eugene Byers,
  DVM, Owner, Byland Animal Hospital and Farms
 Dwight D, Mathias,
  President and Chief Executive Officer, Farmers and Savings Bank
 Roger E. Stitzlein,
  General Manager, Loudonville Farmers Equity
 Chris D. Tuttle,
  President, Amish Oak Furniture Company, Inc.
 Gordon E. Yance,
  Vice President and Treasurer, First-Knox Banc Corp.

                                      52                 33 1996 Annual Report

                        OFFICERS AND OFFICE LOCATIONS

FIRST-KNOX BANC CORP.
 OFFICERS
  Carlos E. Watkins, President and Chief Executive Officer
  Gordon E. Yance, Vice President and Treasurer
  Ian Watson, Vice President and Secretary
  Vickie A. Sant, Auditor


FIRST-KNOX NATIONAL
 BANK OFFICERS
  Carlos E. Watkins, President and Chief Executive Officer

 FINANCE, HUMAN RESOURCES, AND BRANCH ADMINISTRATION
  Gordon E. Yance, Vice President and Chief Financial Officer
  Kathy K. Blackburn, Vice President, Human Resources
  Vickie A. Sant, Auditor
  Lynn B. Fawcett, Comptroller
  Emily P. Shaffer, Assistant Vice President
  Rebecca A. Brownfield, Administrative Officer

 OPERATIONS, DEPOSITS AND INVESTMENTS
  Ian Watson, Vice President and Secretary
  Cheri L. Butcher, Assistant Vice President
  Bruce B. Hite, Assistant Vice President and Security Officer
  Diana L. Doerr, Administrative Officer
  Rebecca K. Rodeniser, Operations Officer
  Betty L. Mossholder, Administrative Officer

 CREDIT ADMINISTRATION
  Lawrence A. Dailey, Vice President, Senior Credit Policy and Control Officer
  W. Douglas Leonard, Vice President and Senior Retail Loan Officer
  Louis G. Petros, Vice President and Senior Commercial Loan Officer
  James E. Brinker, Vice President and Commercial Loan Officer
  William C. Brunka, Vice President, Retail Loan and Compliance Officer
  Mark P. Leonard, Vice President and Commercial Loan Officer
  David R. Ewart, Assistant Vice President and Commercial Loan Officer Charlene V. Beckley, Assistant Vice President, Card Services
  Eritt A. Coon, Administrative Loan Officer
  Joan M. Stout, Senior Mortgage Underwriter
  Christopher D. Anderson, Administrative Officer
  Julie  A. Cline, Mortgage Loan Officer
  Kimberly J. Peck, Mortgage Loan Officer
  Anita K. Earlywine, Administrative Officer
  Valerie J. Smith, Administrative Officer

 TRUST
  David R. Irvin, Vice President and Trust Officer
  Mark B. Iverson, Trust Officer
  Mary T. Collins, Trust Officer

 MARKETING
  J. Curtis Cree, Vice President and CRA Officer
  Barbara A. Barry, Assistant Vice President

BRANCH OFFICE DIVISION
 MAIN OFFICE
  Frederick T. Baldeschwiler, Assistant Vice President and Manager Patti J. Frazee, Assistant Manager

 COSHOCTON AVENUE
  Deborah K. Steinhauser, Assistant Vice President and Manager
  Nancy L. Rice, Assistant Manager

 BELLVILLE
  Debra E. Holiday, Manager
  Diana R. Wagner, Assistant Manager

 CENTERBURG
  Sharon A. Dailey, Assistant Vice President and Manager
  Ella E. Altizer, Assistant Manager

 DANVILLE
  Cynthia L. Rhodes, Manager
  Patty S. Durbin, Assistant Manager

 EDISON
  J. Blair Strain, Manager

 FREDERICKTOWN
  Ronald L. McMillan, Assistant Vice President and Manager
  Marilyn L. Reed, Assistant Manager

 LEXINGTON
  Jennifer S. Mack, Manager

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

FIRST-KNOX NATIONAL
BANK OFFICES

 MAIN OFFICE
  One South Main Street
  Mount Vernon 43050
  614/399-5500

 COSHOCTON AVENUE
  810 Coshocton Avenue
  Mount Vernon 43050
  614/397-5551

 BELLVILLE
  154 Main Street
  Bellville 44813
  419/886-3711

 CENTERBURG
  35 West Main Street
  Centerburg 43011
  614/625-6136

 DANVILLE
  Public Square
  Danville 43014
  614/599-6686

 EDISON
  504 West High Street
  Mount Gilead 43338
  419/947-4686

 FREDERICKTOWN
  137 North Main Street
  Fredericktown 43019
  614/694-2015

 LEXINGTON
  10 Plymouth Street
  Lexington 44904
  419/884-3005

 MILLERSBURG
  60 West Jackson Street
  Millersburg 44654
  330/674-2610

 MOUNT GILEAD
  17 West High Street
  Mount Gilead 43338
  419/946-9010

FARMERS AND SAVINGS
BANK OFFICES

 LOUDONVILLE
  120 North Water Street
  Loudonville 44842
  419/994-4115

 PERRYSVILLE
  112 North Bridge Street
  Perrysville 44864
  419/938-5622

                                      53              First-Knox Banc Corp. 34

                           SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
        The Corporation's headquarters are located at: P.O. Box 871, One South Main Street, Mount Vernon, Ohio 43050, phone: 614/399-5500, 800/837-5266.

SPECIAL SHAREHOLDERS' MEETING
        The Special Shareholders' Meeting of First-Knox Banc Corp. will be held on Wednesday, April 23, 1997, at 3:30 p.m. local time, at the Dan Emmett Conference Center, 150 Howard Street, Mount Vernon, Ohio.

TRANSFER AGENT AND REGISTRAR
        First-Knox National Bank, P.O. Box 871, One South Main Street, Mount Vernon, Ohio 43050

INDEPENDENT AUDITORS
        Crowe, Chizek and Company LLP, Columbus, Ohio

CORPORATE COUNSEL
        Vorys, Sater, Seymour and Pease, Columbus, Ohio

FORM 10-K AND OTHER FINANCIAL INFORMATION
        A copy of First-Knox Banc Corp.'s Annual Report Form 10-K for the period ending December 31, 1996, may be obtained by shareholders without charge upon written request to Ian Watson, Vice President and Secretary, First-Knox Banc Corp., P.O. Box 871, One South Main Street, Mount Vernon, Ohio 43050.

COMMON STOCK LISTING
        The common shares of First-Knox Banc Corp. are traded on the Nasdaq National Market under the symbol FKBC.

MARKET MAKERS
        McDonald & Company Securities, Inc., Cleveland, Ohio
        The Ohio Company, Columbus, Ohio
        Sweney Cartwright & Co. Columbus, Ohio

WEB SITE
        For up-to-date information, visit our Web site at www.firstknox.com


                                                   [FIRST-KNOX BANC CORP. LOGO]

                                      54                 35 1996 Annual Report